As filed with the Securities and Exchange Commission on March 31, 2005

Registration No. 333-121556,

333-121556-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DENNY’S HOLDINGS, INC. (Exact name of registrant as specified in its charter)	DENNY’S CORPORATION (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)

5812 (Primary Standard Industrial Classification Code Number)	5812 (Primary Standard Industrial Classification Code Number)

22-3004358 (I.R.S. Employer Identification Number)	13-3487402 (I.R.S. Employer Identification Number)

203 East Main Street

Spartanburg, South Carolina 29319-0001

(864) 597-8000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Rhonda J. Parish

Executive Vice President, Chief Administrative Officer,

General Counsel and Secretary

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319-1000

Telephone:  (864) 597-8000

Fax:  (864) 597-8327

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Gary C. Ivey

Catherine A. Meeker

Alston & Bird LLP

Bank of America Plaza, Suite 4000

101 S. Tryon Street

Charlotte, North Carolina 28202

Telephone:  (704) 444-1000

Fax:  (704) 444-1111

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)(5)
10% Senior Notes due 2012	$175,000,000	100%	$175,000,000	$20,598
Guarantee of Notes	$175,000,000	(3)	(3)	(4)
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f), based upon the book value of such securities.
(2)	The registration fee for the securities offered hereby has been calculated under Rule 457(f)(2) of the Securities Act.
(3)	No separate consideration will be received for the guarantees.
(4)	Pursuant to Rule 457(n), no registration fee is required for the guarantees.
(5)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2005

PROSPECTUS

DENNY’S HOLDINGS, INC.

Offer to Exchange $175,000,000 of its

10% Senior Notes Due 2012,

Registered under the Securities Act,

for $175,000,000 of its Outstanding Unregistered

10% Senior Notes Due 2012

The exchange offer will expire at 5:00 p.m.,

New York City time, on Monday, May 2, 2005, unless extended.

•	We are offering to exchange $175,000,000 aggregate principal amount of 10% senior notes due October 1, 2012, registered under the Securities Act of 1933, as amended (the “Securities Act”), which are referred to in this prospectus as the new notes, for all $175,000,000 aggregate principal amount of outstanding unregistered 10% senior notes due October 1, 2012, which are referred to in this prospectus as the old notes. We use the term “notes” to refer to both the old notes and the new notes.

•	The terms of the new notes will be substantially identical to the old notes, which we issued on October 5, 2004, except that the new notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The old notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act.

•	We will pay interest on the notes semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2005.

•	The old notes are, and the new notes will be, irrevocably, fully and unconditionally guaranteed on a senior basis by our parent, Denny’s Corporation.

•	Subject to the terms of the exchange offer, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Summary of Certain United States Federal Tax Considerations.”

•	We will not receive any proceeds from the exchange offer and the issuance of the new notes under the exchange offer will not result in any increase in our outstanding debt.

•	We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems.

Investing in the new notes involves risks. You should consider carefully the risk factors beginning on page 14 of this prospectus before tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes if the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2005

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain a copy of the information incorporated by reference into this prospectus by following the procedures described under the caption “Where You Can Find More Information” contained elsewhere in this prospectus. In addition, we will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone to whom we provide this prospectus. Written or telephone requests should be directed to Rhonda J. Parish, Denny’s Corporation, 203 East Main Street, Spartanburg, South Carolina, 29319-0001 at (864) 597-8000.

You must request documents no later than five business days before you make your investment decision concerning our securities to obtain timely delivery of these documents. In addition, you must request this information by April 25, 2005 or at least five business days in advance of the expiration of the exchange offer.

This prospectus is a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from us as indicated above or from the Commission upon payment of the fees prescribed by the Commission. See “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell, or soliciting an offer to buy, any of the securities offered by this prospectus in any jurisdiction where the exchange offer is not permitted.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements about the exchange offer and our financial condition, results of operations, cash flows, financing plans, business strategies, operating efficiencies, capital and other expenditures, competitive positions, growth opportunities, plans and objectives of management, markets for our debt securities and other matters which reflect management’s best judgment based on factors currently known. These forward-looking statements involve risks and uncertainties. The words “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” or similar expressions, or the negative of these terms or expressions, are intended to identify these forward-looking statements, but some of these statements use other phrasing. In addition, any statement in this prospectus, or incorporated by reference herein, that is not a historical fact is a “forward-looking statement.” Except as may be required by law, we expressly disclaim any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, among others:

•	competitive pressures from within the restaurant industry;

•	the level of success of our operating initiatives and advertising and promotional efforts, including the initiatives and efforts specifically mentioned in, or incorporated by reference into, this prospectus;

•	adverse publicity;

•	changes in business strategy or development plans;

•	terms and availability of capital;

•	regional weather conditions;

•	overall changes in the general economy, particularly at the retail level; and

•	other factors included in the sections containing the forward-looking statements, including the section entitled “Risk Factors” in this prospectus.

INDUSTRY AND MARKET DATA

Some of the industry and market data contained in this prospectus are based on independent industry publications and other publicly available information. Although we believe that these independent sources are reliable, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the industry and market data contained in this prospectus, and our beliefs and estimates based on such data, may not be reliable.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Denny’s and Grand Slam Breakfast. This prospectus also includes trademarks, service marks and trade names of other companies.

SUMMARY

The following summary highlights certain material information contained or incorporated by reference in this prospectus but does not contain all the information that may be important to you. For a more complete understanding of the exchange offer and the notes, we encourage you to read this entire document and the other documents to which we have referred herein. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless the context indicates otherwise, references to “Denny’s,” the “Company,” “we,” “us” or “our” refer to Denny’s Holdings, Inc., and our predecessors and subsidiaries, and where the context requires, our parent, Denny’s Corporation, and its predecessors and subsidiaries; references to “Denny’s Holdings” refer to Denny’s Holdings, Inc. The fiscal years ended December 27, 2000, December 26, 2001, December 25, 2002, December 31, 2003 and December 29, 2004 are referred to herein as 2000, 2001, 2002, 2003 and 2004, respectively.

The Company

Denny’s is America’s largest family-style restaurant chain in terms of market share and number of units. Denny’s, through its wholly owned subsidiary, Denny’s, Inc., owns and operates the Denny’s restaurant brand. At December 29, 2004, the Denny’s brand consisted of 1,603 restaurants, 553 of which are company-owned and operated and 1,050 of which are franchised/licensed restaurants. These Denny’s restaurants operated in 49 states, the District of Columbia, two U.S. territories and four foreign countries, with concentrations in California (25% of total restaurants), Florida (11%) and Texas (9%).

Denny’s restaurants generally are open 24 hours a day, 7 days a week. This “always open” operating platform is a distinct competitive advantage. We provide high quality menu offerings, generous portions at reasonable prices with friendly and efficient service in a pleasant atmosphere. Denny’s expansive menu offers traditional American-style food such as breakfast items, appetizers, sandwiches, dinner entrees and desserts. Denny’s sales are broadly distributed across each of its dayparts (i.e., breakfast, lunch, dinner and late night); however, breakfast items account for the majority of Denny’s sales.

In February 2001, Nelson Marchioli became President and Chief Executive Officer of Denny’s Corporation. Under Mr. Marchioli’s leadership, we instituted an aggressive turnaround strategy, emphasizing the inherent strength of the Denny’s brand. We divested our other restaurant brands, Coco’s and Carrows, in July 2002, completing our transition from a multi-brand holding company in the 1990’s to a restaurant operating company focused on Denny’s. We also began to implement various initiatives to enhance our operating and financial performance which involved (i) improving execution of operations, (ii) rationalizing and revitalizing our store base, (iii) improving product offerings, (iv) strengthening our franchise system and (v) improving our capital structure.

Recapitalizing Denny’s Balance Sheet

The offering of the old notes was part of a larger recapitalization of our balance sheet intended to reduce interest expense, extend debt maturities and increase our financial flexibility. The recapitalization consisted of the following transactions and the use of proceeds therefrom as described below, which we refer to collectively in this prospectus as the “Refinancing Transactions.”

Private Placement.  In July 2004, Denny’s Corporation received approximately $92 million from a private placement of shares of its common stock (the “Private Placement”), which more than doubled its shares outstanding. We used the net proceeds from this issuance principally to repay the $40 million term loan under our then existing senior secured credit facility (the “Old Credit Facility”) and to repurchase a portion of then outstanding senior notes.

New Credit Facilities.  On September 21, 2004, our subsidiaries, Denny’s, Inc. and Denny’s Realty, Inc., entered into new senior secured credit facilities in an aggregate principal amount of $420 million. These facilities consist of a first lien facility and a second lien facility. The new first lien facility consists of a $225 million five-year term loan facility and a $75 million four-year revolving credit facility, of which $45 million is available for the issuance of letters of credit (the “New First Lien Facility”). The second lien facility consists of an additional $120 million six-year term loan facility (the “Second Lien Facility,” and together with the New First Lien Facility, the “New Credit Facilities”). The New Credit Facilities are secured by substantially all of our assets and guaranteed by Denny’s Corporation, Denny’s Holdings and all of their subsidiaries.

The Offering of the Old Notes.  On October 5, 2004, Denny’s Holdings issued and sold $175 million of its senior notes due 2012 as described elsewhere in this prospectus, which we are offering to exchange for new notes in the exchange offer. The old notes are, and the new notes will be, guaranteed by Denny’s Corporation.

Tender Offers.  On September 7, 2004, Denny’s Corporation commenced separate tender offers to purchase for cash any and all of the $343.9 million aggregate principal amount of outstanding 11 1/4% Senior Notes Due 2008 of Denny’s Corporation (the “11 1/4 Notes”) and any and all of the $111.7 million aggregate principal amount of outstanding 12 3/4% Senior Notes Due 2007 of Denny’s Corporation and Denny’s Holdings (the “12 3/4% Notes”). The tender offers expired on October 4, 2004.

Denny’s Corporation accepted for payment and paid for approximately $83.2 million aggregate principal amount of the 12 3/4% Notes tendered pursuant to the tender offer for total consideration of approximately $93.3 million (including tender consideration of 106.375%, plus accrued and unpaid interest to date and, with respect to those notes tendered prior to 5:00 p.m. on the consent date, a consent fee of 0.25% of the principal amount). The remaining $28.5 million aggregate principal amount of outstanding 12 3/4% Notes were redeemed for total consideration of approximately $30.3 million (including tender consideration of 106.375% of the principal amount, plus accrued and unpaid interest to date).

Denny’s Corporation accepted for payment and paid for approximately $285.9 million aggregate principal amount of the 11 1/4% Notes tendered pursuant to the tender offer for total consideration of approximately $304.4 million (including tender consideration of 103.75%, plus accrued and unpaid interest to date and, with respect to those notes tendered prior to 5:00 p.m. on the consent date, a consent fee of 0.25% of the principal amount). The remaining $58.0 million aggregate principal amount of outstanding 11 1/4% Notes were redeemed for total consideration of approximately $61.7 million (including tender consideration of 103.75% of the principal amount, plus accrued and unpaid interest to date).

Use of Proceeds.  We used the net proceeds from the Private Placement principally to repay the $40 million term loan under the Old Credit Facility and to repurchase approximately $35.1 million aggregate principal amount of the 11 1/4% Notes and approximately $8.7 million aggregate principal amount of the 12 3/4% Notes. We used the proceeds from borrowings under the New Credit Facilities and proceeds from the offering of the old notes to repay remaining amounts outstanding under the Old Credit Facility, repurchase or redeem the remaining 11 1/4% Notes and 12 3/4% Notes, and pay fees and expenses in connection with the Refinancing Transactions.

For additional information regarding the Refinancing Transactions, please refer to “Refinancing Transactions,” “Use of Proceeds” and “Description of Certain Indebtedness” contained elsewhere in this prospectus.

The diagram below shows our capital structure after completion of the Refinancing Transactions.

Successful Turnaround Program

Mr. Marchioli became President and Chief Executive Officer of Denny’s Corporation in February 2001. Under Mr. Marchioli’s leadership, Denny’s completed the divestiture of the Coco’s and Carrows restaurant brands in July 2002, enabling Denny’s to become a more focused single-concept company. Same-store sales growth for company-owned stores increased from 1.5% for the year ended December 27, 2000 to 5.9% for the year ended December 29, 2004. At the same time, the average guest check for company-owned stores increased from $6.45 to $7.23 and average weekly guest count for those stores increased from 3,997 to 4,386. We implemented this turnaround through the following strategies:

•	Improving Execution of Operations. In 2000, our restaurant operations were inconsistent in critical areas such as service, food and cleanliness. As part of our turnaround program, we began a series of “back to basics” initiatives to enhance the customer experience through enhanced food quality, faster service, cleaner restaurants and improved hospitality. In addition, we focused on instilling a culture of accountability driven by increasing reporting and analytics, and rewarding performance with monthly and quarterly incentive bonuses.

•	Rationalizing and Revitalizing Our Store Base. Since January 2001, we have aggressively closed underperforming stores while at the same time investing capital in our ongoing restaurant portfolio. Since then, we have closed 122 company-operated units and our franchisees have closed 217 franchised units. By closing underperforming stores and improving execution at more profitable units, we have significantly enhanced the quality of our restaurant portfolio. At the same time, we have pursued an aggressive remodeling program to upgrade the quality of our restaurant facilities.

•	Improving Product Offerings. We have upgraded the taste and quality of our menu as evidenced by our improving customer feedback scores. In addition, we have moved aggressively to launch new products across the menu, including items for health conscious customers and a new kids’ menu. In August 2003, we introduced our “abundant value” breakfasts at a value price point of $4.99. These “abundant value” breakfasts provide a large quantity of food at an attractive price point and have been well received by our customers. These successful promotions have resulted in a significant shift in our menu mix to the $4.99 offerings and away from the lower priced and less profitable Grand Slam breakfast.

•	Strengthening Our Franchise System. Over the last several years, we have significantly increased the breadth of our franchisee base, which is no longer dominated by a small number of large franchisees as it was in the late 1990s. In addition, we have instilled a culture of accountability among our franchisees. For example, we have increased enforcement of remodeling requirements of franchisee restaurants and compliance with other brand standards. We believe that compliance with these policies has improved the physical appearance of our store base and customers’ perception of the Denny’s brand. We do not finance or guarantee any franchisee borrowings or otherwise provide financial assistance to our franchisees. As a result of our diligent management of franchise receivables, we have had minimal bad debt expense.

•	Improving our Capital Structure. The Refinancing Transactions were intended to simplify our capital structure, extend debt maturities and increase our financial flexibility while at the same time lowering our annual interest expense. After giving effect to the Refinancing Transactions, we have no material debt amortization requirements until the term loan portion of our New First Lien Facility matures in 2009. Because we have lowered debt service requirements after completing the Refinancing Transactions, we believe we have more flexibility to continue our restaurant improvement initiatives which will enable us to further improve our credit profile.

Competitive Strengths

•	Exceptional Brand Equity. With 99% brand awareness, Denny’s is an American icon. Our restaurants are open 24 hours a day, 7 days a week, which distinguishes us from many other restaurant operators. The core strengths of our brand include our reputation as a leader in the breakfast category, good price and value for our customers and a welcome place for families.

•	National Advertising Campaign. We believe we have the largest advertising budget of any company in the family-style restaurant category. We use national network advertising, which we believe provides us with a competitive advantage and is a key differentiating factor for potential franchisees. Our national advertising campaign has improved the impact and cost efficiency of our media expenditures and ensures that all geographic areas receive television coverage. In 2004, we expanded our national television program from 24 weeks to 35 weeks which we believe has contributed to our positive same-store sales growth this year.

•	Competitive Franchise Model. We believe that Denny’s is an attractive financial proposition for our franchisees and that our fee structure is competitive with other full-service brands. In addition, our franchisees receive the benefit of our national network advertising. Denny’s brand longevity and broad consumer awareness, coupled with the largest advertising budget in the family-style restaurant category, should continue to attract new franchisees to our system.

•	Balanced Mix of Company Units and Franchised Units. Our restaurant portfolio is well balanced across company units and franchised units, with approximately one-third of our portfolio consisting of company units and two-thirds franchised units. This balanced business model provides the stability of high margin cash flows associated with the franchise business model as well as the quality control and capacity for margin expansion associated with a company-owned business model. We believe that this ownership model demonstrates to our franchisees a stronger commitment to our brand compared with franchise-centric business models.

•	Proven Management Team with Extensive Restaurant Experience. Members of our executive management team have an average of 22 years of experience in the restaurant/retail industry including operations, finance, franchising and consumer marketing and have held key positions at various restaurant companies. Mr. Marchioli moved to add new positions and members to the management team in order to execute the aggressive turnaround begun in 2001. Our experienced leadership team is focused on our core strengths and maintaining service excellence.

Our Strategy

Our business strategy includes the following:

•	Continue to Enhance Customer Dining Experience. We believe that the proper execution of basic restaurant operations in each Denny’s restaurant, whether it is company-owned or franchised, is critical to our success. To meet and exceed our customers’ expectations, we require both our company-owned and our franchised restaurants to maintain the same strict brand standards. These standards relate to the preparation and efficient serving of quality food; and the maintenance, repair and cleanliness of restaurants. We endeavor to ensure that all restaurants offer quality food served by friendly, knowledgeable and attentive employees in a clean and well-maintained restaurant.

•	Grow our Brand Through New Marketing Initiatives We plan to build on our strong brand awareness and highlight our strengths such as (i) our simple, good, honest food, (ii) our warm hospitality and sit-down service and (iii) our 24 hour a day, 7 day a week operations. With breakfast as a traffic generator, we will use in-store merchandising to promote our lunch and dinner selections. We also plan to continue our “abundant value” message. We introduced our “abundant value” breakfasts in August 2003 at a value price point of $4.99 compared to the $2.99 price point of the Grand Slam breakfast offering. The “abundant value” breakfasts have been well received by our customers enabling us to increase our average guest check.

•	Continue Remodeling of the Store Base. We plan to continue our remodeling program to upgrade the quality of our restaurant facilities. The current remodel program consists of 14 elements to freshen up the condition of a restaurant. We plan to maintain a low-cost remodel program, which we believe will facilitate increased sales and guest counts at remodeled locations. We are currently testing a new remodel design. The elements and cost of this new design are similar to our current remodel program, but represent an evolution of colors and elements to provide our customers a more warm and inviting environment.

•	Prudent Expansion of Our Store Base. Despite our national footprint, there remain significant areas of the country with relatively low market penetration providing attractive opportunities for expansion. We plan to expand the base of Denny’s restaurants predominantly through new franchise units. Regarding company development, we plan to focus on flagship units in markets where we have proven track records, such as Las Vegas, Hawaii, Orlando, San Diego and San Francisco/San Jose. For example, in December 2004 we opened a fourth company-operated store on the Las Vegas strip. We believe that selected company development is good for the Denny’s system and demonstrates company leadership to our current and potential franchisees.

The principal executive offices of Denny’s Corporation and Denny’s Holdings, Inc. are located at 203 East Main Street, Spartanburg, South Carolina 29319-0001, and our telephone number is (864) 597-8000. Our corporate website address is www.dennys.com. Our website and anything contained on our website should not be considered a part of this prospectus.

The Exchange Offer

Background

On October 5, 2004, we issued $175 million aggregate principal amount of our old notes in a private offering. In connection with that private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

General	We are offering to exchange $1,000 principal amount of our new notes for each $1,000 principal amount of our old notes.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to transfer restrictions or registration rights.

Old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Subject to the terms of the exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The new notes will be issued in exchange for corresponding old notes in the exchange offer, if consummated, as soon as practicable after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on Monday, May 2, 2005, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of Tenders	You may withdraw the surrender of your old notes at any time prior to the expiration date.

Taxation	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for United States federal income tax purposes.

Appraisal Rights; Dissenters’ Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Regulatory Approvals

Other than with respect to applicable securities laws, we know of no other federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with this exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer; Waivers.”

Procedures for Tendering

If you wish to accept the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company (“DTC”) must tender old notes through DTC’s Automated Tender Offer Program (“ATOP”), which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your old notes in either of these manners, you will represent and agree with us that:

•	you are acquiring the new notes in the ordinary course of your business;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

•	if you are a broker-dealer, that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes;

•	you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

•	you are not an affiliate of Denny’s Corporation or Denny’s Holdings within the meaning of Rule 405 under the Securities Act.

See “The Exchange Offer—Effect of Surrendering Old Notes.”

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of New Notes

We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “The Exchange Offer—Effect of Surrendering Old Notes.” Our belief is based on interpretations expressed in Commission no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the Commission would make a similar decision about the exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange

If you do not tender your old notes in the exchange offer, your old notes will remain subject to restrictions on transfer. In general, you may not offer or sell old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. For a description of the consequences of a failure to exchange the old notes, see “Risk Factors.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are on page 83 of this prospectus.

The New Notes

The brief summary below describes the principal terms of the new notes, which are substantially identical to the old notes. To the extent that the terms of the old notes and the new notes are identical, we sometimes refer to them collectively as the “notes.” Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Denny’s Holdings, Inc.

Parent Guarantee

The new notes will be irrevocably, fully and unconditionally guaranteed on a senior basis by our parent, Denny’s Corporation. Our parent is a holding company with no operations or assets, other than as related to the ownership of our common stock and its status as a holding company. Our parent is not subject to the restrictive covenants in the indenture. We are restricted from paying dividends and making distributions to our parent under the terms of the indenture governing the new notes.

Maturity Date	The new notes will mature on October 1, 2012.

Interest Payments	The new notes will bear interest at the rate of 10% per year from and including October 5, 2004, payable semi-annually, in arrears on April 1 and October 1 of each year, commencing April 1, 2005.

Ranking	The new notes will be our general, unsecured senior obligations, and will rank:

•	equal in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the new notes;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including the New Credit Facilities.

As of December 29, 2004, the aggregate amount of our indebtedness outstanding under our New Credit Facilities was approximately $345 million and we were able to incur up to approximately $37.5 million of additional indebtedness thereunder, after giving effect to $37.5 million reserved for letters of credit thereunder.

See “Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.”

Optional Redemption

We may redeem the new notes for cash, in whole or in part, at our option at any time on or after October 1, 2008, at the redemption prices listed in “Description of Notes—Optional Redemption,” together with accrued and unpaid interest and liquidated damages, if any, to the redemption date.

In addition, at any time on or before October 1, 2007, we may, at our option and subject to certain requirements, use the cash proceeds from one or more qualified equity offerings by our parent to redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price equal to 110% of the principal amount, together with accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control Offer

If a change of control occurs, we will be required to make an offer to purchase the notes at 101% of the principal amount, together with accrued and unpaid interest and liquidated damages, if any, to, but not including, the change of control purchase date. See “Description of Notes—Repurchase at the Option of Holders—Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants limiting the ability of Denny’s Holdings and its subsidiaries (but not our parent) to, among other things:

•	incur additional indebtedness (including disqualified capital stock);

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	create liens on our assets to secure debt;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with another company;

•	sell, lease or otherwise dispose of all or substantially all of our assets;

•	enter into new lines of business; and

•	guarantee indebtedness.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.”

Risk Factors

Before tendering your old notes in exchange for new notes, you should consider carefully all of the information contained or incorporated by reference in this prospectus, and in particular, should evaluate the specific factors set forth under “Risk Factors.”

Summary Consolidated Financial Data

The following table summarizes the consolidated financial and operating data of Denny’s Corporation for the years ended December 29, 2004, December 31, 2003 and December 25, 2002 and as of December 29, 2004. The consolidated statement of operations and statement of cash flow data for the years ended December 29, 2004, December 31, 2003 and December 25, 2002 and the balance sheet data as of December 29, 2004 are derived from our audited consolidated financial statements for the periods then ended included elsewhere in this prospectus. You should read the summary consolidated financial and operating data set forth below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002
		(Restated)(a)(b)	(Restated)(a)
(In millions, except restaurant operating data)
Statement of Operations Data:
Revenue:
Company restaurant sales	$871.2	$851.8	$858.6
Franchise and license revenue	88.8	89.1	90.0

Total operating revenue	960.0	940.9	948.6

Costs of company restaurant sales:
Product costs	225.2	219.2	205.0
Payroll and benefits	362.5	369.9	361.5
Occupancy	49.6	49.0	49.2
Other operating expenses	117.8	118.6	122.5

Total costs of company restaurant sales	755.1	756.7	738.2
Costs of franchise and license revenue	28.2	27.1	28.9
General and administrative expenses	66.9	51.3	50.0
Depreciation and amortization	56.6	61.0	84.1
Restructuring charges and exit costs	0.5	0.6	3.5
Impairment charges	1.1	4.0	4.6
Gains on disposition of assets and other, net	(2.2)	(5.8)	(9.1)

Total operating costs and expenses	906.2	894.9	900.2

Operating income	53.8	46.0	48.4

Other expenses:
Interest expense, net	69.4	78.2	76.4
Other nonoperating expense (income), net(c)	21.3	0.9	(32.9)

Total other expenses, net	90.7	79.1	43.5

Income (loss) before income taxes	(36.9)	(33.1)	4.9
Provision for (benefit from) income taxes	0.8	0.7	(1.4)

Income (loss) from continuing operations(d)	$(37.7)	$(33.8)	$6.3

Net income (loss)	$(37.7)	$(33.8)	$67.0

	Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002
		(Restated)(a)(b)	(Restated)(a)
Cash Flow Data:
Net cash flows provided by operating activities	$30.1	$26.6	$8.8
Net cash flows provided by (used in) investing activities(e)	(32.2)	(13.9)	18.9
Net cash flows provided by (used in) financing activities(f)	10.3	(11.0)	(28.7)
Capital expenditures	36.1	32.0	41.7

Restaurant Operating Data:
Company-owned restaurants	553	561	566
Franchised and licensed restaurants	1,050	1,077	1,110

Total restaurants (end of period)	1,603	1,638	1,676

Company-owned average unit volume (in thousands)	$1,575	$1,520	$1,461

As of December 29, 2004
(Dollars in millions)
Balance Sheet Data:
Current assets	$43.6
Working capital deficit(g)	(92.7)
Net property and equipment	285.4
Total assets	500.5
Total debt	552.8
Total stockholders’ deficit	(265.4)

(a)	Fiscal years 2002 and 2003 have been restated from amounts previously reported to reflect certain adjustments relating to our accounting treatment for leasehold improvements as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Prior Financial Information” and in Note 2 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus. Total assets and shareholders’ deficit for fiscal year 2002 reflect a cumulative impact of $2.1 million and $4.1 million, respectively, resulting from the restatement.
(b)	The fiscal year ended December 31, 2003 includes 53 weeks of operations as compared with 52 weeks for all other years presented. We estimate that the additional, or fifty-third, week added operating revenue of approximately $22.4 million for the year ended December 31, 2003.
(c)	Other nonoperating expense (income), net for the year ended December 29, 2004 primarily represents losses associated with the repurchases of senior notes. For the year ended December 25, 2002, other nonoperating income, net represents a gain of $32.9 million on the exchange of debt.
(d)	We have classified as discontinued operations restaurant subsidiary FRD Acquisition Co. (“FRD”). We completed the divestiture of FRD, the parent company of Coco’s and Carrows, in 2002. See Note 15 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.
(e)	Net cash flows used in investing activities for 2002 include proceeds of $39.4 million of receipts from discontinued operations resulting primarily from the divestiture of FRD on July 10, 2002.
(f)	Net cash flows from financing activities for the year ended December 29, 2004 include advances under the New Credit Facilities.
(g)	A negative working capital position is not unusual for a restaurant operating company.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002	December 26, 2001	December 27, 2000
(Dollars in millions)		(Restated)(a)	(Restated)(a)	(Restated)(a)	(Restated)(a)
Ratio of earnings to fixed charges(b)	—	—	1.1x	—	—
Deficiency in the coverage of fixed charges by earnings before fixed charges	$36.9	$33.1	—	$88.0	$81.5

(a)	Fiscal years 2000 through 2003 have been restated from amounts previously reported to reflect certain adjustments relating to our accounting treatment for leasehold improvements as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Prior Financial Information” and in Note 2 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus. Total assets and shareholders’ deficit for fiscal year 2000 reflect a cumulative impact of $0.6 million and $1.9 million, respectively, resulting from the restatement.
(b)	For purposes of computing the ratio of earnings to fixed charges or deficiency in the coverage of fixed charges by earnings before fixed charges, fixed charges consist of interest expense including capitalized interest, amortization of debt expenses and the interest element in rental payments under operating leases (estimated to be one third of the total base rental payments). Earnings consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest.

RISK FACTORS

Before you tender your old notes, you should be aware that there are various risks involved in an investment in the new notes, including those we describe below. You should consider carefully these risk factors together with all of the other information included or referred to in this prospectus before you decide to tender your old notes in the exchange offer.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

Because we anticipate that most holders of old notes will elect to participate in the exchange offer, we expect that the liquidity of the market for the old notes after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes not exchanged. Following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, except in limited circumstances, and your old notes will continue to be subject to transfer restrictions.

You must comply with the exchange offer procedures in order to receive the new notes.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of old notes.

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Notes and our Other Indebtedness

Our substantial indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under the notes.

We have now and will continue to have a significant amount of indebtedness. As of December 29, 2004, we had total indebtedness of approximately $552.8 million, and a shareholders’ deficit of approximately $265.4 million.

Our substantial level of indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

•	require us to continue to dedicate a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit our ability to borrow additional funds.

We may need to access the capital markets in the future to raise the funds to repay our indebtedness. We have no assurance that we will be able to complete a refinancing or that we will be able to raise any additional financing, particularly in view of our anticipated high levels of indebtedness and the restrictions contained in the New Credit Facilities and the indenture that governs the notes. If we are unable to satisfy or refinance our current debt as it comes due, we may default on our debt obligations. If we default on payments under our debt obligations, virtually all of our other debt, including the notes, would become immediately due and payable.

A significant portion of our assets are owned, and a significant percentage of our total operating revenues are earned, by our subsidiaries. Our ability to repay the notes depends upon the performance of these subsidiaries and their ability to make distributions to us.

A significant portion of our operations are conducted by our subsidiaries, and therefore, our cash flows and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes when due, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. These transfers are subject to contractual restrictions and are contingent upon the earnings of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. If our subsidiaries do not pay dividends or other distributions to us, we may not have sufficient cash to fulfill our obligations under the notes.

Despite our current level of indebtedness, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. The New Credit Facilities and the indenture governing the notes limit, but do not fully prohibit, us from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will be effectively subordinated to all our existing and future secured indebtedness, which could affect our ability to make payments on the notes.

The notes will not be secured by any of our or our subsidiaries’ assets. The indenture governing the notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to the New Credit Facilities and other forms of secured indebtedness. As a result, the notes and the guarantee will be effectively subordinated to all of our secured indebtedness and other obligations to the extent of the value of the assets securing such obligations.

If we were to become insolvent or otherwise fail to make payment on the notes, holders of any of our secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid if we become insolvent or otherwise fail to make payment on the notes.

The notes will not be guaranteed by any of our subsidiaries. The claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of subsidiaries over your claims.

None of our subsidiaries will be guarantors of the notes. Our subsidiaries have no obligations to make payments to us or to the trustee in respect of the notes. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution or reorganization of any subsidiary, the creditors of such subsidiary (including trade creditors) will generally be entitled to payment of their claims before claims of the stockholder of such subsidiary. The notes will be structurally subordinated to all such liabilities and will also be structurally subordinated to any other indebtedness or obligations, including trade payables, incurred or assumed by such subsidiary in the future. Holders of notes will have no recourse against subsidiaries.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service or repay our indebtedness, including the notes.

Our ability to make scheduled payments on our indebtedness, including the New Credit Facilities and the notes, will depend upon our subsidiaries’ operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations. We cannot be sure that our subsidiaries will generate sufficient cash flow from operations to enable us to service or reduce our indebtedness, including the notes, or to fund our other liquidity needs. Our subsidiaries’ ability to maintain or increase operating cash flow will depend upon:

•	consumer tastes;

•	the success of our marketing initiatives and other efforts by us to increase customer traffic in our restaurants; and

•	prevailing economic conditions and other matters, many of which are beyond our control.

If we are unable to meet our debt service obligations or fund other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity or seek additional equity capital. We cannot be sure that we will be able to pay or refinance our indebtedness or obtain additional equity capital on commercially reasonable terms, or at all.

Restrictive covenants in our debt instruments, including the New Credit Facilities and the notes, restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely affect us.

The New Credit Facilities and the indenture governing the notes contain various covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	create dividend or other payment restrictions affecting restricted subsidiaries;

•	issue or sell capital stock of restricted subsidiaries;

•	guarantee indebtedness;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets and use the proceeds thereof;

•	engage in sale-leaseback transactions; and

•	enter into certain mergers and consolidations.

The New Credit Facilities contain additional restrictive covenants, including financial maintenance requirements. See “Description of Certain Indebtedness.” These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. In addition, the New Credit Facilities require us to maintain certain financial ratios. Our ability to comply with these covenants may be affected by events beyond our control, and we cannot be sure that we will be able to comply with these covenants. Upon the occurrence of an event of default under any of our debt instruments, including the New Credit Facilities, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot be sure that our assets would be sufficient to repay in full our outstanding indebtedness.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, together with any accrued and unpaid interest and liquidated damages, if any, from the issue date. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, the New Credit Facilities restrict our ability to repurchase the notes, and also provide that certain change of control events will constitute a default under the New Credit Facilities that permits our lenders thereunder to accelerate the maturity of borrowings thereunder, and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited by any other indebtedness from purchasing notes, we could seek the consent of the lenders of such indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes which would, in turn, constitute a default under the New Credit Facilities.

The change of control provision contained in the indenture governing the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of Notes—Repurchase at the Option of Holders—Repurchase of Notes at the Option of the Holder Upon a Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

There is no established trading market for the new notes. If an active trading market does not develop for the new notes, you may not be able to resell them at any particular time, for the price you paid for the old notes, or at all.

The new notes will constitute a new issue of securities, and there is no established trading market for the new notes. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market for the new notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making for the new notes at any time, in their sole discretion. As a result, we are unable to assure you as to the liquidity of any trading market for the new notes.

We also cannot assure you that you will be able to sell your new notes at a particular time or at all or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the new notes. Future trading prices of the new notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the new notes. It is possible that the market for the new notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the new notes, regardless of our prospects and financial performance.

Risks Related to Our Business

As holding companies, Denny’s Corporation and Denny’s Holdings depend on upstream payments from their operating subsidiaries.

Denny’s Corporation and Denny’s Holdings are holding companies, which currently conduct their operations through consolidated subsidiaries. As such, substantially all of our assets are owned by our subsidiaries. Accordingly, we are dependent upon dividends, loans and other intercompany transfers from our subsidiaries to meet our debt service and other obligations. These transfers are subject to contractual restrictions and are contingent upon the earnings of our subsidiaries.

The restaurant business is highly competitive, and if we are unable to compete effectively, our business will be adversely affected.

The restaurant business is highly competitive and the competition is expected to increase. If we are unable to compete effectively, our business will be adversely affected. The following are important aspects of competition:

•	restaurant location;

•	food quality and value;

•	quality and speed of service;

•	attractiveness and repair and maintenance of facilities; and

•	the effectiveness of marketing and advertising programs.

Each of our restaurants competes with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than we do) to locally owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.

Food service businesses may be adversely affected by changes in consumer tastes, economic conditions and demographic trends.

Food service businesses are often adversely affected by changes in:

•	consumer tastes;

•	national, regional and local economic conditions; and

•	demographic trends.

The performance of individual restaurants may be adversely affected by factors such as:

•	traffic patterns;

•	demographic consideration; and

•	the type, number and location of competing restaurants.

Multi-unit food service chains such as ours can also be materially and adversely affected by publicity resulting from:

•	poor food quality;

•	illness;

•	injury; and

•	other health concerns or operating issues.

Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, the food service industry in general and our results of operations and financial condition in particular may also be adversely affected by unfavorable trends or developments such as:

•	inflation;

•	increased food costs;

•	labor and employee benefits costs (including increases in minimum hourly wage and employment tax rates);

•	regional weather conditions; and

•	the availability of experienced management and hourly employees.

The locations where we have restaurants may cease to be attractive as demographic patterns change.

The success of our owned and franchised restaurants is significantly influenced by location. Current locations may not continue to be attractive as demographic patterns change. It is possible that the neighborhood or economic conditions where our restaurants are located could decline in the future, potentially resulting in reduced sales in those locations.

A majority of our restaurants are owned and operated by independent franchisees, and as a result the financial performance of franchisees can negatively impact our business.

The majority of our restaurants are owned and operated by independent franchisees. Many of our franchisees have experienced financial difficulties. In the last five years, several franchisees, including our then largest, have been liquidated through bankruptcy. Our franchise agreement requires each franchisee to remodel the restaurant every seven or eight years, and a franchisee may not have sufficient funds available to complete the work and continue its operations. The royalties, contributions to advertising and, in some cases, rents we receive from franchise restaurants depend on the financial health of the franchisee as well as operating results of the franchisee at a particular location.

Although the loss of revenues from the closure of any one franchise restaurant may not be material, such revenues generate margins that exceed those generated by company-owned restaurants or offset expenses which we continue to incur, such as rental expense on those restaurants that we originally owned and leased.

Our business model has from time to time involved the sale of company-owned restaurants to franchisees, many of whom borrowed heavily to acquire the businesses. While we hold very little of that debt, the high leverage of franchisees might put them at a disadvantage with respect to competitors.

The interests of franchisees, as owners of the majority of our restaurants, might sometimes conflict with our interests. For example, whereas franchisees are concerned with their individual business strategies and objectives, we are responsible for ensuring the success of our entire chain of restaurants and for taking a longer term view with respect to system improvements.

Numerous government regulations impact our business, and our failure to comply with them could adversely affect our business.

We and our franchisees are subject to federal, state and local laws and regulations governing, among other things:

•	health;

•	sanitation;

•	environmental matters;

•	safety;

•	the sale of alcoholic beverages; and

•	hiring and employment practices, including minimum wage laws.

Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. The operation of our franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. If we or our franchisees fail to comply with these laws and regulations, we could be subjected to closure, fines, penalties, and litigation, which may be costly. We cannot predict the effect on our operations, particularly on our relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.

Negative publicity generated by incidents at a few restaurants can adversely affect the operating results of our entire chain and the Denny’s brand.

Food safety concerns, criminal activity, alleged discrimination or other operating issues stemming from one restaurant or a limited number of restaurants do not just impact that particular restaurant or a limited number of restaurants. Rather, our entire chain of restaurants may be at risk from negative publicity generated by an incident at a single restaurant. This negative publicity can adversely affect the operating results of our entire chain and the Denny’s brand.

REFINANCING TRANSACTIONS

The offering of the old notes was part of a larger recapitalization of our balance sheet intended to reduce interest expense, extend debt maturities and increase our financial flexibility. As a result of this recapitalization, our interest burden will be reduced, and we will not have any material debt amortization requirements until the term loan portion of our New First Lien Facility matures in 2009.

Private Placement.  In July 2004, Denny’s Corporation received approximately $92 million from the Private Placement, which more than doubled its shares outstanding. We used the net proceeds from this issuance principally to repay the $40 million term loan under the Old Credit Facility and to repurchase a portion of then outstanding senior notes.

New Credit Facilities.  On September 21, 2004, our subsidiaries, Denny’s, Inc. and Denny’s Realty, Inc., entered into the New Credit Facilities in an aggregate principal amount of $420 million. The New Credit Facilities consist of the New First Lien Facility and the Second Lien Facility. The New First Lien Facility consists of a $225 million five-year term loan facility and a $75 million four-year revolving credit facility, of which $45 million is available for the issuance of letters of credit. The Second Lien Facility consists of an additional $120 million six-year term loan facility. The New Credit Facilities are secured by substantially all of our assets and guaranteed by Denny’s Corporation, Denny’s Holdings and all of their subsidiaries.

The Offering of the Old Notes.  On October 5, 2004, Denny’s Holdings issued and sold $175 million of its senior notes due 2012 as described elsewhere in this prospectus, which we are offering to exchange for new notes in the exchange offer. The old notes are, and the new notes will be, guaranteed by Denny’s Corporation.

Tender Offers.  On September 7, 2004, Denny’s Corporation commenced separate tender offers to purchase for cash any and all of the $343.9 million aggregate principal amount of outstanding 11 1/4% Notes and any and all of the $111.7 million aggregate principal amount of outstanding 12 3/4% Notes. The tender offers expired on October 4, 2004.

Denny’s Corporation accepted for payment and paid for approximately $83.2 million aggregate principal amount of the 12 3/4% Notes tendered pursuant to the tender offer for total consideration of approximately $93.3 million (including tender consideration of 106.375%, plus accrued and unpaid interest to date and, with respect to those notes tendered prior to 5:00 p.m. on the consent date, a consent fee of 0.25% of the principal amount). Denny’s Corporation accepted for payment and paid for approximately $285.9 million aggregate principal amount of the 11 1/4% Notes tendered pursuant to the tender offer for total consideration of approximately $304.4 million (including tender consideration of 103.75%, plus accrued and unpaid interest to date and, with respect to those notes tendered prior to 5:00 p.m. on the consent date, a consent fee of 0.25% of the principal amount).

In connection with the tender offers, we also solicited consents to amendments to the indentures under which the 11 1/4% Notes and the 12 3/4% Notes were issued. As a result of the receipt of a majority in aggregate principal amount of each of the 11 1/4% Notes and the 12 3/4% Notes tendered pursuant to the tender offers prior to 5:00 p.m. on September 20, 2004, and the receipt of the requisite consents to those amendments therewith, we and/or Denny’s Corporation, as applicable, as of September 21, 2004, entered into supplemental indentures with the trustee pursuant thereto. Such amendments eliminate substantially all the restrictive covenants and related events of default in the indenture and reduce from 30 days to 3 days the minimum notice period for the redemption of the notes. The amendments became operative and binding on the remaining holders of the 12 3/4% Notes as of September 21, 2004 and on the remaining holders of the 11 1/4% Notes as of October 5, 2004. The remaining $28.5 million aggregate principal amount of outstanding 12 3/4% Notes were redeemed for total consideration of approximately $30.3 million (including tender consideration of 106.375% of the principal amount, plus accrued and unpaid interest to date). The remaining $58.0 million aggregate principal amount of outstanding 11 1/4% Notes were redeemed for total consideration of approximately $61.7 million (including tender consideration of 103.75% of the principal amount, plus accrued and unpaid interest to date).

Use of Proceeds.  We used the net proceeds from the Private Placement principally to repay the $40 million term loan under the Old Credit Facility and to repurchase approximately $35.1 million aggregate principal amount of the 11 1/4% Notes and approximately $8.7 million aggregate principal amount of the 12 3/4% Notes. We used the proceeds from borrowings under the New Credit Facilities and proceeds from the offering of the old notes to repay remaining amounts outstanding under the Old Credit Facility, repurchase or redeem the remaining 11 1/4% Notes and 12 3/4% Notes, and pay fees and expenses in connection with the Refinancing Transactions.

For additional information regarding the Refinancing Transactions, please refer to “Use of Proceeds” and “Description of Certain Indebtedness” contained elsewhere in this prospectus.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes. We will not receive any cash proceeds from the exchange offer. In exchange for old notes that you tender pursuant to the exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and canceled by us upon receipt and cannot be reissued. The issuance of the new notes under the exchange offer will not result in any increase in our outstanding debt.

The net proceeds to us from the sale of the old notes on October 5, 2004 were approximately $170 million, net of fees. We used these net proceeds, together with borrowings under the New Credit Facilities, to repurchase or redeem the remaining 11 1/4% and 12 3/4% Notes and pay fees and expenses in connection with the Refinancing Transactions.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 29, 2004. You should read the following table in conjunction with our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. See also “Refinancing Transactions,” “Use of Proceeds” and “Description of Certain Indebtedness.”

December 29, 2004
(In millions)
Cash and cash equivalents	$15.6

Debt, including current maturities
Old Credit Facility:
Revolver	$—
Term loans	—
New Credit Facilities(1):
New First Lien Facility
Revolver	—
Term loan	225.0
Second Lien Facility	120.0
Other notes payable	1.2
Capital lease obligations	31.6
Old notes	175.0
11 1/4% Notes	—
12 3/4% Notes	—
Premium on 11 1/4% Notes	—

Total debt	552.8

Shareholders’ equity (deficit)
Common stock and paid-in capital	511.6
Deficit	(757.3)
Accumulated other comprehensive loss	(19.7)

Total shareholders’ deficit	(265.4)

Total capitalization	$287.4

(1)	As of December 29, 2004, we had approximately $345 million of indebtedness outstanding under the New Credit Facilities and approximately $37.5 million available for borrowing under the New Credit Facilities, after giving effect to $37.5 million reserved for letters of credit thereunder.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes the consolidated financial and operating data of Denny’s Corporation as of and for the years ended December 29, 2004, December 31, 2003, December 25, 2002, December 26, 2001 and December 27, 2000. The consolidated statement of operations and statement of cash flow data for the years ended December 29, 2004, December 31, 2003 and December 25, 2002 and the balance sheet data as of December 29, 2004 and December 31, 2003 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations and statements of cash flow data for the years ended December 26, 2001 and December 27, 2000 and balance sheet data as of December 25, 2002, December 26, 2001 and December 27, 2000 are derived from our audited consolidated financial statements not included in this prospectus.

You should read the selected consolidated financial and operating data set forth below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002	December 26, 2001	December 27, 2000
		(Restated)(a)(b)	(Restated)(a)	(Restated)(a)	(Restated)(a)
Statement of Operations Data:	(In millions, except ratios and per share amounts)

Operating revenue	$960.0	$940.9	$948.6	$1,039.7	$1,155.2
Operating income (loss)(c)	53.8	46.0	48.4	(20.8)	(1.1)
Income (loss) from continuing operations(d)	(37.7)	(33.8)	6.4	(89.6)	(83.3)
Basic and diluted income (loss) per share from continuing operations	(0.58)	(0.83)	0.16	(2.23)	(2.08)
Cash dividends per common share(e)	—	—	—	—	—

Balance Sheet Data (at end of period):

Current assets	$43.6	$31.6	$33.1	$39.5	$55.7
Working capital deficit(f)(g)	(92.7)	(160.5)	(119.1)	(147.5)	(170.6)
Net property and equipment	285.4	293.2	321.9	360.5	424.0
Total assets	500.5	496.6	542.6	598.3	736.7
Long-term debt, excluding current portion	547.4	538.3	591.5	645.1	593.7

Cash Flow Data:

Net cash flows provided by (used in) operating activities	$30.1	$26.6	$8.8	$8.2	$(8.4)
Net cash flows provided by (used in) investing activities(h)	(32.2)	(13.9)	18.9	(75.1)	204.8
Net cash flows provided by (used in) financing activities(i)	10.3	(11.0)	(28.7)	46.3	(335.0)

(a)	Fiscal years 2000 through 2003 have been restated from amounts previously reported to reflect certain adjustments relating to our accounting treatment for leasehold improvements as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Prior Financial Information” and in Note 2 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus. Total assets and shareholders’ deficit for fiscal year 2000 reflect a cumulative impact of $0.6 million and $1.9 million, respectively, resulting from the restatement.
(b)	The fiscal year ended December 31, 2003 includes 53 weeks of operations as compared with 52 weeks for all other years presented. We estimate that the additional, or fifty-third, week added approximately $22.4 million of operating revenue in 2003.
(c)	Operating income (loss) includes restructuring and impairment charges of $1.6 million, $4.6 million, $8.1 million, $30.5 million and $19.0 million for 2004, 2003, 2002, 2001 and 2000, respectively. For a discussion of these charges, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” and Notes 2 and 4 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus. Additionally, as a result of adopting SFAS 142 at the beginning of fiscal year 2002, we are no longer amortizing goodwill and trade names.
(d)	We have classified FRD as discontinued operations. We completed the divestiture of FRD in 2002. See Note 15 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.
(e)	Our bank facilities have prohibited, and our previous and current public debt indentures have significantly limited, distributions and dividends on Denny’s Corporation (and its predecessors’) common equity securities. See Note 7 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.
(f)	Working capital deficit amounts presented exclude net liabilities of discontinued operations of $15.1 million as of December 26, 2001 and $69.4 million as of December 27, 2000 related to FRD. We completed the divestiture of FRD in 2002. See Note 15 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.
(g)	A negative working capital position is not unusual for a restaurant operating company. The decrease in working capital deficit from December 31, 2003 to December 29, 2004 is primarily related to the use of cash from the Private Placement and borrowings under the New Credit Facilities to repay outstanding amounts related to our term loans and revolving loans under the Old Credit Facility that had a December 20, 2004 expiration date. See “Liquidity and Capital Resources”. The increase in working capital deficit from December 25, 2002 to December 31, 2003 is primarily attributable to the reclassification of our term loan of $40.0 million and revolving loans under the Old Credit Facility of $11.1 million to current liabilities as a result of their December 20, 2004 expiration date. The decrease in working capital deficit from December 26, 2001 to December 25, 2002 is primarily related to the use of cash on hand and borrowings under the Old Credit Facility to satisfy current liabilities and the reduction of company-owned units from store closures. The decrease in working capital deficit from December 27, 2000 to December 26, 2001 is primarily related to the use of cash on hand and borrowings under the Old Credit Facility to satisfy current liabilities, the reduction in capital lease obligations resulting in a nonoperating gain recorded in 2001 and the reduction of company-owned units from refranchising activity and store closures.
(h)	Net cash flows used in investing activities for 2002 include proceeds of $39.4 million of receipts from discontinued operations resulting primarily from the divestiture of FRD on July 10, 2002. For 2001, net cash flows used in investing activities include $53.3 million of advances to discontinued operations. For 2000, net cash flows from investing activities include $158.7 million of proceeds from the maturity of investments securing our in-substance defeased debt (see (i) below).
(i)	Net cash flows from financing activities for the year ended December 29, 2004 include advances under the New Credit Facilities. Net cash flows used in financing activities for 2000 include the repayment of the $160.0 million principal amount of Denny’s mortgage notes and the repayment of the $153.3 million principal amount of our in-substance defeased debt through the use of the proceeds described in (h) above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and the notes thereto, appearing elsewhere in this prospectus.

Restatement of Prior Financial Information

As a result of a review of its lease accounting treatment and relevant accounting literature, Denny’s and its audit committee determined that it was appropriate to restate previously issued financial statements to correct its accounting treatment for leasehold improvements, resulting in the acceleration of depreciation for certain leasehold improvements. The restatement was not attributable to any material noncompliance with any financial reporting requirements under securities laws or as a result of any misconduct by any employee, officer or director of Denny’s. The restatement had no impact on our previously reported cash flows, revenues or same-store sales, or on our compliance with covenants under our current credit facilities or other debt instruments.

Historically, when accounting for leases with renewal terms, we have consistently followed the practice of using the initial lease term for determining whether a lease was a capital lease or operating lease, calculating straight-line rent and calculating depreciation on leased buildings and leasehold improvements added at lease inception; however, leased buildings and leasehold improvements added after lease inception have been depreciated over a period that, in some cases, included both the initial non-cancelable term of the lease and additional option periods provided for in the lease, or the useful lives of the assets, if shorter.

We believed that this accounting treatment for leasehold improvements added after lease inception was permitted under generally accepted accounting principles (“GAAP”) and that such treatment was consistent with the practices of other public companies. Following a review of our lease accounting treatment and relevant accounting literature in consultation with our independent registered public accounting firm, we determined that we should: (i) conform the depreciable lives for buildings on leased land and other leasehold improvements to the shorter of the economic life of the asset or the lease term used for determining the capital versus operating lease classification and calculating straight-line rent, and (ii) include option periods in the depreciable lives assigned to leased buildings and leasehold improvements (including those added after lease inception) only in instances in which the exercise of the option period can be reasonably assured (the “Accounting Treatment”).

The cumulative balance sheet effect of the restatement related to the Accounting Treatment was an increase in accumulated depreciation of $3.8 million as of December 31, 2003 relating to fiscal years 1998 through 2003. Of this amount, $1.0 million and $0.9 million was recorded as additional depreciation and amortization expense for fiscal years 2003 and 2002, respectively.

We also determined it was appropriate to record additional adjustments related to fiscal years 1998 through 2003 which previously were deemed immaterial and now are being recorded as a result of our restatement. The cumulative balance sheet effects of these adjustments as of December 31, 2003 consist of a decrease in goodwill of $0.2 million, an increase in other long-term assets of $0.9 million, an increase in liability for insurance claims of $1.3 million, and an increase in other noncurrent liabilities and deferred credits of $2.0 million. Of these amounts, $1.3 million was recorded as additional payroll and benefits expense for the year ended December 31, 2003, and $0.3 million was recorded as additional costs of franchise and license revenue for the year ended December 25, 2002.

The impact of the restatement to the fourth quarter of 2003 is to increase the net loss by $2.3 million. The effect of the restatement to all other previously reported interim periods of 2003 and 2004 is not material. Further information on the nature and impact of these adjustments is provided in Note 2 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

The following management’s discussion and analysis takes into account the effects of these adjustments.

Overview

Denny’s Holdings, the principal asset of Denny’s Corporation, is the issuer of the old notes and will be the issuer of the new notes to be issued in exchange for the old notes in the exchange offer. The old notes are and the new notes will be guaranteed by Denny’s Corporation. Due to the comparability of Denny’s Holdings’ consolidated financial information with that of Denny’s Corporation, complete separate financial statements and other disclosures regarding Denny’s Holdings have not been presented. Management has determined that such information is not material to holders of Denny’s Holdings’ debt securities. Denny’s Corporation has no independent assets or operations, its guarantee of Denny’s Holdings’ debt securities is full and unconditional and it has no other subsidiaries, other than minor subsidiaries. There are significant restrictions on the ability of Denny’s Corporation to obtain funds from its subsidiaries by dividend or loan as disclosed in Note 7 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

Denny’s revenues are primarily derived from two sources: the sale of food and beverages at our company-owned restaurants and the collection of royalties and fees from restaurants operated by our franchisees under the Denny’s name.

Sales at our company-owned restaurants are affected by many factors including competition, economic conditions affecting consumer spending, the political environment including acts of war and terrorism, weather and changes in tastes and preferences. Additionally, the change in the number of company-owed restaurants greatly affects our revenues. Company restaurant sales are generally transacted in cash or credit cards.

Changes in company-owned, same-store sales were as follows for 2004, as compared with 2003:

	Q1	Q2	Q3	Q4	YTD
Same-store sales increase	6.4%	4.6%	6.8%	5.8%	5.9%
Guest check average increase	3.0%	3.4%	3.8%	6.0%	4.1%
Guest count increase (decrease)	3.3%	1.1%	2.9%	(0.2)%	1.7%

During the third quarter of 2003, we launched a new media campaign which promoted “abundant value” breakfasts for $4.99. This promotion built on two core strengths of the Denny’s brand—breakfast and value. As a result of this campaign and our continued focus on improving basic restaurant operations, our same-store sales turned positive in the second half of 2003. Building on this sales momentum, we promoted a series of $4.99 breakfast offerings in 2004. The success of these promotions contributed to a 1.7% increase in guest traffic and a 5.9% increase in same-store sales, our highest annual result in over a decade. Also contributing to our strong same-store sales was a 4.1% increase in average guest check attributable to a combination of modest price increases, initiated primarily to offset rising commodity costs, and menu mix shifts as customers traded up to higher-priced menu items.

Our costs of company-owned restaurant sales are exposed to volatility in two main areas: product costs and payroll and benefit costs. Many of the products sold in our restaurants are affected by commodity pricing and are, therefore, subject to price volatility. This volatility is caused by factors that are fundamentally outside of our control and are often unpredictable. In general, we purchase food products based on market prices, or we “lock-in” prices in purchase agreements with our vendors. In addition, some of our purchasing agreements contain features that minimize price volatility by establishing price ceilings and/or floors. While we will address commodity cost increases which are significant and considered long-term in nature by adjusting menu prices, competitive circumstances can limit such actions.

Payroll and benefit costs’ volatility results primarily from changes in wage rates and increases in labor related expenses such as medical benefit costs and workers’ compensation costs. Additionally, declines in guest counts and investments in store level labor can cause payroll and benefit costs to increase as a percentage of sales.

Revenues from the collection of royalties and fees from franchisees are generally affected by the number of franchised restaurants and the sales of these restaurants. Franchise and license revenues include royalties that are based on a percentage of franchisee sales, initial franchise fees and occupancy revenue related to restaurants leased or subleased to franchisees. Franchise and licensing revenues are generally billed and collected from franchisees on a weekly basis which minimizes the impact of bad debts on our costs of franchise and license revenues. Costs of franchise and license revenues include occupancy costs related to restaurants leased or subleased to franchisees; direct costs consisting primarily of payroll and benefit costs of franchise operations personnel; bad debt expense; and marketing expenses net of marketing contributions received from franchisees. The composition of the franchise portfolio and the nature of individual lease arrangements have a significant impact on franchise occupancy revenue, as well as the related franchise occupancy expense.

During the third and fourth quarters of 2004, we completed the Refinancing Transactions, intended to reduce interest expense, extend debt maturities and increase our financial flexibility. The recapitalization consisted of the following transactions, and use of proceeds therefrom:

•	Private Placement. In July 2004, we received net proceeds of approximately $89.8 million from the Private Placement of 48.4 million shares of our common stock at a price of $1.90 per share.

•	New Credit Facilities. In September 2004, our subsidiaries, Denny’s, Inc. and Denny’s Realty, Inc., entered into the New Credit Facilities in an aggregate principal amount of $420 million, consisting of the New First Lien Facility and the Second Lien Facility. The New First Lien Facility consists of the $225 million five-year Term Loan Facility (defined below) and the $75 million four-year Revolving Facility (defined below), of which $45 million is available for the issuance of letters of credit. The Second Lien Facility consists of an additional $120 million six-year term loan facility.

•	Offering of the old notes. In October 2004, Denny’s Holdings issued $175 million aggregate principal amount of the old notes. The old notes are irrevocably, fully and unconditionally guaranteed on a senior basis by Denny’s Corporation.

•	Use of Proceeds from the Refinancing Transactions. We used the net proceeds from the Private Placement principally to repay the $40 million term loan under the Old Credit Facility and to repurchase approximately $35.1 million aggregate principal amount of the 11¼% Notes and approximately $8.7 million aggregate principal amount of the 12¾% Notes. We used the proceeds from borrowings under the New Credit Facilities and proceeds from the offering of the old notes to repay remaining amounts outstanding under the Old Credit Facility, repurchase or redeem the remaining 11¼% Notes and 12¾% Notes, and pay fees and expenses in connection with the Refinancing Transactions.

Results of Operations

Statements of Operations

	Fiscal Year Ended
	December 29, 2004		December 31, 2003		December 25, 2002
			(Restated)(a)(b)		(Restated)(a)
	(Dollars in thousands)
Revenue:
Company restaurant sales	$871,248	90.8%	$851,853	90.5%	$858,569	90.5%
Franchise and license revenue	88,758	9.2%	89,092	9.5%	90,015	9.5%

Total operating revenue	960,006	100.0%	940,945	100.0%	948,584	100.0%

Costs of company restaurant sales(c):
Product costs	225,200	25.8%	219,193	25.7%	205,036	23.9%
Payroll and benefits	362,450	41.6%	369,941	43.4%	361,483	42.1%
Occupancy	49,581	5.7%	49,033	5.8%	49,198	5.7%
Other operating expenses	117,834	13.5%	118,563	13.9%	122,491	14.3%

Total costs of company restaurant sales	755,065	86.7%	756,730	88.8%	738,208	86.0%
Costs of franchise and license revenue(c)	28,196	31.8%	27,125	30.4%	28,908	32.1%
General and administrative expenses	66,922	7.0%	51,268	5.4%	50,001	5.3%
Depreciation and other amortization	56,649	5.9%	61,037	6.5%	84,103	8.9%
Restructuring charges and exit costs	495	0.1%	613	0.1%	3,521	0.4%
Impairment charges	1,130	0.1%	3,986	0.4%	4,556	0.5%
Gains on disposition of assets and other, net	(2,271)	(0.2)%	(5,844)	(0.6)%	(9,127)	(1.0)%

Total operating costs and expenses	906,186	94.4%	894,915	95.1%	900,170	94.9%

Operating income	53,820	5.6%	46,030	4.9%	48,414	5.1%

Other expenses:
Interest expense, net	69,428	7.2%	78,190	8.3%	76,401	8.1%
Other nonoperating expense (income), net	21,265	2.2%	901	0.1%	(32,915)	(3.5)%

Total other expenses, net	90,693	9.4%	79,091	8.4%	43,486	4.6%

Income (loss) before income taxes	(36,873)	(3.8)%	(33,061)	(3.5)%	4,928	0.5%
Provision for (benefit from) income taxes	802	0.1%	759	0.1%	(1,422)	(0.2)%

Income (loss) from continuing operations	(37,675)	(3.9)%	(33,820)	(3.6)%	6,350	0.7%
Discontinued operations:
Income from operations of discontinued operations, net of income tax benefit: $3,500	—	—	—	—	4,040	0.4%
Gain on sale of discontinued operations, net of income tax provision: $160	—	—	—	—	56,562	6.0%

Net income (loss)	$(37,675)	(3.9)%	$(33,820)	(3.6)%	$66,952	7.1%

Other Data:
Company-owned average unit sales	$1,575		$1,520		$1,461
Same-store sales increase (decrease) (company-owned)(d)(e)	5.9%		0.2%		(1.0)%
Guest check average increase(e)	4.1%		3.2%		1.8%
Guest count increase (decrease)(e)	1.7%		(2.9)%		(2.8)%

(a)	Fiscal years 2002 and 2003 have been restated from amounts previously reported to reflect certain adjustments as discussed in “Restatement of Prior Financial Information” above and in Note 2 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.
(b)	The fiscal year ended December 31, 2003 includes 53 weeks of operations as compared with 52 weeks for all other years presented. We estimate that the additional, or fifty-third, week added approximately $22.4 million of total operating revenue in 2003.
(c)	Costs of company restaurant sales percentages are as a percentage of company restaurant sales. Costs of franchise and license revenue percentages are as a percentage of franchise and license revenue. All other percentages are as a percentage of total operating revenue.
(d)	Same-store sales include sales from restaurants that were open the same period in both 2004 and 2003. For purposes of calculating same-store sales, the fifty-third week of 2003 was compared with the 1st week of 2003.
(e)	Prior year amounts have not been restated for 2004 comparable units.

Unit Activity

	Ending Units December 31, 2003	Units Opened/ Acquired	Units Refranchised	Franchised Units Reacquired	Units Closed	Ending Units December 29, 2004
Company-owned restaurants	561	1	(1)	1	(9)	553
Franchised and licensed restaurants	1,077	13	1	(1)	(40)	1,050

	1,638	14	—	—	(49)	1,603

2004 Compared with 2003

Company Restaurant Operations

During 2004, we realized a 5.9% increase in same-store sales, comprised of a 1.7% increase in guest counts and a 4.1% increase in guest check average. Company restaurant sales increased $19.4 million (2.3%), overcoming the impact of the effects of a fifty-third week of activity in 2003 (approximately $20.7 million). Higher sales resulted from the increase in same-store sales for 2004, partially offset by an eight equivalent-unit decrease in company-owned restaurants. The decrease in company-owned restaurants resulted primarily from store closures.

Total costs of company restaurant sales as a percentage of company restaurant sales decreased to 86.7% from 88.8%. Product costs increased to 25.8% from 25.7%. Fiscal year 2003 benefited from the impact of a $2.6 million reduction of deferred gain amortization related to the sale of former distribution subsidiaries in previous years. This deferred gain became fully amortized in September of 2003. Excluding the amortization of deferred gains for 2003, product costs as a percentage of sales were 26.0%. Payroll and benefits costs decreased to 41.6% from 43.4% due to increased labor efficiency resulting from higher sales as well as lower health benefits costs resulting from new health benefits programs implemented in 2004. These cost improvements were partially offset by increased incentive compensation and higher payroll taxes compared with the prior year. Occupancy costs remained essentially flat at 5.7% in 2004 compared with 5.8% in 2003. Other operating expenses were comprised of the following amounts and percentages of company restaurant sales:

	Fiscal Year Ended
	December 29, 2004		December 31, 2003
	(Dollars in Thousands)
Utilities	$39,511	4.5%	$38,410	4.5%
Repairs and maintenance	17,363	2.0%	17,984	2.1%
Marketing	29,003	3.3%	28,995	3.4%
Other	31,957	3.7%	33,174	3.9%

Other operating expenses	$117,834	13.5%	$118,563	13.9%

Franchise Operations

Franchise and license revenue and costs of franchise and license revenue were comprised of the following amounts and percentages of franchise and license revenue:

	Fiscal Year Ended
	December 29, 2004		December 31, 2003
	(Dollars in Thousands)
Royalties and initial fees	$57,346	64.6%	$56,059	62.9%
Occupancy revenue	31,412	35.4%	33,033	37.1%

Franchise and license revenue	88,758	100.0%	89,092	100.0%

Occupancy costs	21,047	23.7%	21,704	24.3%
Other direct costs	7,149	8.1%	5,421	6.1%

Costs of franchise and license revenue	$28,196	31.8%	$27,125	30.4%

The revenue decrease of $0.3 million (0.4%) is primarily the result of a fifty-third week of activity in 2003 (approximately $1.7 million) and a net 27-unit decrease in franchised and licensed units due to unit closures, partially offset by new franchise unit openings and a 6.0% increase in same-store sales at franchised units.

Costs of franchise and license revenue increased $1.1 million (3.9%) as a result of an increase in franchise incentive compensation for operations personnel compared with 2003, coupled with 2003 costs benefiting from a net $0.3 million reduction in bad debt expense related to the collection of certain past due accounts. As a percentage of franchise and license revenues, these costs increased to 31.8% for the year ended December 29, 2004 from 30.4% for the year ended December 31, 2003.

Other Operating Costs and Expenses

Other operating costs and expenses such as general and administrative expenses and depreciation and amortization expense relate to both company and franchise operations.

General and administrative expenses increased $15.7 million (30.5%) compared with the year ended December 31, 2003. The increase resulted primarily from higher accruals for incentive compensation of $9.1 million, higher stock-based compensation costs of $6.5 million, and the incurrence of additional recapitalization related expenses of $2.4 million compared with 2003. These increases were partially offset by reductions in corporate overhead related to organizational changes.

Depreciation and other amortization decreased $4.4 million primarily resulting from certain assets becoming fully depreciated.

Restructuring charges and exit costs of $0.5 million for the year ended December 29, 2004 relate to units closed in 2004 and adjustments to liabilities related to units closed in previous years. See Note 4 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

Impairment charges of $1.1 million for the year ended December 29, 2004 and $4.0 million for the year ended December 31, 2003 relate to the identification of certain underperforming restaurants. The reduction in these charges is partially due to the improvement in operating performance of all stores as evidenced by the increase in same store sales in 2004 compared with 2003.

Gains on disposition of assets and other, net of $2.3 million in 2004 and $5.8 million in 2003 primarily represent gains on sales of surplus properties.

Operating income was $53.8 million for the year ended December 29, 2004 compared with $46.0 million for the year ended December 31, 2003.

Interest expense, net, for the year ended December 29, 2004 was comprised of $70.9 million of interest expense offset by $1.5 million of interest income compared with $79.6 million of interest expense offset by $1.4 million of interest income for the year ended December 31, 2003. The decrease in interest expense resulted from the Refinancing Transactions completed in the third and fourth quarters of 2004. See “Liquidity and Capital Resources”.

Other nonoperating expense, net of $21.3 million for the year ended December 29, 2004 primarily represents the payment of premiums and expenses as well as write-offs of deferred financing costs and debt premiums associated with the repurchase of the 11¼% Notes and 12¾% Notes and the repayment of the Old Credit Facility. See “Liquidity and Capital Resources”. Other nonoperating expense of $0.9 million for the year ended December 31, 2003 primarily represents the loss on the early extinguishment of $3.0 million of industrial revenue bonds.

The provision for income taxes was $0.8 million for each of the years ended December 29, 2004 and December 31, 2003. These provisions for income taxes primarily represent gross receipts-based state and foreign income taxes which do not directly fluctuate in relation to changes in loss before income taxes. We have provided valuation allowances related to any benefits from income taxes resulting from the application of a statutory tax rate to our net operating losses. Accordingly, no additional (benefit from) or provision for income taxes has been reported for the periods presented. In establishing our valuation allowance, we have taken into consideration certain tax planning strategies involving the sale of appreciated properties in order to alter the timing of the expiration of certain net operating loss, or NOL, carryforwards in the event they were to expire unused. Such strategies, if implemented in future periods, are considered by us to be prudent and feasible in light of current circumstances. Circumstances may change in future periods such that we can no longer conclude that such tax planning strategies are prudent and feasible, which would require us to record additional deferred tax valuation allowances. Without such tax planning strategies, our valuation allowance would have increased by approximately $11 million in 2004. See Note 9 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

Net loss was $37.7 million for the year ended December 29, 2004 compared with $33.8 million for the year ended December 31, 2003 due to the factors noted above.

2003 Compared with 2002

Company Restaurant Operations

During 2003 we realized a 0.2% increase in same-store sales, comprised of a 2.9% decrease in guest counts and a 3.2% increase in guest check average. Company restaurant sales decreased $6.7 million (0.8%). The decrease would have been substantially larger except for the inclusion of the fifty-third week representing approximately $20.7 million of company restaurant sales. Lower sales resulted primarily from a 25 equivalent-unit decrease in company-owned restaurants partially offset by the fifty-third week of company operations and the 0.2% increase in same-store sales for the current year. The decrease in company-owned restaurants resulted primarily from store closures.

Total costs of company restaurant sales as a percentage of company restaurant sales increased to 88.8% from 86.0%. Product costs increased to 25.7% from 23.9%, including the impact of a $4.9 million reduction of deferred gain amortization related to the sale of former distribution subsidiaries in previous years. This deferred gain became fully amortized in September of 2003. Excluding the amortization of deferred gains for both years, product costs as a percentage of sales were 26.0% in 2003 and 24.8% in 2002. This increase in product cost resulted from unfavorable commodity costs, especially pork and beef, quality improvements to existing products and a shift in menu mix. Payroll and benefits increased to 43.4% from 42.1% due to increased restaurant staffing levels aimed at improving customer satisfaction, higher workers’ compensation and medical costs and higher wage rates. Occupancy costs increased slightly to 5.8% from 5.7% of company restaurant sales. Other operating expenses were comprised of the following amounts and percentages of company restaurant sales:

	Fiscal Year Ended
	December 31, 2003		December 25, 2002
	(Dollars in thousands)
Utilities	$38,410	4.5%	$36,443	4.2%
Repairs and maintenance	17,984	2.1%	19,471	2.3%
Marketing	28,995	3.4%	35,273	4.1%
Other	33,174	3.9%	31,304	3.7%

Other operating expenses	$118,563	13.9%	$122,491	14.3%

The decrease in marketing expenses as a percentage of company restaurant sales resulted primarily from lower contributions to the marketing budget by company-owned restaurants. As a percentage of sales, other operating expenses were not significantly affected by the fifty-third week.

Franchise Operations

Franchise and license revenue and costs of franchise and license revenue were comprised of the following amounts and percentages of franchise and license revenue:

	Fiscal Year Ended
	December 31, 2003		December 25, 2002
			(Restated)
	(Dollars in thousands)
Royalties and initial fees	$56,059	62.9%	$56,039	62.3%
Occupancy revenue	33,033	37.1%	33,976	37.7%

Franchise and license revenue	89,092	100.0%	90,015	100.0%

Occupancy costs	21,704	24.3%	22,945	25.5%
Other direct costs	5,421	6.1%	5,963	6.6%

Costs of franchise and license revenue	$27,125	30.4%	$28,908	32.1%

The revenue decrease of $0.9 million (1.0%) resulted from a net 33-unit decrease in franchised and licensed units due to unit closures and a decrease in initial franchise fees on fewer franchise restaurant openings, partially offset by approximately $1.7 million of revenues recorded for the fifty-third week of franchise activity in 2003.

Costs of franchise and license revenue decreased $1.8 million (6.2%) as a result of the decrease in franchised and licensed units and a reduction in administrative fees. As a percentage of franchise and license revenues, these costs decreased to 30.4% for the year ended December 31, 2003 from 32.1% for the year ended December 25, 2002.

Other Operating Costs and Expenses

Other operating costs and expenses such as general and administrative expenses and depreciation and amortization expense relate to both company and franchise operations.

General and administrative expenses increased $1.3 million (2.5%) compared with the year ended December 25, 2002. The increase resulted primarily from the elimination of management and support service fees paid by FRD due to its divestiture in the prior year (approximately $6.8 million) and the incurrence of costs related to exploring possible alternatives to improve our long-term liquidity and capital structure (approximately $1.8 million). These increases were partially offset by reductions in corporate overhead related to organizational changes.

Depreciation and other amortization decreased $23.1 million primarily resulting from certain assets becoming fully depreciated in January 2003. In January 1998, certain assets were revalued and assigned a five year life as a result of the company’s emergence from bankruptcy.

Restructuring charges and exit costs of $0.6 million for the year ended December 31, 2003 reflect the recording of restructuring charges related to the elimination of approximately 60 out-of-restaurant support staff positions (approximately $2.2 million) partially offset by the reversal of rent obligations resulting from our release from the remaining lease term of our former corporate headquarters in California (approximately $1.6 million). Exit costs of $3.5 million recorded in 2002 primarily represent additional provisions for future rent obligations on Denny’s former corporate headquarters facility in California due to the bankruptcy of our most significant subtenant.

Impairment charges of $4.0 million for the year ended December 31, 2003 and $4.6 million for the year ended December 25, 2002 relate to the identification of certain underperforming restaurants.

Gains on disposition of assets and other, net of $5.8 million in 2003 and $9.1 million in 2002 primarily represent gains on sales of surplus properties.

Operating income was $46.0 million for the year ended December 31, 2003 compared with $48.4 million for the year ended December 25, 2002.

Interest expense, net, for the year ended December 31, 2003 was comprised of $79.6 million of interest expense offset by $1.4 million of interest income compared with $79.8 million of interest expense offset by $3.4 million of interest income for the year ended December 25, 2002. The decrease in interest expense resulted from the effects of our senior note exchanges and the effects of a reduction in discounted accrued exit cost liabilities, partially offset by higher deferred financing cost amortization related to the Old Credit Facility and a fifty-third week of interest in 2003. The decrease in interest income resulted from the repayment in 2002 of the credit facility with FRD Acquisition Co., our former subsidiary (with respect to which Denny’s was the lender).

Other nonoperating expense, net of $0.9 million for the year ended December 31, 2003 primarily represents the loss on the early extinguishment of $3.0 million of industrial revenue bonds. Other nonoperating income of $32.9 million for year ended December 25, 2002 primarily represents a gain related to the issuance of the 12 3/4% Notes, in exchange for a portion of the 11 1/4% Notes.

The provision for (benefit from) income taxes was $0.8 million and $(1.4) million for the year ended December 31, 2003 and December 25, 2002, respectively. Included in income taxes for the year ended December 25, 2002 was a $2.7 million benefit related to the enactment of H.R. 3090, the Job Creation and Worker Assistance Act of 2002. Excluding this benefit, we recorded a provision for income taxes of $1.3 million for the year ended December 25, 2002. These provisions for income taxes primarily represent gross receipts-based state and foreign income taxes which do not directly fluctuate in relation to changes in loss before income taxes. We have provided valuation allowances related to any benefits from income taxes resulting from the application of a statutory tax rate to our net operating losses. Accordingly, no additional (benefit from) or provision for income taxes has been reported for the periods presented. In establishing our valuation allowance, we have taken into consideration certain tax planning strategies involving the sale of appreciated properties in order to alter the timing of the expiration of certain NOL carryforwards in the event they were to expire unused. Such strategies, if implemented in future periods, are considered by us to be prudent and feasible in light of current circumstances. Circumstances may change in future periods such that we can no longer conclude that such tax planning strategies are prudent and feasible, which would require us to record additional deferred tax valuation allowances. Without such tax planning strategies, our valuation allowance would have increased by approximately $11 million in 2003. See Note 9 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

As a result of the divestiture of FRD, we recorded a gain on disposal of discontinued operations of $56.6 million during the year ended December 25, 2002. Additionally, during the year ended December 25, 2002, we recorded income from discontinued operations of $4.0 million as a result of the reversal of liabilities related to entities previously reported as discontinued operations.

Net loss was $33.8 million for the year ended December 31, 2003 compared with net income of $67.0 million for the year ended December 25, 2002 due to the factors noted above.

Liquidity and Capital Resources

Historically, our primary sources of liquidity and capital resources were cash generated from operations, borrowings under the Old Credit Facility (and other prior credit facilities) and, in recent years, cash proceeds from the sale of surplus properties, sale-leaseback transactions and the sale of restaurants to franchisees. Currently, our primary sources of liquidity are cash generated from operations and borrowings under the New Credit Facilities. We believe that our estimated cash flows from operations for 2005, combined with our capacity for additional borrowings under the New Credit Facilities, will enable us to meet our anticipated cash requirements and fund capital expenditures through the end of 2005. The following table sets forth a calculation of our cash provided by operations, for the periods indicated:

	Fiscal Year Ended
	December 29, 2004	December 31, 2003
		(Restated)
	(In Thousands)
Net loss	$(37,675)	$(33,820)
Loss on early extinguishment of debt	21,744	1,192
Impairment charges	1,130	3,986
Restructuring charges and exit costs	495	613
Gains on disposition of assets and other, net	(2,271)	(5,844)
Other Noncash charges	63,917	62,131
Change in certain working capital items	(10,520)	2,358
Change in other assets and other liabilities, net	(6,751)	(4,008)

Cash provided by operations	$30,069	$26,608

Our principal capital requirements have been largely associated with remodeling and maintaining our existing company-owned restaurants and facilities. Net cash flows used for investing activities were $32.2 million for 2004. Our capital expenditures in 2004 were $39.6 million, and of that amount, $3.5 million was financed through capital leases. Capital expenditures in 2004 were offset by net proceeds from dispositions of surplus property of $3.6 million.

Cash flows provided by financing activities were $10.3 million for 2004, which primarily represents net activity related to our Refinancing Transactions completed during 2004.

During the third and fourth quarters of 2004, we completed the Refinancing Transactions intended to reduce interest expense, extend debt maturities and increase our financial flexibility. The Refinancing Transactions consisted of the transactions and use of proceeds therefrom as described below:

Private Placement.  In July 2004, Denny’s Corporation received net proceeds of approximately $89.8 million from the Private Placement of 48.4 million shares of our common stock at a price of $1.90 per share. The proceeds are net of $2.2 million of direct costs related to the Private Placement.

New Credit Facilities.  On September 21, 2004, our subsidiaries, Denny’s, Inc. and Denny’s Realty, Inc. (the “Borrowers”), entered into the New Credit Facilities in an aggregate principal amount of $420 million, consisting of the New First Lien Facility and the Second Lien Facility. The New First Lien Facility consists of a $225 million five-year term loan facility (the “Term Loan Facility”) and a $75 million four-year revolving credit facility, of which $45 million is available for the issuance of letters of credit (the “Revolving Facility”). The Second Lien Facility consists of an additional $120 million six-year term loan facility.

The Term Loan Facility will mature on September 30, 2009 and will amortize in equal quarterly installments of $0.6 million (commencing March 31, 2005) with all remaining amounts due on the maturity date. The Revolving Facility will mature on September 30, 2008. The Second Lien Facility will mature on September 30, 2010 with no amortization of principal prior to the maturity date.

The interest rates under the New First Lien Facility are as follows: At the option of the Borrowers, Adjusted LIBOR plus a spread of 3.25% per annum (3.50% per annum for the Revolving Facility) or ABR (the Alternate Base Rate, which is the highest of the Bank of America Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) plus a spread of 1.75% per annum (2.0% per annum for the Revolving Facility). The interest rate on the Second Lien Facility, at the Borrower’s option, is Adjusted LIBOR plus a spread of 5.125% per annum or ABR plus a spread of 3.625% per annum. As discussed below in “Quantitative and Qualitative Disclosures about Market Risk,” we entered into an interest rate swap subsequent to December 29, 2004 with respect to a $75 million notional amount of the floating rate term loan debt.

At December 29, 2004, we had outstanding letters of credit of $37.5 million under our Revolving Facility, leaving net availability of $37.5 million. There were no revolving loans outstanding at December 29, 2004.

The New Credit Facilities are secured by substantially all of our assets and guaranteed by Denny’s Corporation, Denny’s Holdings and all of their subsidiaries. The New Credit Facilities contain certain financial covenants (i.e., maximum total debt to EBITDA (as defined under the New Credit Facilities) ratio requirements, maximum senior secured debt to EBITDA ratio requirements, and minimum fixed charge coverage ratio requirements and limitations on capital expenditures) requirements, negative covenants, conditions precedent, material adverse change provisions, events of default and other terms, conditions and provisions customarily found in credit agreements for facilities and transactions of its type. We were in compliance with the terms of the credit facility as of December 29, 2004.

Senior Notes Offering.  On October 5, 2004, Denny’s Holdings issued $175 million aggregate principal amount of the old notes. The old notes are irrevocably, fully and unconditionally guaranteed on a senior basis by Denny’s Corporation. The old notes are general, unsecured senior obligations of Denny’s Holdings, and rank equal in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the old notes; rank senior in right of payment to all existing and future subordinated indebtedness; and are effectively subordinated to all existing and future secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all indebtedness and other liabilities of the subsidiaries of Denny’s Holdings, including the New Credit Facilities. The old notes bear interest at the rate of 10% per year from and including October 5, 2004, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2005. The old notes will mature on October 1, 2012.

The indenture governing the old notes contains certain covenants limiting the ability of Denny’s Holdings and its subsidiaries (but not its parent, Denny’s Corporation) to, among other things, incur additional indebtedness (including disqualified capital stock); pay dividends or make distributions or certain other restricted payments; make certain investments; create liens on our assets to secure debt; enter into sale and leaseback transactions; enter into transactions with affiliates; merge or consolidate with another company; sell, lease or otherwise dispose of all or substantially all of its assets; enter into new lines of business; and guarantee indebtedness. These covenants are subject to a number of important limitations and exceptions.

Denny’s Corporation is a holding company with no operations or assets, other than as related to the ownership of the common stock of Denny’s Holdings and its status as a holding company. Denny’s Corporation is not subject to the restrictive covenants in the indenture governing the old notes. Denny’s Holdings is restricted from paying dividends and making distributions to Denny’s Corporation under the terms of the indenture governing the old notes.

Use of Proceeds from the Refinancing Transactions.  We used the net proceeds from the Private Placement principally to repay the $40 million term loan under the Old Credit Facility and to repurchase approximately $35.1 million aggregate principal amount of the 11¼% Notes and approximately $8.7 million aggregate principal amount of the 12¾% Notes.

We used the proceeds from borrowings under the New Credit Facilities and proceeds from the offering of the old notes to repay remaining amounts outstanding under the Old Credit Facility, repurchase or redeem the remaining 11¼% Notes and 12¾% Notes, and pay fees and expenses in connection with the Refinancing Transactions. During 2004, we recorded $21.7 million of losses on early extinguishment of debt which primarily represent the payment of premiums and expenses as well as write-offs of deferred financing costs and debt premiums associated with the repurchases of the 11¼% Notes and 12¾% Notes and the termination of the Old Credit Facility. These losses are included as a component of other nonoperating expense (income), net in the accompanying Consolidated Statements of Operations for the fiscal year ended December 29, 2004.

Our future contractual obligations and commitments at December 29, 2004 consist of the following:

	Payments Due by Period
	Total	Less than 1 Year	1-2 Years	3-4 Years	5 Years and Thereafter
	(In Thousands)
Long-term debt	$521,211	$1,975	$4,885	$219,094	$295,257
Capital lease obligations	57,240	7,725	14,500	11,061	23,954
Operating lease obligations	315,514	46,586	84,344	66,002	118,582
Interest obligations(a)	250,062	39,367	78,246	74,218	58,231
Pension and other defined contribution plan obligations(b)	3,487	3,487	—	—	—
Purchase obligations(c)	296,708	206,230	31,573	31,416	27,489

Total	$1,444,222	$305,370	$213,548	$401,791	$523,513

(a)	Interest obligations represent payments related to our long-term debt outstanding at December 29, 2004. For long-term debt with variable rates, we have used the rate applicable at December 29, 2004 to project interest over the periods presented in the table above. See Note 7 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus for balances and terms of the New Credit Facilities at December 29, 2004.

(b)	Pension and other defined contribution plan obligations are estimates based on facts and circumstances at December 29, 2004. Amounts cannot be estimated for more than one year at the date of this prospectus. See Note 10 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

(c)	Purchase obligations include amounts payable under purchase contracts for food and non-food products. In most cases, these agreements do not obligate us to purchase any specific volumes. In most cases, these agreements have provisions that would allow us to cancel such agreements with appropriate notice. Amounts included in the table above represent our estimate of minimum purchases required as a result of these cancellation provisions.

At December 29, 2004, our working capital deficit was $92.7 million compared with $160.5 million at December 31, 2003. The working capital deficit decrease of $67.8 million resulted primarily from the repayment of balances outstanding under the Old Credit Facility, which were classified as current liabilities at December 31, 2003, with proceeds from the Private Placement. We are able to operate with a substantial working capital deficit because (1) restaurant operations and most food service operations are conducted primarily on a cash (and cash equivalent) basis with a low level of accounts receivable, (2) rapid turnover allows a limited investment in inventories, and (3) accounts payable for food, beverages and supplies usually become due after the receipt of cash from the related sales.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to self-insurance liabilities, impairment of long-lived assets, and restructuring and exit costs. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Self-insurance liabilities.  We record liabilities for insurance claims during periods in which we have been insured under large deductible programs or have been self-insured for our medical and dental claims and workers’ compensation, general/product and automobile insurance liabilities. Maximum self-insured retention, including defense costs per occurrence, ranges from $0.5 to $1.0 million per individual claim for workers’ compensation and for general/product and automobile liability. The liabilities for prior and current estimated incurred losses are discounted to their present value based on expected loss payment patterns determined by independent actuaries. These estimates include assumptions regarding claims frequency and severity as well as changes in our business environment, medical costs and the regulatory environment that could impact our overall self-insurance costs.

During 2003, we began to experience negative trends related to workers’ compensation costs, especially in California. Approximately 40% of our workers’ compensation liabilities relate to California. As a result of these trends, we recorded $5.2 million and $3.3 million of additional workers’ compensation expense in 2004 and 2003, respectively, in addition to our periodic estimated cost per labor hour.

Total discounted insurance liabilities at December 29, 2004 and December 31, 2003 were $40.4 million and $38.5 million, respectively, reflecting a 5% discount rate. The related undiscounted amounts at such dates were $45.6 million and $43.3 million, respectively.

Impairment of long-lived assets.  We evaluate our long-lived assets for impairment at the restaurant level on a quarterly basis or whenever changes or events indicate that the carrying value may not be recoverable. We assess impairment of restaurant-level assets based on the operating cash flows of the restaurant and our plans for restaurant closings. Generally, all units with negative cash flows from operations for the most recent twelve months at each quarter end are included in our assessment. In performing our assessment, we must make assumptions regarding estimated future cash flows, including estimated proceeds from similar asset sales, and other factors to determine both the recoverability and the estimated fair value of the respective assets. If the long-lived assets of a restaurant are not recoverable based upon estimated future, undiscounted cash flows, we write the assets down to their fair value. If these estimates or their related assumptions change in the future, we may be required to record additional impairment charges.

During 2004, 2003 and 2002, we recorded impairment charges of $1.1 million, $4.0 million and $4.6 million, respectively, for underperforming restaurants, including restaurants closed. At December 29, 2004, we had a total of 18 restaurants, with an aggregate net book value of approximately $2.0 million, after taking into consideration impairment charges recorded, which had negative cash flows from operations for the most recent twelve months.

Restructuring and exit costs.  As a result of changes in our organizational structure, we have recorded charges for restructuring and exit costs. These costs consist primarily of severance and outplacement costs for terminated employees and the costs of future obligations related to closed units or units identified for closure.

In assessing the discounted liabilities for future costs of obligations related to closed units or units identified for closure prior to December 26, 2002, the date we adopted Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” or SFAS 146, we make assumptions regarding the timing of units’ closures, amounts of future subleases, amounts of future property taxes and costs of closing the units.

As a result of the adoption of SFAS 146, discounted liabilities for future lease costs and the fair value of related subleases of units closed after December 25, 2002 are recorded when the unit is closed. All other costs related to the units’ closures, including property taxes and maintenance related costs, are expensed as incurred.

Under either methodology, our most significant estimate included in our accrued exit costs liabilities relates to the timing and amount of estimated subleases. At December 29, 2004, our total discounted liability for closed units was approximately $9.8 million, net of discounted actual subleases of $7.0 million and discounted estimated subleases of $1.6 million. If any of the estimates noted above or their related assumptions change in the future, we may be required to record additional exit costs or reduce exit costs previously recorded. See Note 4 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

Implementation of New Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued FIN No. 46 (Revised) (FIN 46-R) to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements,” for companies that have interests in entities that are Variable Interest Entities (VIE) as defined under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE’s expected losses or receives a majority of the VIE’s expected gains, it shall consolidate the VIE. FIN 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation was effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIEs that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. For all entities that were acquired subsequent to January 31, 2003, this interpretation was effective as of the first interim or annual period ending after December 31, 2003. We completed adoption of FIN 46-R during the first quarter of 2004. The adoption of FIN 46-R had no effect on our consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised) (SFAS 123-R), “Share-Based Payment”. This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123 which had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This standard is effective for the Company as of July 1, 2005 and will apply to all awards granted, modified, cancelled or repurchased after that date. The Company is currently evaluating the expected impact that the adoption of SFAS 123R will have on its financial condition or results of operations. Pro forma information regarding net income and earnings per share as if we had accounted for our employee stock options granted under the fair value method of SFAS 123 is presented in Note 2 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We have exposure to interest rate risk related to certain instruments entered into for other than trading purposes. Specifically, borrowings under the New First Lien Facility bear interest at a variable rate based on LIBOR (adjusted LIBOR rate plus 3.25%) or an alternative base rate (highest of Prime Rate or Federal Funds Effective Rate plus 0.5%). Borrowings under the Second Lien Facility bear interest at adjusted LIBOR plus 5.125% or the alternative base rate plus 3.625%. Subsequent to December 29, 2004, we entered into an interest rate swap with a notional amount of $75 million to hedge a portion of the cash flows of our floating rate term loan debt. Under the terms of the swap, the Company will pay a fixed rate of 3.76% on the $75 million notional amount and receive payments from a counterparty based on the 3-month LIBOR rate for a term ending on September 30, 2007. The swap effectively increases our ratio of fixed rate debt from approximately 38% of total debt to approximately 51%. Based on the levels of borrowings under the New Credit Facilities at December 29, 2004, if interest rates changed by 100 basis points our annual cash flow and income before income taxes would change by approximately $2.7 million, after considering the impact of the interest rate swap. This computation is determined by considering the impact of hypothetical interest rates on the variable rate portion of the New Credit Facilities at December 29, 2004. However, the nature and amount of our borrowings under the New Credit Facilities may vary as a result of future business requirements, market conditions and other factors.

Our other outstanding long-term debt bears fixed rates of interest. The estimated fair value of our fixed rate long-term debt (excluding capital leases) was approximately $189.3 million at December 29, 2004. This computation is based on market quotations for the same or similar debt issues or the estimated borrowing rates available to us. The difference between the estimated fair value of long-term debt compared with its historical cost reported in our consolidated balance sheets at December 29, 2004 relates primarily to market quotations for the notes. See Note 7 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus.

We also have exposure to interest rate risk related to our pension plan, other defined benefit plans, and self-insurance liabilities. A 25 basis point increase in discount rate would reduce our projected benefit obligation related to our pension plan and other defined benefit plans by $2.0 million and $0.2 million, respectively, and reduce our net periodic benefit cost related to our pension plan by $0.1 million. A 25 basis point decrease in discount rate would increase our projected benefit obligation related to our pension plan and other defined benefit plans by $2.1 million and $0.2 million, respectively. The impact of a 25 basis point increase or decrease in discount rate on periodic benefit costs related to our other defined benefit plans would be less than $0.1 million. A 25 basis point increase or decrease in discount rate related to our self-insurance liabilities would result in a decrease or increase of $0.2 million, respectively.

Commodity Price Risk

We purchase certain food products such as beef, poultry, pork, eggs and coffee, and utilities such as gas and electricity, which are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside our control and which are generally unpredictable. Changes in commodity prices affect us and our competitors generally and often simultaneously. In general, we purchase food products and utilities based upon market prices established with vendors. Although many of the items purchased are subject to changes in commodity prices, approximately 50% of our purchasing arrangements are structured to contain features that minimize price volatility by establishing price ceilings and/or floors. We use these types of purchase arrangements to control costs as an alternative to using financial instruments to hedge commodity prices. In many cases, we believe we will be able to address commodity cost increases which are significant and appear to be long-term in nature by adjusting our menu pricing or changing our product delivery strategy. However, competitive circumstances could limit such actions and, in those circumstances, increases in commodity prices could lower our margins. Because of the often short- term nature of commodity pricing aberrations and our ability to change menu pricing or product delivery strategies in response to commodity price increases, we believe that the impact of commodity price risk is not significant.

We have established a policy to identify, control and manage market risks which may arise from changes in interest rates, commodity prices and other relevant rates and prices. We do not use derivative instruments for trading purposes, and no interest rate or other financial derivatives were in place at December 29, 2004. As discussed above, we entered into an interest rate swap subsequent to December 29, 2004 to increase our ratio of fixed rate debt to total debt.

REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The following are reports of management of Denny’s Corporation, referred to in these reports as the “Company” and of Denny’s Corporation’s independent registered public accounting firm on Denny’s Corporation’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of Denny’s Corporation is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control system is designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 29, 2004. Management’s assessment was based on criteria set forth in Internal Control–Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In performing this assessment, management reviewed the Company’s lease accounting and leasehold improvement depreciation practices. As a result of this review, management concluded that the Company’s controls over the selection, monitoring, and review of assumptions and factors affecting lease accounting and leasehold improvement depreciation practices were ineffective as of December 29, 2004, due to an error in the Company’s interpretation of U.S. generally accepted accounting principles. As a result, annual depreciation expense in prior periods had been understated. On February 14, 2005, the Company determined that it was appropriate to restate certain of its previously issued financial statements to reflect the correction of these errors in the Company’s lease and depreciation accounting. Management evaluated the impact of this restatement on the Company’s assessment of internal control over financial reporting and concluded that the control deficiency that resulted in incorrect lease and depreciation accounting represented a material weakness as of December 29, 2004.

A material weakness in internal control over financial reporting is a control deficiency (within the meaning of the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 2), or combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. PCAOB Auditing Standard No. 2 identifies a number of circumstances that, because of their likely significant negative effect on internal control over financial reporting, are to be regarded as at least significant deficiencies, as well as strong indicators of a material weakness, including the restatement of previously issued financial statements to reflect the correction of a misstatement. As a result of the material weakness related to the Company’s lease and depreciation accounting, management has concluded that, as of December 29, 2004, the Company’s internal control over financial reporting was not effective based on the criteria set forth in the COSO framework.

The Company’s independent registered public accounting firm, KPMG LLP, has issued an audit report on management’s assessment of the Company’s internal control over financial reporting, which follows this report.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Denny’s Corporation:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Denny’s Corporation’s (the Company) internal control over financial reporting was not effective as of December 29, 2004, because of the material weakness in internal controls over the selection, monitoring, and review of assumptions and factors affecting lease accounting and leasehold improvement depreciation practices, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment as of December 29, 2004: Management identified deficiencies in the Company’s internal control over financial reporting regarding the selection, monitoring, and review of assumptions and factors affecting lease accounting and leasehold improvement depreciation practices, due to an error in the Company’s interpretation of U.S. generally accepted accounting principles. As a result of these deficiencies in the Company’s internal control, accounting errors in certain prior and current period financial statements were identified, resulting in the restatement of prior period financial statements. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Denny’s Corporation and subsidiaries as of December 29, 2004 and December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit, and comprehensive income (loss), and cash flows for the years then ended. This material weakness was considered in determining the nature, timing, and extent of audit procedures applied in our audit of the 2004 consolidated financial statements, and this report does not affect our report dated March 14, 2005, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, management’s assessment that Denny’s Corporation did not maintain effective internal control over financial reporting as of December 29, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Denny’s Corporation has not maintained effective internal control over financial reporting as of December 29, 2004, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.

KPMG LLP

Greenville, South Carolina

March 14, 2005

THE COMPANY

Introduction

Denny’s is America’s largest family-style restaurant chain in terms of market share and number of units. Denny’s, through its wholly owned subsidiary, Denny’s, Inc., owns and operates the Denny’s restaurant brand. At December 29, 2004, the Denny’s brand consisted of 1,603 restaurants, 553 of which are company-owned and operated and 1,050 of which are franchised/licensed restaurants. These Denny’s restaurants operated in 49 states, the District of Columbia, two U.S. territories and four foreign countries, with concentrations in California (25% of total restaurants), Florida (11%) and Texas (9%).

Denny’s restaurants generally are open 24 hours a day, 7 days a week. This “always open” operating platform is a distinct competitive advantage. We provide high quality menu offerings, generous portions at reasonable prices with friendly and efficient service in a pleasant atmosphere. Denny’s expansive menu offers traditional American-style food such as breakfast items, appetizers, sandwiches, dinner entrees and desserts. Denny’s sales are broadly distributed across each of its dayparts (i.e., breakfast, lunch, dinner and late-night); however, breakfast items account for the majority of Denny’s sales.

Successful Turnaround Program

Mr. Marchioli became President and Chief Executive Officer of Denny’s Corporation in February 2001. Under Mr. Marchioli’s leadership, Denny’s completed the divestiture of the Coco’s and Carrows restaurant brands in July 2002, enabling Denny’s to become a more focused single-concept company. Same-store sales growth for company-owned stores increased from 1.5% for the year ended December 27, 2000 to 5.9% for the year ended December 29, 2004. At the same time, the average guest check for company-owned stores increased from $6.45 to $7.23 and average weekly guest count for those stores increased from 3,997 to 4,386. We implemented this turnaround through the following strategies:

•	Improving Execution of Operations. In 2000, our restaurant operations were inconsistent in critical areas such as service, food and cleanliness. As part of our turnaround program, we began a series of “back to basics” initiatives to enhance the customer experience through enhanced food quality, faster service, cleaner restaurants and improved hospitality. In addition, we focused on instilling a culture of accountability driven by increasing reporting and analytics, and rewarding performance with monthly and quarterly incentive bonuses.

•	Rationalizing and Revitalizing Our Store Base. Since January 2001, we have aggressively closed underperforming stores while at the same time investing capital in our ongoing restaurant portfolio. Since then, we have closed 122 company-operated units and our franchisees have closed 217 franchised units. By closing underperforming stores and improving execution at more profitable units, we have significantly enhanced the quality of our restaurant portfolio. At the same time, we have pursued an aggressive remodeling program to upgrade the quality of our restaurant facilities.

•	Improving Product Offerings. We have upgraded the taste and quality of our menu as evidenced by our improving customer feedback scores. In addition, we have moved aggressively to launch new products across the menu, including items for health conscious customers and a new kids’ menu. In August 2003, we introduced our “abundant value” breakfasts at a value price point of $4.99. These “abundant value” breakfasts provide a large quantity of food at an attractive price point and have been well received by our customers. These successful promotions have resulted in a significant shift in our menu mix to the $4.99 offerings and away from the lower priced and less profitable Grand Slam breakfast.

•

Strengthening Our Franchise System.  Over the last several years, we have significantly increased the breadth of our franchisee base, which is no longer dominated by a small number of large franchisees as it was in the late 1990s. In addition, we have instilled a culture of accountability among our franchisees. For example, we have increased enforcement of remodeling requirements of franchisee restaurants and compliance with other brand standards. We believe that compliance with these policies has improved the physical appearance of our store base and customers’ perception of the Denny’s brand. We do not finance or guarantee any franchisee borrowings or otherwise provide financial assistance to our franchisees. As a result of our diligent management of franchise receivables, we have had minimal bad debt expense.

•	Improving our Capital Structure. The Refinancing Transactions were intended to simplify our capital structure, extend debt maturities and increase our financial flexibility while at the same time lowering our annual interest expense. After giving effect to the Refinancing Transactions, we have no material debt amortization requirements until the term loan portion of our New First Lien Facility matures in 2009. Because we have lowered debt service requirements after completing the Refinancing Transactions, we believe we have more flexibility to continue our restaurant improvement initiatives which will enable us to further improve our credit profile.

Competitive Strengths

•	Exceptional Brand Equity. With 99% brand awareness, Denny’s is an American icon. Our restaurants are open 24 hours a day, 7 days a week, which distinguishes us from many other restaurant operators. The core strengths of our brand include our reputation as a leader in the breakfast category, good price and value for our customers and a welcome place for families.

•	National Advertising Campaign. We believe we have the largest advertising budget of any company in the family-style restaurant category. We use national network advertising, which we believe provides us with a competitive advantage and is a key differentiating factor for potential franchisees. Our national advertising campaign has improved the impact and cost efficiency of our media expenditures and ensures that all geographic areas receive television coverage. In 2004, we expanded our national television program from 24 weeks to 35 weeks which we believe has contributed to our positive same-store sales growth this year.

•	Competitive Franchise Model. We believe that Denny’s is an attractive financial proposition for our franchisees and that our fee structure is competitive with other full-service brands. In addition, our franchisees receive the benefit of our national network advertising. Denny’s brand longevity and broad consumer awareness, coupled with the largest advertising budget in the family-style restaurant category, should continue to attract new franchisees to our system.

•	Balanced Mix of Company Units and Franchised Units. Our restaurant portfolio is well balanced across company units and franchised units, with approximately one-third of our portfolio consisting of company units and two-thirds franchised units. This balanced business model provides the stability of high margin cash flows associated with the franchise business model as well as the quality control and capacity for margin expansion associated with a company-owned business model. We believe that this ownership model demonstrates to our franchisees a stronger commitment to our brand compared with franchise-centric business models.

•	Proven Management Team with Extensive Restaurant Experience. Members of our executive management team have an average of 22 years of experience in the restaurant/retail industry including operations, finance, franchising and consumer marketing and have held key positions at various restaurant companies. Mr. Marchioli moved to add new positions and members to the management team in order to execute the aggressive turnaround begun in 2001. Our experienced leadership team is focused on our core strengths and maintaining service excellence.

Our Strategy

Our business strategy includes the following:

•	Continue to Enhance Customer Dining Experience. We believe that the proper execution of basic restaurant operations in each Denny’s restaurant, whether it is company-owned or franchised, is critical to our success. To meet and exceed our customers’ expectations, we require both our company-owned and our franchised restaurants to maintain the same strict brand standards. These standards relate to the preparation and efficient serving of quality food; and the maintenance, repair and cleanliness of restaurants. We endeavor to ensure that all restaurants offer quality food served by friendly, knowledgeable and attentive employees in a clean and well-maintained restaurant.

•	Grow our Brand Through New Marketing Initiatives We plan to build on our strong brand awareness and highlight our strengths such as (i) our simple, good, honest food, (ii) our warm hospitality and sit-down service and (iii) our 24 hour a day, 7 day a week operations. With breakfast as a traffic generator, we will use in-store merchandising to promote our lunch and dinner selections. We also plan to continue our “abundant value” message. We introduced our “abundant value” breakfasts in August 2003 at a value price point of $4.99 compared to the $2.99 price point of the Grand Slam breakfast offering. The “abundant value” breakfasts have been well received by our customers enabling us to increase our average guest check.

•	Continue Remodeling of the Store Base. We plan to continue our remodeling program to upgrade the quality of our restaurant facilities. The current remodel program consists of 14 elements to freshen up the condition of a restaurant. We plan to maintain a low-cost remodel program, which we believe will facilitate increased sales and guest counts at remodeled locations. We are currently testing a new remodel design. The elements and cost of this new design are similar to our current remodel program, but represent an evolution of colors and elements to provide our customers a more warm and inviting environment.

•	Prudent Expansion of Our Store Base. Despite our national footprint, there remain significant areas of the country with relatively low market penetration providing attractive opportunities for expansion. We plan to expand the base of Denny’s restaurants predominantly through new franchise units. Regarding company development, we plan to focus on flagship units in markets where we have proven track records, such as Las Vegas, Hawaii, Orlando, San Diego and San Francisco/San Jose. For example, in December 2004 we opened a fourth company-operated store on the Las Vegas strip. We believe that selected company development is good for the Denny’s system and demonstrates company leadership to our current and potential franchisees.

Research and Development

Denny’s employs a comprehensive system to ensure that the menu remains interesting to all customers. Our research and development group analyzes consumer trends, competitive activity and operator input to determine new offerings. We develop new offerings in our test kitchen and then introduce them in selected restaurants to determine customer response and to ensure that consistency, quality standards and profitability are maintained. If a new item proves successful at the research and development level, it is usually tested in selected markets. A successful menu item is then incorporated into the restaurant system. Low selling items are periodically removed from the menu. While research and development are important to the Denny’s business, amounts expended for these activities are not significant.

Marketing & Advertising

Our marketing department manages contributions from both company-owned and franchised units providing for an integrated marketing and advertising process to promote our brand including:

•	media advertising;

•	menu management;

•	menu pricing strategy; and

•	specialized promotions to help differentiate Denny’s from our competitors.

Media advertising is primarily product oriented, featuring consistent, high-quality entrees presented to communicate the theme of great food at great values to our guests. Our advertising is conducted, depending on the market, through:

•	television;

•	radio;

•	outdoor; and

•	print.

During 2003, we transitioned from local television advertising to national television advertising. This decision improved the impact and cost efficiency of our media expenditures and ensures that each area of operation receives television coverage. We continued our national television advertising campaigns during 2004.

Denny’s integrated marketing and advertising approach reaches out to all consumers. Community outreach programs are designed to enhance our diversity efforts. We use sophisticated consumer marketing research techniques to measure customer satisfaction and customers’ evolving expectations.

Franchising

The Denny’s system is approximately one-third company-operated and two-thirds franchised. Our criteria to become a Denny’s franchisee include minimum liquidity and net worth requirements and appropriate operational experience. We believe that Denny’s is an attractive financial proposition for our franchisees and that our fee structure is competitive with other full service brands. The initial fee for a single Denny’s franchise is $40,000 and the royalty payment is 4% of gross sales. Additionally, our franchisees contribute up to 4% of gross sales for advertising.

A network of regional franchise operations managers oversee our franchised restaurants to ensure compliance with brand standards, promote operational excellence, and provide general support to our franchisees. These managers visit each franchised unit an average of two to four times per quarter.

Site Selection

The success of any restaurant is influenced significantly by its location. Our real estate and franchise development groups work closely with franchisees and real estate brokers to identify sites which meet specific standards. Sites are evaluated on the basis of a variety of factors, including but not limited to:

•	demographics;

•	traffic patterns;

•	visibility;

•	building constraints;

•	competition;

•	environmental restrictions; and

•	proximity to high-traffic consumer activities.

Capital Expenditures

We invest significantly in our restaurant facilities in order to provide a well-maintained, comfortable environment and improve the overall customer experience. During 2004, 2003 and 2002, we spent approximately $36 million, $32 million and $42 million, respectively, in capital expenditures and $17 million, $18 million and $19 million, respectively, for repairs and maintenance of company-owned units.

We have remodeled approximately 182 company-owned restaurants in the past three years. In addition, our franchisees have remodeled approximately 258 restaurants in the past three years. We believe our remodel program appeals to existing and new franchisees, which is integral to the completion of the program systemwide. The normal components of a remodel include, among other things, new signs, painting of the building exterior and interior, wallpaper, pictures, carpet, chairs, tables and booths. During 2004, the average cost to remodel a company-owned unit was approximately $150,000.

Product Sources and Availability

We have a centralized purchasing program which is designed to ensure uniform product quality as well as to minimize food, beverage and supply costs. Our size provides significant purchasing power which often enables us to obtain products at favorable prices from nationally recognized manufacturers. Our purchasing department administers our programs for the procurement of food and non-food products to the benefit of both company-owned and franchised restaurants.

While nearly all products are contracted for by our purchasing department, the majority are purchased and distributed through Meadowbrook Meat Company (“MBM”) under a long-term distribution contract. MBM distributes restaurant products and supplies to Denny’s from nearly 300 vendors, representing approximately 85% of our restaurant product and supply purchases. We believe that satisfactory sources of supply are generally available for all the items regularly used by our restaurants, and we have not experienced any material shortages of food, equipment, or other products which are necessary to our restaurant operations.

Seasonality

Our business is moderately seasonal. Restaurant sales are generally greater in the second and third calendar quarters (April through September) than in the first and fourth calendar quarters (October through March). Additionally, severe weather, storms and similar conditions may impact sales volumes seasonally in some operating regions. Occupancy and other operating costs, which remain relatively constant, have a disproportionately greater negative effect on operating results during quarters with lower restaurant sales.

Trademarks and Service Marks

Through our wholly owned subsidiaries, we have certain trademarks and service marks registered with the United States Patent and Trademark Office and in international jurisdictions, including Denny’s® and Grand Slam Breakfast®. We consider our trademarks and service marks important to the identification of our restaurants and believe they are of material importance to the conduct of our business. Domestic trademark and service mark registrations are renewable at various intervals from 10 to 20 years, while international trademark and service mark registrations have various durations from 5 to 20 years. We generally intend to renew trademarks and service marks which come up for renewal. We own or have rights to all trademarks we believe are material to our restaurant operations. In addition, we have registered various domain names on the internet that incorporate certain of our trademarks and service marks, and believe these domain name registrations are an integral part of our identity. From time to time, we may resort to legal measures to defend and protect the use of our intellectual property.

Competition

The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other varied establishments. Full-service restaurants include the mid-scale, casual dining and upscale (fine dining) segments. A large portion of mid-scale business comes from three categories—family-style, family steak and cafeteria—and is characterized by complete meals, menu variety and moderate prices ($6 to $9 average check). The family-style category, which includes Denny’s, consists of a small number of national chains, many local and regional chains, and thousands of independent operators. The casual dining segment, which typically has higher menu prices ($8 to $16 average check) and generally offers alcoholic beverages, includes a small number of national chains, regional chains and independent operators. The quick-service segment is characterized by lower average checks (generally $3 to $5), portable meals, fast service and convenience.

The restaurant industry is highly competitive, and competition among major companies that own or operate restaurant chains is especially intense. Restaurants compete on the basis of name recognition and advertising; the price, quality, variety, and perceived value of their food offerings; the quality of their customer service; and the convenience and attractiveness of their facilities. In addition, despite recent changes in economic conditions, competition for qualified restaurant-level personnel remains high.

Denny’s direct competition in the family-style segment is primarily a collection of regional chains. Denny’s also competes with quick service restaurants as they attempt to upgrade their menus with entrée salads, new breakfast offerings and extended hours. We believe that Denny’s has a number of competitive strengths including strong brand name recognition, well-located restaurants, and market penetration. We benefit from economies of scale in a variety of areas including advertising, purchasing and distribution. Additionally, we believe that Denny’s has competitive strengths in the value, variety, and quality of our food products, and in the quality and training of our employees. See “Risk Factors” appearing elsewhere in this prospectus for certain additional factors relating to our competition in the restaurant industry.

Economic, Market and Other Conditions

The restaurant industry is affected by many factors, including changes in national, regional and local economic conditions affecting consumer spending, the political environment including acts of war and terrorism, changes in customer travel patterns, changes in socio-demographic characteristics of areas where restaurants are located, changes in consumer tastes and preferences, increases in the number of restaurants, unfavorable trends affecting restaurant operations such as rising wage rates, healthcare costs, utilities expenses and unfavorable weather.

Government Regulations

We and our franchisees are subject to local, state and federal laws and regulations governing various aspects of the restaurant business, including, but not limited to:

•	health;

•	sanitation;

•	land use, sign restrictions and environmental matters;

•	safety;

•	disabled persons’ access to facilities;

•	the sale of alcoholic beverages; and

•	hiring and employment practices.

The operation of our franchise system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. We believe we are in material compliance with applicable laws and regulations, but we cannot predict the effect on operations of the enactment of additional regulations in the future.

We are also subject to federal and state laws governing matters such as minimum wage, overtime and other working conditions. At December 29, 2004, a substantial number of our employees were paid the minimum wage. Accordingly, increases in the minimum wage or decreases in the allowable tip credit (which reduces the minimum wage paid to tipped employees in certain states) increase our labor costs. This is especially true for our operations in California, where there is no tip credit. Employers must pay the higher of the federal or state minimum wage. We have attempted to offset increases in the minimum wage through pricing and various cost control efforts; however, there can be no assurance that we will be successful in these efforts in the future.

Environmental Matters

Federal, state and local environmental laws and regulations have not historically had a material impact on our operations; however, we cannot predict the effect of possible future environmental legislation or regulations on our operations.

Employees

At December 29, 2004, we had approximately 27,000 employees, none of whom are subject to collective bargaining agreements. Many of our restaurant employees work part-time, and many are paid at or slightly above minimum wage levels. As is characteristic of the restaurant industry, we experience a high level of turnover among our restaurant employees. We have experienced no significant work stoppages, and we consider our relations with our employees to be satisfactory.

Properties

Most Denny’s restaurants are free-standing facilities, with property sizes averaging approximately one acre. The restaurant buildings average 4,800 square feet, allowing them to accommodate an average of 140 guests. The number and location of our restaurants as of December 29, 2004 are presented below:

State/Country	Company Owned	Franchised/ Licensed
Alabama	3	—
Alaska	—	4
Arizona	23	50
Arkansas	—	10
California	158	241
Colorado	8	18
Connecticut	—	8
District of Columbia	—	1
Delaware	3	—
Florida	59	123
Georgia	—	12
Hawaii	3	3
Idaho	—	6
Illinois	33	21
Indiana	3	30
Iowa	—	1
Kansas	—	9
Kentucky	6	5
Louisiana	5	4
Maine	—	7
Maryland	7	18
Massachusetts	—	7
Michigan	23	4
Minnesota	3	13
Mississippi	2	—
Missouri	5	35
Montana	—	4
Nebraska	—	1
Nevada	10	11
New Hampshire	—	3
New Jersey	6	5
New Mexico	2	19
New York	38	13
North Carolina	4	13
North Dakota	—	3
Ohio	21	10
Oklahoma	3	22
Oregon	—	23
Pennsylvania	37	7
Rhode Island	—	2
South Carolina	10	3
South Dakota	—	3
Tennessee	2	1
Texas	37	113

State/Country	Company Owned	Franchised/ Licensed
Utah	—	21
Vermont	—	2
Virginia	9	15
Washington	21	40
West Virginia	—	2
Wisconsin	9	8
Guam	—	2
Puerto Rico	—	11
Canada	—	52
Other International	—	11

	553	1,050

Of the 553 restaurants we operated as of December 29, 2004, we owned the land and building of 140, owned the building and leased the land of 27, and leased both the land and building of 386. We also owned the land and building of 93 franchised restaurants and leased the land and building of an additional 240 franchised restaurants, which we leased or subleased to our franchisees.

In addition to the restaurants, we own an 18-story, 187,000 square foot office building in Spartanburg, South Carolina, which serves as our corporate headquarters. Our corporate offices currently occupy approximately 15 floors of the building, with a portion of the building leased to others.

See Note 7 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus for information concerning encumbrances on some of our properties.

Legal Proceedings

There are various claims and pending legal actions against or indirectly involving us, including actions concerned with civil rights of employees and customers, other employment related matters, taxes, sales of franchise rights and businesses and other matters. Our ultimate legal and financial liability with respect to these matters cannot be estimated with certainty. However, we believe, based on our examination of these matters and our experience to date, that the ultimate liability, if any, in excess of amounts already provided for these matters in our consolidated financial statements is not likely to have a material adverse effect on our results of operations, financial position or cash flows.

MANAGEMENT

Directors

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years. Each director serves until the annual meeting of Denny’s Corporation’s stockholders following the election of such director and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since
Vera K. Farris	64	Director of Denny’s Corporation; President Emerita and Distinguished Professor, The Richard Stockton College of New Jersey (1983-June, 2003); Professor, University of Pennsylvania (July, 2003-present); Hesburgh Judge for TIAA CREF.	1993

Vada Hill	45	Director of Denny’s Corporation; Senior Vice President and Chief Marketing Officer of Federal National Mortgage Association (Fannie Mae) (1999-present); Chief Marketing Officer of Taco Bell Corporation (1997-1999).	2003

Nelson J. Marchioli	55	President and Chief Executive Officer and Director of Denny’s Corporation and Denny’s, Inc. (2001-present); President of El Pollo Loco, Inc. (a subsidiary of Denny’s Corporation until 1999) (1997-2001).	2001

Robert E. Marks	53	Director of Denny’s Corporation; Chairman of Denny’s Corporation (2004-present); President of Marks Ventures, LLC, a private equity investment firm (1994-present); Director of Soluol, Inc., and Brandrud Furniture Company as well as a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee.	1998

Henry J. Nasella	58	Director of Denny’s Corporation; Venture Partner at Apax Partners, Inc., an international private equity investment group (2001–present); Chairman/Co-Founder of Online Retail Partners, Inc. (1999-2000); Chairman and Chief Executive Officer of Star Markets Co. Inc., a New England food retailer, (1994-1999), President and Chief Operating Officer of Staples, Inc. (1988-1993). Director of Phillips-Van Heusen Corporation and Spyder Active Sports, Inc. as well as a member of the Board of Trustees at Northeastern University.	2004

Elizabeth A. Sanders	59	Director of Denny’s Corporation; Principal of The Sanders Partnership, a consulting firm (1990-present); Vice President and General Manager of Nordstrom, Inc. (1981-1990); Director of Washington Mutual, Inc., Wal-Mart Stores, Inc., Wellpoint Health Networks, Inc. and Wolverine Worldwide, Inc.	1995

Donald R. Shepherd	68	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Debra Smithhart-Oglesby	50	Director of Denny’s Corporation; President of O/S Partners, an investment capital and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine and director of Noodles & Company.	2003

There are three standing committees of the Board of Directors of Denny’s Corporation, the Compensation and Incentives Committee, the Corporate Governance and Nominating Committee and the Audit and Finance Committee. The Compensation and Incentives Committee is comprised of Ms. Farris, Ms. Sanders, Mr. Hill and Mr. Shepherd, with Ms. Farris serving as chair. Mss. Farris, Sanders and Smithart-Oglesby and Messrs. Marks and Hill currently make up the Corporate Governance and Nominating Committee, with Ms. Sanders serving as chair.

The Audit and Finance Committee currently consists of Messrs. Marks, Nasella and Shepherd and Ms. Smithart-Oglesby, with Ms. Smithart-Oglesby serving as chair. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards. The Board has determined that at least two Board members currently serving on the Audit Committee of Denny’s Corporation, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds which includes Mr. Marks’ experience analyzing and evaluating financial statements (of the same or greater complexity as those of Denny’s Corporation) as a part of his over 20 years of work experience in the field of private equity investments, in more than 15 different industries.

Executive Officers

The following table sets forth information with respect to each executive officer of Denny’s Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Janis S. Emplit	49	Senior Vice President for Strategic Services of Denny’s Corporation (June 2003-present); Senior Vice President and Chief Information Officer of Denny’s Corporation (1999-present); Vice President, Information Systems of Denny’s Corporation’s predecessor, Advantica Restaurant Group, Inc. (“Advantica”) (1997-1998).

Andrew F. Green	49	Senior Vice President and Chief Financial Officer of Denny’s Corporation (2001-present); Senior Vice President, Planning and Corporate Controller of Advantica (1998-2001); Vice President, Planning and Corporate Controller of Advantica (1997-1998).

Craig E. Herman	54	Senior Vice President, Company Operations of Denny’s, Inc. (January 2005-present); Division Vice President, Operations of Denny’s, Inc. (2001-January 2005); District Manager, Tim Hortons (2000-2001); Operating Partner, Regional Partner of Bruegger’s Bagels (1993-1999).

Margaret L. Jenkins	53	Senior Vice President, Marketing and Franchise Development, Chief Marketing Officer of Denny’s, Inc. (2002-present); Vice President of Marketing of El Pollo Loco, Inc. (a subsidiary of Denny’s Corporation until 1999) (1998-2002).

Nelson J. Marchioli	55	Chief Executive Officer and President of Denny’s Corporation (2001-present); President of El Pollo Loco, Inc. (a subsidiary of Denny’s Corporation until 1999) (1997-2001).

Rhonda J. Parish	48	Executive Vice President of Denny’s Corporation (1998-present); Chief Administrative Officer of Denny’s Corporation (January 2005-present); General Counsel and Secretary of Denny’s Corporation (1995-present); Senior Vice President of Advantica (1995-1998).

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Samuel M. Wilensky	47	Division Vice President, Franchise Operations of Denny’s, Inc. (2001-present); Regional Vice President, Franchise Operations of Denny’s, Inc. (2000-2001); Regional Director, Franchise Operations of Denny’s, Inc. (1999-2000); Regional Director, Company Operations of Denny’s, Inc. (1994-1999).

Compensation of Directors

Each director of Denny’s Corporation, other than Nelson J. Marchioli, will receive the following compensation: (i) a $45,000 annual cash retainer (paid in equal installments on a quarterly basis), (ii) an annual award of 8,100 deferred stock units, and (iii) an annual grant of options to purchase 18,900 shares of common stock. Such options typically have a term of 10 years, become exercisable at a rate of 33 1/3% per annum for three consecutive years beginning on the first anniversary of the date of grant and have an exercise price equal to the fair market value of the common stock of Denny’s Corporation on the date of grant. Such deferred stock units typically will be settled on a 1-for-1 basis in common stock of Denny’s Corporation upon termination of service as a director of Denny’s Corporation. Rather than the $45,000 annual cash retainer paid to other directors, the Chairman of the Board will receive $100,000 on an annual basis for his service as Chairman of the Board. The Chair of the Audit and Finance Committee will receive additional compensation annually of $20,000 and the Chair of the Corporate Governance and Nominating Committee and the Compensation and Incentives Committee each will receive additional compensation annually of $15,000 for their service as the committee chair. In addition, each member of the Board of Directors will receive deferred stock units for attendance at or participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of deferred stock units earned by directors for specially-called meetings shall be determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and shall be calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of Denny’s Corporation common stock on the last day of the quarter.

Compensation of Officers

The following summary compensation table sets forth, for our last three completed fiscal years, the compensation provided by Denny’s Corporation to any individual serving at any time during 2004 as its Chief Executive Officer as well as the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2004. We refer to the Chief Executive Officer and these other executive officers as the “named executive officers.”

Summary Compensation Table

Name and Principal Position as of December 29, 2004	Year	Annual Compensation(1)				Long-Term Compensation Awards	All Other Compensation (5)(6)(7)
		Salary(2)		Bonus(3)	Restricted Stock Units(4)	Number of Securities Underlying Options
Nelson J. Marchioli President and Chief Executive Officer	2004 2003 2002	$645,524 603,243 597,233		$942,500 45,000 453,945	$4,220,000 — —	1,000,000 — —	$352,300 256,301 121,514

Rhonda J. Parish Executive Vice President, Chief Administrative Officer, General Counsel and Secretary (8)	2004 2003 2002	352,047 337,688 335,676		336,757 21,970 190,125	1,266,000 — —	300,000 40,000 20,000	200,666 110,486 108,475

Margaret L. Jenkins Senior Vice President, Marketing and Franchise Development, Chief Marketing Officer	2004 2003 2002	310,986 302,409 157,346	(9)	296,888 97,500 6,963	1,139,400 — —	270,000 40,000 20,000	179,904 89,246 441,727

Andrew F. Green Senior Vice President and Chief Financial Officer	2004 2003 2002	308,558 278,950 261,835		301,600 17,420 152,100	1,139,400 — —	270,000 40,000 20,000	180,037 94,082 106,738

Janis S. Emplit Senior Vice President, Strategic Services and Chief Information Officer	2004 2003 2002	289,954 272,382 264,042		278,038 17,233 147,713	1,139,400 — —	270,000 40,000 20,000	167,937 89,674 106,096

(1)	The amounts shown for each named executive officer exclude perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.

(2)	The amounts in this column include certain costs and credits to the named executive officers relating to certain life, health and disability insurance coverage provided through Denny’s Corporation.

(3)	The amounts shown in this column for 2002 and 2003 reflect bonus payments received in the respective year by the named executive officers under our incentive programs which relate to the prior fiscal year.

(4)	The amounts shown in this column reflect the dollar value (based on the closing price of the common stock of Denny’s Corporation on the date of grant) of restricted stock units awarded to the named executive officers in 2004 pursuant to our 2004 Total Shareholder Return Program (the “2004 TSR Program”) under the Denny’s Corporation 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). Under the 2004 TSR Program, up to one-third of each award may vest on June 30, 2005, 2006 and 2007 based on total shareholder return compared with a peer group over the 12-month period preceding the vesting date. The entire award, however, will vest after five years of continued employment with Denny’s Corporation. Vested units will be settled 50% on the one-year anniversary of the vesting date and 50% on the two-year anniversary of the vesting date, and will be paid one-half in cash and one-half in common stock of Denny’s Corporation, on a 1-for-1 conversion basis. The number of the aggregate restricted stock units held as of December 29, 2004 by Messrs. Marchioli and Green and Mss. Parish, Jenkins and Emplit is 1,000,000, 270,000, 300,000, 270,000 and 270,000, respectively. The value of the aggregate restricted stock units held as of December 29, 2004 by Messrs. Marchioli and Green and Mss. Parish, Jenkins and Emplit are $4,400,000, $1,188,000, $1,320,000, $1,188,000 and $1,188,000, respectively.

(5)	The amounts for Mr. Marchioli for 2004, 2003 and 2002 were made pursuant to his employment agreement and include payments made in connection with his relocation to South Carolina in the amounts of $0, $110,399 and $94,429, respectively, reimbursement of certain professional fees in the amounts of $1,600, $2,000 and $3,500, respectively, and automobile allowances of $13,200, for each such year. Additionally, the 2003 and 2002 amounts reflect our contributions totaling $18,202 and $10,385, respectively, to his account under our deferred compensation plan. For additional information see “—Employment Agreements—Marchioli Employment Agreements.”

(6)	The amounts for Mss. Parish, Jenkins and Emplit and Mr. Green include our contributions to their deferred compensation accounts which for 2004 amounted to $10,541, $11,154, $10,437 and $11,287, and for 2003 amounted to $10,140, $0, $8,177 and $8,520, respectively, and for 2002 amounted to $5,850, $0, $4,639 and $4,638 respectively, as well as our contributions made to such officers’ accounts under the Advantica Secured Savings Plan, which for 2002 amounted to $2,625, $0, $1,457 and $2,100, respectively. Additionally, the 2002 amounts for Mss. Parish and Emplit and Mr. Green reflect leadership retention payments in the amount of $100,000 each. Amounts for Ms. Jenkins include payments made in connection with her hiring and relocation to South Carolina which for 2002 amounted to $441,727.

(7)	2004 and 2003 amounts for each named executive officer include stay bonus payments, which amounted to $337,500 and $112,500, respectively, for Mr. Marchioli, $190,125 and $63,375, respectively, for Ms. Parish, $168,750 and $56,250, respectively, for Mr. Green and Ms. Jenkins, and $157,500 and $52,500, respectively, for Ms. Emplit. Also, for each named executive officer, with the exception of Mr. Marchioli, 2003 amounts include stock and cash payouts received by such officers in 2003 under the 2002 TSR Program, the fair market value of which amounted to $36,971 for Ms. Parish, $32,996 for Ms. Jenkins, $29,312 for Mr. Green and $28,997 for Ms. Emplit.

(8)	Ms. Parish was named Chief Administrative Officer in January 2005.

(9)	This amount reflects base salary paid for only the portion of the year in which the named executive officer was employed by us.

Stock Options

The following table sets forth information regarding all options to acquire shares of the common stock of Denny’s Corporation granted to the named executive officers during the fiscal year ended December 29, 2004.

Option Grants in 2004

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)(3)	% of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Market Price on Date of Grant (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						0%	5%	10%
Nelson J. Marchioli	1,000,000	24.70%	$2.42	$4.22	11/10/14	$1,800,000	$4,453,935	$8,525,593
Rhonda J. Parish	300,000	7.41%	$2.42	$4.22	11/10/14	$540,000	$1,336,181	$2,557,678
Margaret L. Jenkins	270,000	6.67%	$2.42	$4.22	11/10/14	$486,000	$1,202,563	$2,301,910
Andrew F. Green	270,000	6.67%	$2.42	$4.22	11/10/14	$486,000	$1,202,563	$2,301,910
Janis S. Emplit	270,000	6.67%	$2.42	$4.22	11/10/14	$486,000	$1,202,563	$2,301,910

(1)	Such options listed for the named executive officers were granted under the 2004 Omnibus Plan. All options listed expire ten years from the date of the grant.

(2)	The market price equals the closing price of common stock of Denny’s Corporation on the date of the grant.

(3)	These options vest and become exercisable in 33 1/3% increments on each of December 29, 2004, December 28, 2005 and December 27, 2006, provided (1) Denny’s achieved an increase in same store sales for the fourth quarter of the 2004 fiscal year, and (2) the named executive officer received a favorable rating on such officer’s 2004 employee performance evaluation. Denny’s achieved the required increase in same store sales, and each named executive officer received the required rating on such performance evaluation.

The following table sets forth information with respect to the 2004 year-end values of unexercised options granted pursuant to the 2004 Omnibus Plan, the Denny’s Inc. Omnibus Incentive Compensation Plan for Executives and the Advantica Stock Option Plan, held by each of the persons named in the Summary Compensation Table at fiscal year-end.

Aggregated Option Exercises in 2004 and

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
	Exercisable/Unexercisable	Exercisable/Unexercisable
Nelson J. Marchioli	2,333,334/666,666	$6,672,501 / $1,319,999
Rhonda J. Parish	426,668/233,332	$ 786,872 / $ 522,128
Margaret L. Jenkins	116,668/213,332	$ 274,872 / $ 481,929
Andrew F. Green	306,668/213,332	$ 677,072 / $ 482,528
Janis S. Emplit	316,668/213,332	$ 677,072 / $ 482,528

No options held by the above named executive officers were exercised in 2004.

Retirement Plans

The Advantica Pension Plan (the “Pension Plan”), a tax qualified defined benefit retirement plan, is maintained by Denny’s. Such plan is described below.

The following table shows the estimated annual benefits for a single life annuity that could be payable under the Pension Plan, as amended, and the ancillary plan described below upon a person’s normal retirement at age 65 if that person were in one of the following classifications of assumed compensation and years of credited service.

Average Annual Remuneration Over a Five-Year Period	Years of Service
	15	20	25	30	35
$ 200,000	$41,529	$55,372	$69,215	$83,057	$96,900
250,000	52,779	70,372	87,965	105,557	123,150
300,000	64,029	85,372	106,715	128,057	149,400
350,000	75,279	100,372	125,465	150,557	175,000
400,000	86,529	115,372	144,215	173,057	200,000
500,000	109,029	145,372	181,715	218,057	250,000
600,000	131,529	175,372	219,215	263,057	300,000
700,000	154,029	205,372	256,715	308,057	350,000
800,000	176,529	235,372	294,215	353,057	400,000
900,000	199,029	265,372	331,715	398,057	450,000
1,000,000	221,529	295,372	369,215	443,057	500,000
1,200,000	266,529	355,372	444,215	533,057	600,000
1,400,000	311,529	415,372	519,215	623,057	700,000
1,600,000	356,529	475,372	594,215	713,057	800,000

The Pension Plan is noncontributory and covers a limited number of employees of Denny’s, Inc. In 1999, the Pension Plan was amended to effect the following changes (1) no new participants are allowed into the plan after December 31, 1999; (2) all future pension benefit accruals for highly compensated employees are earned beginning January 1, 2000 under the ancillary plan described below; and (3) all benefit accruals earned under the plan and ancillary plan were frozen as of December 31, 2004. Participants in the Pension Plan, therefore, are limited to those employees who, on or prior to December 31, 1999, had attained the age of 21 and had completed one thousand hours of service, and no participant accrues any benefit after December 31, 2004. A participant’s annual retirement benefit under the Pension Plan at normal retirement age is calculated by multiplying the number of years of participation in the Pension Plan (not to exceed 35 years, and not including years after 1999 for highly compensated participants or years after 2004 for other participants) by the sum of one percent of the average Compensation (as defined below) paid during 60 consecutive calendar months chosen to produce the highest average through 1999 for highly compensated participants or through 2004 for other participants (“Average Compensation” for the purposes of this paragraph) plus an additional one-half of one percent of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally paid in the form of a life annuity or, if the retiree is married, a joint and survivor annuity. “Compensation” for the purpose of this paragraph generally consists of all remuneration paid by the employer to the employee for services rendered as reported or reportable on Form W-2 for federal income tax withholding purposes (including the amount of any year-end bonus paid), excluding reimbursements and other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (such exclusions including, without limitation, severance pay, leadership retention payments, relocation allowance, gross-up pay to compensate for taxable reimbursements, hiring bonuses, cost of living differentials, special overseas premiums, compensation resulting from participation in, or cancellation of, stock option plans, contributions by the employer to the Pension Plan or any other benefits plan and imputed income resulting from the use of our property or services). Compensation also includes employee elective contributions under a Section 401(k) plan maintained by the employer and salary reduction amounts under a Section 125 plan maintained by the employer. The funding of the Pension Plan is based on actuarial determinations. The Pension Plan was amended early in 2004 to revise the definition of “actuarial equivalent” and to clarify that benefits generally will not be paid until after an employee notifies the employer and applies for benefits, as required by recent regulatory changes. The changes do no affect the calculation of benefits.

Ancillary to the Pension Plan is a non-qualified plan for a select group of management and highly compensated employees that provides for benefits limited by the limits on benefits and compensation under the Code. “Compensation” and “Average Compensation” are defined in this ancillary plan the same way they are defined in the Pension Plan. Consequently, the accrual of all further benefits under the ancillary plan ceased on December 31, 2004. Benefits payable under the ancillary plan are included in the table above.

The maximum annual pension benefit payable under the Pension Plan for 2004 was $165,000 (or, if greater, the participant’s 1982 accrued benefit).

Except for the accrual of certain non-qualified benefits as described herein, the Compensation included under the Pension Plan (including the ancillary non-qualified plan) generally corresponds with the annual compensation of the named executive officers in the Summary Compensation Table above. Includable Compensation for 2004 for Mss. Parish, Jenkins and Emplit and Messrs. Marchioli and Green was $421,037, $371,810, $347,910, $845,000, and $384,669, respectively.

As of December 31, 2004 the estimated credited years of service under the Advantica Pension Plan and the ancillary plan for Mss. Parish, Jenkins and Emplit and Messrs. Marchioli and Green, were 9, 0, 8, 0, and 8, respectively.

Employees may retire as early as age 55 with five years of service. Employees with age and service equaling or exceeding 85 and who are within five years of the normal retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of three percent in accrued benefits for the first five years prior to normal retirement date and six percent for the next five years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced. Retirement benefits are fully vested after a participant completes five years of service.

Employment Agreements

Marchioli Employment Agreements

Mr. Marchioli and Denny’s Corporation entered into an employment agreement (the “Marchioli Employment Agreement I”) effective February 5, 2001 (the “Agreement I Effective Date”) which provided that we would employ Mr. Marchioli as President and Chief Executive Officer of Denny’s Corporation and its wholly owned subsidiary, Denny’s, Inc., for a period of three years from the Agreement I Effective Date unless terminated earlier by reason of his death, permanent disability, voluntary termination or involuntary termination with or without cause. The Marchioli Employment Agreement I prohibited Mr. Marchioli from soliciting for employment the employees of Denny’s Corporation or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of one year after the later of the termination of his employment or the date on which we are no longer required to make certain termination benefits. The Marchioli Employment Agreement I further prohibits Mr. Marchioli from using or disclosing certain “confidential” or “proprietary” information for purposes other than carrying out his duties with us.

During 2003 and near the end of the three year term of the Marchioli Employment Agreement I, Mr. Marchioli and the Denny’s Corporation negotiated and entered into a new employment agreement (the “Marchioli Employment Agreement II”), effective November 1, 2003 through December 31, 2005 (the “Agreement II Effective Date”), which contains generally the provisions described immediately above for the Marchioli Employment Agreement I as well as other provisions described further below for the Marchioli Employment Agreement II.

The material terms of the Marchioli Employment Agreement I, were as follows: (i) an annual base salary that shall be as determined by the Board of Directors of Denny’s Corporation but shall not be less than $600,000, (ii) an annual performance bonus at an annual rate of at least 75% of his annual base salary if Denny’s Corporation and Mr. Marchioli achieve budgeted financial and other performance targets which shall be established by the Compensation and Incentives Committee of the Board of Directors of Denny’s Corporation (the “Compensation Committee”), with the payment of the performance bonus for the year 2001 being guaranteed, (iii) a grant of an option (the “Marchioli Option”) as of the Agreement I Effective Date under our stock option plan, to purchase, for a ten year period, 2,000,000 shares of Denny’s Corporation’s common stock (at an exercise price of $1.03, the fair market value per share of the common stock on the Agreement I Effective Date, with respect to 1,250,000 shares and $2.00 per share with respect to the remaining 750,000 shares) which vests at a rate of 33 1/3% per year beginning on the first anniversary date of the grant and which becomes 100% vested in the event of (a) termination without cause in which case the option shall be exercisable for 36 months following the effective date of such termination, (b) a dissolution or liquidation of Denny’s Corporation, (c) a sale of all or substantially all of the assets of Denny’s Corporation, (d) a merger or consolidation involving Denny’s Corporation where it is not a surviving corporation or where holders of its common stock receive securities or other property from another corporation, or (e) a tender offer for at least a majority of the outstanding common stock of Denny’s Corporation and (iv) a sign-on bonus within five days of the Agreement Effective Date in the amount of $1,623,264. The Marchioli Employment Agreement entitled Mr. Marchioli to certain other privileges and benefits, including participation in all of our benefit plans, generally applicable to our executive officers.

The material terms of the Marchioli Employment Agreement II are as follows: (i) an annual base salary of $650,000, (ii) an annual performance bonus at an annual rate of at least 100% of the base salary payable if Denny’s and Mr. Marchioli achieve the budgeted financial and other performance targets established by the Compensation Committee, with Mr. Marchioli being entitled to participate and receive the full benefits established for management employees for over-performance, (iii) an award of performance-based restricted stock units worth $300,000 and valued as of the day prior to the Agreement II Effective Date (the units will vest over a one-year period; one-half of the total award was earned when Denny’s Corporation achieved its EBITDA target for the twelve-month calendar period beginning January 1, 2004 and the other-half of the total award was earned when Denny’s Corporation achieved its customer count growth target for that same period), (iv) an annual car allowance and participation in all of our benefit plans generally applicable to our executive officers, and (v) reimbursement of all normal and reasonable expenses Mr. Marchioli incurs during his employment term in connection with his responsibilities to us, including his travel expenses. In addition to the compensation described above, in the event of Mr. Marchioli’s termination of employment during the term of the Marchioli Employment Agreement II, we are required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Marchioli’s surviving spouse is entitled to be paid an amount equal to Mr. Marchioli’s base salary and annual bonus and his eligible family dependents are entitled to receive certain health and welfare benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Marchioli is entitled to be paid one-half of his base salary and annual bonus and he and his eligible family dependents are entitled to receive certain health and welfare benefits for a period of two years after termination of employment; and (iii) if by us other than for cause, Mr. Marchioli is, in general, entitled to (a) a lump sum in an amount equal to two year times his then current annual base salary and annual bonus, and (b) continuation of certain benefits and other contract rights. In the event Mr. Marchioli’s termination without cause is within one (1) year following a change of control of Denny’s Corporation, Mr. Marchioli shall be entitled to a lump sum payment equal to 299% of the sum of his current base salary and target bonus. In the event of termination for cause or voluntary termination, we shall pay Mr. Marchioli the portion of his annual base salary earned through his termination date and generally the benefits due him under our benefit plans for his services rendered to us through his date of termination.

Other Employment Agreements

Each of the named executive officers, other than Mr. Marchioli and Ms. Jenkins, are parties to separate letter agreements with Denny’s Corporation which provide, for the named executive officers, the following compensation and benefits. Each named executive officer will be entitled to the payment of severance benefits, in the event (A) the executive is terminated without cause, or (B) the executive elects to terminate his/her employment because (i) we have in effect reduced the executive’s base salary or the executive’s responsibilities, or (ii) the executive is required to relocate greater than 100 miles from our current headquarters in Spartanburg, South Carolina, equal to the sum of (a) two times the named executives’ then current base pay and targeted annual bonus, (b) an amount, grossed up for applicable taxes, equal to actual benefit credits for an eighteen-month period and vested benefits under the ancillary non-qualified pension plan, (c) a lump sum amount equal to two times the named executive’s annual car allowance and (d) an amount equal to any accrued but unused vacation time. Such severance payment shall be guaranteed by certain subsidiaries of Denny’s Corporation. The letter agreements further provide that the named executive officers will receive career placement benefits upon a termination without cause and that all stock options granted by us to the named executive officer shall become 100% exercisable in the event of (a) termination without cause, (b) a dissolution or liquidation of Denny’s Corporation, (c) a sale of all or substantially all of the assets of Denny’s Corporation, (d) a merger or consolidation involving Denny’s Corporation in which it is not the surviving corporation or in which holders of its common stock receive securities from another corporation, or (e) a tender offer for at least a majority of the outstanding common stock of Denny’s Corporation.

In connection with an announcement in November, 2003 that we had begun a process of exploring possible alternatives to improve our long-term liquidity and capital structure, we awarded to certain members of management including Mr. Marchioli and the other named executive officers, retention bonuses which amount to a total of 75% of the named executive officer’s base salary to be paid in three designated installments throughout the above described exploration and implementation of alternatives period (such period having concluded during 2004), provided the named officers were employed by us on such designated dates.

In connection with her employment, Denny’s Corporation agreed to pay Ms. Jenkins in addition to her base salary and incentive bonus plan participation (i) an annual housing allowance of $24,000 with gross-up, (ii) an $8,000 annual travel allowance (grossed-up) for a two year period beginning with her employment date (provided she has not exercised the executive relocation package we provided to her), (iii) a severance payment (if her employment is terminated without cause) in an amount equal to the sum of 100% of her current annual base pay amount, or, in the event of a termination without cause within one year of a change in control, in an amount equal to 200% of her current annual salary and her targeted annual bonus.

Compensation Committee Interlocks and Insider Participation

The following persons served as members of the Compensation Committee during the fiscal year ended December 29, 2004: Vera K. Farris, Vada Hill, Elizabeth A. Sanders and Donald R. Shepherd. None of the members of the committee were officers or employees of Denny’s Corporation or had any relationship, directly or indirectly, with Denny’s Corporation requiring disclosure under SEC regulations.

Involvement in Certain Legal Proceedings

On February 14, 2001, FRD Acquisition Co. (“FRD”), a former wholly-owned subsidiary of Denny’s Corporation, filed a voluntary petition under Chapter 11 of the Bankruptcy Code (the “FRD Chapter 11 Proceeding”) to facilitate the divestiture of its Coco’s and Carrows brands and to preserve their going concern value. Ms. Farris and Ms. Sanders and Messrs. Marchioli, Marks and Shepherd were each directors of FRD and Ms. Parish and Mr. Green served as executive officers of FRD during the FRD Chapter 11 Proceeding, which concluded with Denny’s Corporation’s divestiture of FRD and the Coco’s and Carrows brands on July 10, 2002.

In 2000, two proceedings were filed in the United States Bankruptcy Court for the Central District of California under Chapter 13 of the Bankruptcy Code naming Margaret L. Jenkins, Senior Vice President, Marketing and Franchise Development, Chief Marketing Officer of Denny’s Inc., as debtor (case 00-35060, filed September 1, 2000, dismissed November 16, 2000; and case 00-43703 filed December 5, 2000, dismissed January 12, 2001). Both cases were dismissed shortly after they were filed, and no debts were discharged or otherwise affected by the proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders

The following table sets forth the beneficial ownership of common stock of Denny’s Corporation by each stockholder known by us as of March 18, 2005 to own more than 5% of the outstanding shares. As of March 18, 2005, there were 90,549,840 shares of Denny’s Corporation’s common stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Trafelet & Company, LLC and related entities 900 Third Avenue, 5th Floor New York, NY 10022	14,681,315	(1)	16.2%

Mellon HBV Alternative Strategies LLC and related entities 200 Park Avenue, Suite 3300 New York, NY 10166-3399	8,719,773	(2)	9.6%

Joseph L. Dowling, III 540 Madison Avenue, 38th Floor New York, NY 10022	8,392,105	(3)	9.3%

Morgan Stanley 1585 Broadway New York, NY 10036	4,498,942		5.0%

(1)	Based upon information provided to us and filings with the Commission by Trafelet & Company, LLC (“Trafelet”), Mr. Remy W. Trafelet, Delta Institutional, LP, Delta Offshore, Ltd., Delta Pleiades, LP and Delta Onshore, Ltd. Includes 6,010,300 shares owned by Delta Institutional, LP with respect to which Trafelet and Mr. Remy Trafelet may each be deemed to share voting and investment power. Also includes 6,468,215 shares owned by Delta Offshore, Ltd. (c/o BNY Alternative Investment Services Ltd., 18 Church Street, Skandia House, Hamilton HM11, Bermuda), with respect to which Trafelet and Mr. Remy Trafelet may each be deemed to share voting and investment power. Also includes 1,075,000 shares owned by Delta Pleiades, LP with respect to which Trafelet and Mr. Remy Trafelet may each be deemed to share voting and investment power. Also includes 1,127,800 shares owned by Delta Onshore, Ltd., with respect to which Trafelet and Mr. Remy Trafelet may be deemed to share voting and investment power.
(2)

Based upon filings with the Commission and other information provided to us by Mellon HBV Alternative Strategies LLC. Mellon HBV Alternative Strategies LLC serves as investment advisor and agent of Mellon HBV Master Rediscovered Opportunities Fund L.P., Mellon HBV Master Multi-Strategy Fund L.P., Axis RDO Ltd., Mellon HBV Capital Partners L.P., Distressed Recovery Master Fund Ltd., Mellon HBV Leveraged Multi-Strategy Fund L.P., Mellon HBV Master U.S. Event Driven Fund L.P., Lyxor/Mellon HBV Rediscovered Opportunity Fund Ltd. and HFR DS Performance Master Trust and has sole voting and investment power with respect to those shares reported as beneficially owned. Mellon HBV II, LLC is the general partner of certain funds managed by Mellon HBV Alternative Strategies LLC, as investment advisor, and may be deemed to be the beneficial owner of the shares owned by those funds based on the definition of beneficial ownership provided in Rules 16a-1(a)(1) and 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but is not deemed to beneficially own the reported shares based on the definition of beneficial ownership provided in Rule 16a-1(a)(2) under the Exchange Act. Each of Mellon HBV Alternative Strategies Holdings LLC and Mellon HBV II, LLC disclaims beneficial ownership of the reported shares. Mellon HBV Alternative Strategies Holdings LLC is a wholly owned, indirect subsidiary of Mellon Financial Corporation and a direct parent of Mellon HBV Alternative Strategies LLC. Each of Mellon Financial Corporation and Mellon HBV Alternative Strategies Holdings LLC may be deemed to beneficially own the reported shares based on the definition of beneficial ownership provided in Rules 16a-1(a)(1) and 13d-

3 under the Exchange Act but is not deemed to beneficially own the reported shares based on the definition of beneficial ownership provided in Rule 16a-1(a)(2) under the Exchange Act. Additionally, Mellon Capital Management Corporation and Mellon Trust of New England N.A. beneficially own 45,545 shares and 8,140 shares, respectively, which shares are not reflected in this table.

(3)	Based upon the Schedule 13G filed with the commission on July 15, 2004 by Mr. Joseph L. Dowling, III. By virtue of his status as the sole managing member of entities that have the power to control the investment decisions of Narragansett I, L.P. (which owns 2,853,316 or 3.2% of the outstanding shares of common stock) and Narragansett Offshore, Ltd. (which owns 5,538,789 or 6.2% of the outstanding shares of common stock), Mr. Dowling may be deemed to be the beneficial owner of shares owned by Narragansett I, L.P. and Narragansett Offshore, Ltd., and may be deemed to have sole power to vote or direct the vote of and sole power to dispose or direct the disposition of such securities.
(4)	Based upon filings with the Commission by Morgan Stanley. Morgan Stanley has sole voting and dispositive power with respect to 4,412,913 shares and shared voting and dispositive power with respect to 6,129 shares. Morgan Stanley indicates that it files reports solely in its capacity as the parent company of, and indirect beneficial owner of shares held by, one of its business units.

Management

The following table sets forth, as of March 18, 2005 except as otherwise noted, the beneficial ownership of common stock of Denny’s Corporation by: (i) each current member of the Board of Directors of Denny’s Corporation, (ii) each of the named executive officers, and (iii) all directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Vera K. Faris	82,794	*
Vada Hill	16,941	*
Nelson J. Marchioli	2,679,954	2.9%
Robert E Marks	92,393	*
Henry J. Nasella	8,100	*
Elizabeth A. Sanders	84,794	*
Donald R. Shepherd	82,979	*
Debra Smithart-Oglesby	26,540	*
Rhonda J. Parish	478,345	*
Margaret L. Jenkins	156,785	*
Andrew F. Green	398,416	*
Janis S. Emplit	361,337	*

All current directors and executive officers as a group (14 persons)	4,595,886	4.9%

*	Less than one (1) percent.

(1)	The common stock of Denny’s Corporation listed as beneficially owned by the following individuals includes shares of common stock which such individuals have the right to acquire (within sixty (60) days of March 18, 2005) through the exercise of stock options: (i) Mss. Farris and Sanders and Messrs. Marks and Shepherd (21,000 shares each), (ii) Mr. Marchioli (2,333,334 shares), (iii) Ms. Parish (446,667 shares), (iv) Mr. Green (326,667 shares), (v) Ms. Jenkins (130,001 shares), (vi) Ms. Emplit (336,667 shares), and (vii) all current directors and executive officers as a group (3,756,168 shares).
(2)	The common stock of Denny’s Corporation listed as beneficially owned by the following individuals includes shares of common stock which such individuals have the vested right to acquire (within sixty (60) days of March 18, 2005) through the conversion of deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Mss. Farris and Sanders and Mr. Hill (16,941 shares each), (ii) Mr. Marks and Ms. Smithart-Oglesby (16,540 shares each), (iii) Mr. Shepherd (17,126 shares), and (iv) Mr. Nasella (8,100 shares).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As further described in “Refinancing Transactions,” on July 7, 2004, Denny’s Corporation sold 48.4 million shares of its common stock in the Private Placement to various institutional investors, including various funds advised by or affiliated with Mellon HBV Alternative Strategies, LLC, which beneficially owned approximately 9.6% of its common stock at the time of the Private Placement, and various funds advised by or affiliated with Trafelet & Company, LLC, which beneficially owned approximately 7.5% of its common stock at the time of the Private Placement. Those entities and their affiliated funds increased their beneficial ownership of common stock of Denny’s Corporation to 22.0% and 16.2%, respectively, by purchasing shares of common stock in the Private Placement for an aggregate purchase price of approximately $30.0 million and $20.0 million, respectively. Since July 7, 2004, we repurchased $18.0 million aggregate principal amount of the 11 1/4% Notes held by various funds advised by or affiliated with Mellon HBV Alternative Strategies, LLC. See “Security Ownership of Certain Beneficial Owners and Management” for further information on the current holdings of our significant stockholders.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following information regarding certain of our current debt instruments does not purport to be complete and is qualified in its entirety by reference to the documents governing such debt, including the definitions of certain terms therein, which have been filed as exhibits to our filings with the Commission. See Note 7 to our consolidated financial statements for the fiscal year ended December 29, 2004 appearing elsewhere in this prospectus for additional information regarding our indebtedness and the terms thereof.

New Credit Facilities

On September 21, 2004 (the “Closing Date”), our subsidiaries, Denny’s, Inc. and Denny’s Realty, Inc. (the “Borrowers”), entered into the New Credit Facilities in an aggregate principal amount of $420 million. The New First Lien Facility consists of a $225 million, five-year term loan and a $75 million, four-year revolving credit facility, of which up to an aggregate of $45 million is available for the issuance of letters of credit. The Second Lien Facility consists of an additional $120 million six-year term loan facility. Denny’s Corporation and all of its subsidiaries other than the Borrowers (the “Guarantors”) have guaranteed all obligations under the New Credit Facilities, the Treasury Arrangement (as defined herein) and the Hedging Arrangements (as defined herein). Banc of America Securities LLC and UBS Securities LLC are joint lead arrangers for the New Credit Facilities. The New Credit Facilities are generally secured by liens on the same collateral that secured the Old Credit Facility.

On the Closing Date, we borrowed $345 million, the entire amount of the term loan commitments under each of the New First Lien Facility and the Second Lien Facility. A portion of these loan proceeds were applied to repay amounts outstanding under the Old Credit Facility, pay certain fees and expenses in connection with the Refinancing Transactions and repurchase 12 3/4% Notes tendered pursuant to the tender offer therefor as described elsewhere herein. See “Refinancing Transactions” and “Use of Proceeds.” Also on the Closing Date, we obtained the issuance of a backstop letter of credit in the original face amount of approximately $41.3 million to provide credit support for letters of credit outstanding under the Old Credit Facility, but did not otherwise borrow under the new revolving credit facility.

The following is a summary of the material terms of the New Credit Facilities.

General Terms.  The New First Lien Facility consists of a $225 million, five-year senior secured term loan (the “Term Loan Facility”) and a $75 million, four-year senior secured revolving credit facility, of which up to an aggregate of $45 million is available for the issuance of letters of credit (the “Revolving Facility”). Loans under the Revolving Facility are available at any time prior to the earlier of the final maturity of the Revolving Facility and the termination of all commitments under the Revolving Facility. Letters of credit are available at any time before the earlier of (i) five business days prior to the final maturity of the Revolving Facility and (ii) the termination of all commitments under the Revolving Facility. The Second Lien Facility consists of a $120 million, six-year senior secured term loan, ranking pari passu with the New First Lien Facility in right of payment, but in a second lien position with respect to the collateral securing the New First Lien Facility.

Purpose.  A portion of the proceeds of loans made under the New Credit Facilities on the Closing Date were used to (i) repay all amounts owed under the Old Credit Facility, (ii) pay certain fees and expenses in connection with the Refinancing Transactions and (iii) repurchase approximately $75.1 million aggregate principal amount of 12 3/4% Notes (for a total consideration of approximately $84.7 million) tendered pursuant to the tender offer therefor as described elsewhere herein. We used the remaining proceeds from borrowings under the New Credit Facilities, as well as proceeds from the offering of the old notes, to repurchase or redeem the remaining 11 1/4% Notes and 12 3/4% Notes and to pay fees and expenses in connection with the Refinancing Transactions. Proceeds from the Revolving Facility will be used for working capital and other general corporate purposes. Letters of credit issued under the Revolving Facility have been and will be used by the Borrowers solely for general corporate purposes.

Maturity and Amortization.  The Term Loan Facility will mature on September 30, 2009 and will amortize in equal quarterly installments at a rate equal to approximately 1% per annum (commencing March 31, 2005) with all remaining amounts due on the maturity date. The Revolving Facility will mature on September 30, 2008. The Second Lien Facility will mature on September 30, 2010 with no amortization of principal during the six year term.

Security.  The New First Lien Facility, as well as certain depository and cash management arrangements (the “Treasury Arrangements”) and certain interest rate protection or other hedging arrangements (“Hedging Arrangements”), are ratably secured by the following collateral (collectively, the “Collateral”): (a) a first priority pledge of all of the equity interests held by the Borrowers and the Guarantors (which pledge, in the case of a foreign subsidiary, shall be limited to 65% of the voting stock of such foreign subsidiary to the extent that the pledge of any greater percentage would result in adverse tax consequences to Denny’s) and (b) perfected first-priority security interests in or mortgages on substantially all present and future tangible and intangible assets, including but not limited to accounts receivable (including franchise and royalty payments owed by franchisees), inventory, real property, equipment, leaseholds, fixtures, financial assets, investment property, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, documents, instruments, commercial tort claims, tax refunds, other intellectual property, general intangibles, investment property, deposit accounts, franchising and licensing agreements, intercompany indebtedness (all of which are or will be represented by notes that are or will be pledged to the Administrative Agent (Banc of America Securities LLC or one of its affiliates)), cash and proceeds and products of the foregoing) of Denny’s Corporation, Denny’s Holdings, the Borrowers and the Guarantors. The Second Lien Facility is secured by the same Collateral but ranks behind the New First Lien Facility with respect to that Collateral. An Intercreditor Agreement defines the respective rights of the lenders under the New First Lien Facility and the Second Lien Facility in respect of the Collateral.

Mandatory Prepayments.  We are required to make certain mandatory prepayments under the New Credit Facilities as follows:

(a)    100% of the net cash proceeds of all asset sales or other dispositions of property by Denny’s Corporation, the Borrowers or any of Denny’s subsidiaries (including insurance and condemnation proceeds in excess of an agreed-upon amount), subject to certain exceptions,

(b)    100% of the net cash proceeds of all extraordinary receipts (including tax refunds, indemnity payments, pension reversions and certain insurance proceeds), subject to certain exceptions,

(c)    100% of the net cash proceeds of issuances of debt obligations of either of the Borrowers or their subsidiaries (other than the issuance of Permitted Debt (as defined below)),

(d)    50% of the net cash proceeds of issuances of debt obligations of Denny’s Corporation or Denny’s Holdings (other than any issuance of (i) Permitted Debt, (ii) other debt obligations to refinance or extend any outstanding senior or subordinated notes of Denny’s Corporation and/or Denny’s Holdings, and (iii) certain other debt),

(e)    50% of the net cash proceeds in excess of $100,000,000 from issuances of equity of Denny’s Corporation, the Borrowers or any of Denny’s subsidiaries, subject to certain exceptions, and

(f)    following the end of each fiscal year of the Borrowers commencing with the fiscal year ending December 28, 2005, 50% of excess cash flow for each such fiscal year.

All such mandatory prepayments shall be applied to the prepayment of the New Credit Facilities in the following manner: first, ratably to the scheduled principal installments of the Term Loan Facility; second, following the repayment in full of all loans outstanding under the Term Loan Facility, to any outstanding amounts under the Revolving Facility (but no permanent reduction in the commitments thereunder shall be required) and cash collateralization of all outstanding letters of credit; and third, following the repayment in full of all loans outstanding under the Term Loan Facility, the Revolving Facility and cash collateralization of all outstanding letters of credit, to outstanding amounts due under the Second Lien Facility.

Voluntary Prepayments/Reductions in Commitments.  Voluntary prepayments of term loan borrowings under the New Credit Facilities, and mandatory prepayments of term loan borrowings in the circumstances described below, will be permitted at any time, upon payment of a prepayment premium as provided below.

Prepayment Premium.  Upon any optional prepayment, or any mandatory prepayment with the net cash proceeds of any debt obligations or equity issuances of any of Denny’s Corporation, Denny’s Holdings, the Borrowers or any of their subsidiaries, of any principal amount of the Term Loan Facility prior to the date that is 24 months following the Closing Date, a prepayment premium calculated as a percentage of the principal amount prepaid will be payable as follows: up to 12 months after Closing Date, 2%; 13 through 24 months after Closing Date, 1%; after 24 months after Closing Date, 0%. Upon any optional prepayment, or any mandatory prepayment with net cash proceeds of any debt obligations or equity issuances of any of Denny’s Corporation, Denny’s Holdings, the Borrowers or any of their subsidiaries, of any principal amount of the Second Lien Facility prior to the date that is 36 months following the Closing Date, a prepayment premium calculated as a percentage of the principal amount prepaid will be payable as follows: up to 12 months after Closing Date, 3%; 13 through 24 months after Closing Date, 2%; 25 through 36 months after Closing Date, 1%; after 36 months after Closing Date, 0%.

Negative Covenants.  The New Credit Facilities include negative covenants that are usual for facilities and transactions of this type, including but not limited to limitations on dividends on capital stock; limitations on redemptions and repurchases of capital stock; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt (including hedging and other derivative agreements); limitations on operating leases; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on restrictions on liens and other restrictive agreements; limitations on changes in business conducted by Denny’s Corporation, the Borrowers and Denny’s Corporation’s subsidiaries; limitations on assets of Denny’s Corporation and Denny’s Holdings; limitations on operating leases; restrictions on changing fiscal year; restrictions on changes in accounting policies; and limitations on the amendment of organizational, debt and other material agreements.

Selected Financial Covenants.  The financial covenants include (a) a maximum total debt to EBITDA (as defined in the New Credit Facilities) ratio, (b) a maximum senior secured debt to EBITDA ratio, (c) a minimum fixed charge coverage ratio, and (d) limitations on capital expenditures. All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period.

Events of Default.  The New Credit Facilities include events of default that are usual for facilities and transactions of this type. In addition, an event of default will result on the date that is six months prior to the maturity date of any senior or subordinated notes of Denny’s Corporation, Denny’s Holdings, the Borrowers or any of their subsidiaries that mature prior to the latest maturity date of any of the New Credit Facilities, from the failure to repay or refinance the aggregate amount of any such senior or subordinated notes outstanding in excess of $25,000,000, or amend the maturity thereof to a date at least six months after the maturity date of such New Credit Facilities.

Interest Rates.  The interest rates under the New First Lien Facility are as follows: at the option of the Borrowers, Adjusted LIBOR plus a spread of 3.25% per annum (3.50% per annum for the Revolving Facility) or ABR plus a spread of 1.75% per annum (2.0% per annum for the Revolving Facility). The Borrowers may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months or 90 days, as the case may be. ABR is the Alternate Base Rate, which is the highest of the Bank of America Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%. Adjusted LIBOR will at all times include statutory reserves. The interest rate on the Second Lien Facility, at the Borrower’s option, is Adjusted LIBOR plus a spread of 5.125% per annum or ABR plus a spread of 3.625% per annum.

Letter of Credit Fee.  A per annum fee equal to 3.50% will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees will be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrowers will pay to the issuing bank, for its own account, (a) a fronting fee equal to 0.125% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees.  The commitment fees will be as follows: 0.875% per annum of the undrawn portion of the commitments in respect of the Revolving Facility, commencing to accrue with respect to each lender’s commitment on the Closing Date, payable quarterly in arrears after the Closing Date and upon the termination of such lender’s commitment.

Old Credit Facility

The Old Credit Facility consisted of a working capital and letter of credit facility of up to $115 million. The Old Credit Facility was scheduled to mature on December 20, 2004. On September 21, 2004, we used borrowings under the New Credit Facilities to repay amounts outstanding under the Old Credit Facility.

The Old Credit Facility was generally secured by liens on substantially all of our assets, including the stock of our subsidiaries. In addition, the Old Credit Facility was secured by first-priority mortgages on 240 owned restaurant properties and our corporate headquarters, located in Spartanburg, South Carolina. Denny’s and its subsidiaries were guarantors under the Old Credit Facility. The Old Credit Facility contained certain financial covenants (such as minimum EBITDA (as defined in the Old Credit Facility) requirements, total debt to EBITDA ratio requirements and total senior secured debt to EBITDA requirements), negative covenants, conditions precedent, material adverse change provisions, events of default and other terms, conditions and provisions customarily found in credit agreements for leveraged financings.

11 1/4% Notes

At July 29, 2004, subsequent to the use of a portion of the net proceeds from the Private Placement to repurchase approximately $35.1 million aggregate principal amount of the 11 1/4% Notes, Denny’s Corporation had outstanding $343.9 million aggregate principal amount of the 11 1/4% Notes. These notes were the subject of a tender offer and consent solicitation as described in “Refinancing Transactions.” The 11 1/4% Notes were senior unsecured obligations of Denny’s Corporation and ranked pari passu in right of payment to all senior indebtedness of Denny’s Corporation, including the obligations of Denny’s Corporation under the New Credit Facilities. However, the 11 1/4% Notes were effectively subordinated to our secured indebtedness, including indebtedness under the New Credit Facilities to the extent of the lenders’ security interests in our assets, and structurally subordinated to indebtedness of us and our subsidiaries under both the New Credit Facilities and the 12 3/4% Notes described below. Interest on the 11 1/4% Notes was payable semi-annually on July 15 and January 15 of each year. The 11 1/4% Notes were scheduled to mature on January 15, 2008 unless sooner repurchased or otherwise redeemed pursuant to the terms of the related indenture.

The 11 1/4% Notes were redeemable, in whole or in part, at our option at any time on or after January 15, 2004, at a redemption price equal to 103.750% of the principal amount thereof up to and including January 14, 2005; and on or after January 15, 2005, at 101.875% of the principal amount thereof up to and including January 14, 2006; and on January 15, 2006 and thereafter at 100% of the principal amount thereof, together in each case with accrued interest. On September 7, 2004, Denny’s Corporation initiated a cash tender offer for any and all of the $343.9 million aggregate principal amount of the 11 1/4% Notes.

Denny’s Corporation accepted for payment and paid for approximately $285.9 million aggregate principal amount of the 11 1/4% Notes tendered pursuant to the tender offer prior to the October 4, 2004 expiration date for total consideration of approximately $304.4 million (including tender consideration of 103.75%, plus accrued and unpaid interest to date and, with respect to those notes tendered prior to 5:00 p.m. on the September 20, 2004 consent date, a consent fee of 0.25% of the principal amount).

In connection with the tender offer, we also solicited consents to amendments to the indenture under which the 11 1/4% Notes were issued. As a result of the receipt of a majority in aggregate principal amount of the 11 1/4% Notes tendered pursuant to the tender offer prior to 5:00 p.m. on September 20, 2004, and the receipt of the requisite consents to those amendments therewith, Denny’s Corporation, as of September 21, 2004, entered into a supplemental indenture with the trustee pursuant thereto. Such amendments eliminated substantially all the restrictive covenants and related events of default in the indenture and reduced from 30 days to 3 days the minimum notice period for the redemption of the notes. The amendments became operative on October 5, 2004 upon the closing of the offering of the old notes and Denny’s Corporation’s acceptance of the 11 1/4% Notes tendered pursuant to the tender offer. The remaining $58.0 million aggregate principal amount of outstanding 11 1/4% Notes were redeemed on October 8, 2004 for total consideration of approximately $61.7 million (including tender consideration of 103.75% of the principal amount, plus accrued and unpaid interest to date).

12 3/4% Notes

On April 15, 2002, Denny’s Corporation and Denny’s Holdings issued $70.4 million aggregate principal amount of 12 3/4% Notes in exchange for $88.1 million aggregate principal amount of the 11 1/4% Notes. During the fourth quarter of 2002, we closed a series of privately negotiated transactions whereby Denny’s Corporation and Denny’s Holdings issued an additional $50.0 million aggregate principal amount of 12 3/4% Notes in exchange for $62.5 million aggregate principal amount of the 11 1/4% Notes.

At July 29, 2004, subsequent to the use of a portion of the net proceeds from the Private Placement to repurchase approximately $8.7 million aggregate principal amount of the 12 3/4% Notes, there was $111.7 million aggregate principal amount of 12 3/4% Notes outstanding. Denny’s Corporation and Denny’s Holdings were jointly obligated with respect to the 12 3/4% Notes; therefore, the 12 3/4% Notes were structurally senior to the 11 1/4% Notes. The 12 3/4% Notes were senior unsecured obligations of Denny’s Corporation and Denny’s Holdings and ranked pari passu in right of payment to all senior indebtedness of Denny’s Corporation and Denny’s Holdings, including the obligations of Denny’s Corporation and Denny’s Holdings under the New Credit Facilities. However, the 12 3/4% Notes were effectively subordinated to secured indebtedness of Denny’s Corporation and Denny’s Holdings, including indebtedness under the New Credit Facilities to the extent of the lenders’ security interests in their assets, and structurally subordinated to indebtedness of the subsidiaries of Denny’s Holdings under the New Credit Facilities. Interest on the 12 3/4% Notes was payable semi-annually on March 31 and September 30 of each year. The 12 3/4% Notes were scheduled to mature on September 30, 2007 unless sooner repurchased or otherwise redeemed pursuant to the terms of the related indenture.

The 12 3/4% Notes were redeemable, in whole or in part, at our option at any time on or after September 30, 2004, at 106.375% of their principal amount up to and including September 29, 2005, and on or after September 30, 2005, at 103.1875% of their principal amount up to and including September 29, 2006, and on September 30, 2006 and thereafter at 100% of their principal amount, together in each case with accrued interest.

Concurrently with the tender offer for the 11 1/4% Notes, Denny’s Corporation initiated a cash tender offer for any and all of the $111.7 million of outstanding 12 3/4% Notes.

Denny’s Corporation accepted for payment and paid for approximately $83.2 million aggregate principal amount of the 12 3/4% Notes tendered pursuant to the tender offer prior to the October 4, 2004 expiration date for total consideration of approximately $93.3 million (including tender consideration of 106.375%, plus accrued and unpaid interest to date and, with respect to those notes tendered prior to 5:00 p.m. on the September 20, 2004 consent date, a consent fee of 0.25% of the principal amount).

In connection with the tender offer, we also solicited consents to amendments to the indenture under which the 12 3/4% Notes were issued. As a result of the receipt of a majority in aggregate principal amount of the 12 3/4% Notes tendered pursuant to the tender offer prior to 5:00 p.m. on September 20, 2004, and the receipt of the requisite consents to those amendments therewith, we and Denny’s Corporation, as of September 21, 2004, entered into a supplemental indenture with the trustee pursuant thereto. Such amendments eliminated substantially all the restrictive covenants and related events of default in the indenture and reduced from 30 days to 3 days the minimum notice period for the redemption of the notes. The amendments became operative and binding on the remaining holders of the 12 3/4% Notes as of September 21, 2004. The remaining $28.5 million aggregate principal amount of outstanding 12 3/4% Notes were redeemed on October 5, 2004 for total consideration of approximately $30.3 million (including tender consideration of 106.375% of the principal amount, plus accrued and unpaid interest to date).

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The new notes to be issued in the exchange offer will be exchanged for our old notes due 2012 that we issued on October 5, 2004. On that date, we issued $175 million aggregate principal amount at maturity of 10% senior notes due 2012. We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Rule 903 or 904 of Regulation S of the Securities Act. As part of the offering we entered into a registration rights agreement pursuant to which we agreed to:

•	file with the Commission by January 3, 2005, a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer;

•	use our reasonable best efforts to cause that registration statement to become effective under the Securities Act by April 3, 2005; and

•	use our reasonable best efforts to consummate the exchange offer by May 3, 2005.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to Denny’s Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2004.

For purposes of the exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the “Depositary” or “DTC”) who desires to deliver the old notes by book-entry transfer at DTC. The terms “exchange agent” and “trustee” refer to U.S. Bank National Association.

If we do not comply the provisions described above, or if, in certain circumstances, we do not file a shelf registration statement within certain specified time periods, and in certain other circumstances, additional cash interest (“Liquidated Damages”) will accrue on the affected notes. The rate of Liquidated Damages will be $0.05 per week per $1,000 in principal amount of affected notes, for the first 90-day period immediately following the occurrence of the event (the “Registration Default”) requiring payment of Liquidated Damages, increasing by an additional $0.05 per week per $1,000 in principal amount of affected notes, with respect to each subsequent 90-day period up to a maximum amount of additional interest of $0.25 per week per $1,000 in principal amount of affected notes, from and including the date of the Registration Default to, but excluding, the earlier of (1) the date on which all Registration Defaults have been cured or (2) the date on which all the notes otherwise become freely transferable by holders other than our affiliates without further registration under the Securities Act. If, after the cure of all Registration Defaults then in effect, there is a subsequent Registration Default, the rate of Liquidated Damages for such Registration Default will be $0.05 per week per $1,000 in principal amount of affected notes, regardless of the rate in effect with respect to any prior Registration Default at the time of cure of such Registration Default and will increase in the manner and be subject to the maximum amounts contained in the preceding sentence.

Terms of the Exchange Offer

Subject to the terms and conditions of the exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to the exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered.

The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $175 million in aggregate principal amount at maturity of the old notes is outstanding. All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on March 30, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer.

In connection with the exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related Commission rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable fees described under “—Other Fees and Expenses.”

Conditions to Exchange Offer; Waivers

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the Commission in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

If we determine in our sole discretion that any of the above conditions are not satisfied, we may (i) refuse to accept any old notes and return all tendered old notes to the tendering holders, (ii) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the old notes (see “—Withdrawal of Tenders”) or (iii) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Consequences to Holders of Old Notes Not Tendering in the Exchange Offer

Participation in the exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

•	in a transaction meeting the requirements of Rule 144 under the Securities Act, if available,

•	outside the United States to a foreign purchaser in a transaction meeting the requirements of Regulation S under the Securities Act, or

•	to an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”) that is purchasing at least $100,000 of securities for its own account or for the account of an Institutional Accredited Investor (and based upon an opinion of counsel if we so request),

•	to us or any of our subsidiaries, or

•	under an effective registration statement and,

in each case, in compliance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. A holder of the old notes is required to notify any later purchaser from it of the resale restrictions described above. If any resale or other transfer of the old notes is proposed to be made to an Institutional Accredited Investor that is purchasing at least $100,000 of securities for its own account or for the account of an Institutional Accredited Investor while these transfer restrictions are in force, then the transferor shall deliver a letter from the transferee to us and the Trustee, as the case may be, which shall provide, among other things, that the transferee is an Institutional Accredited Investor and that it is acquiring the securities for investment purposes and not for distribution in violation of the Securities Act.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time on May 2, 2005 unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

•	to delay accepting any old notes;

•	to extend the exchange offer or to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “—Conditions of the Exchange Offer” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Effect of Surrendering Old Notes

By surrendering old notes pursuant to the exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes in the ordinary course of your business;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

•	if you are a broker-dealer, that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes;

•	you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

•	you are not an affiliate of Denny’s Corporation or Denny’s Holdings within the meaning of Rule 405 under the Securities Act.

The tender of old notes by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

Interest on the New Notes

The new notes will accrue interest on the same terms as the old notes at the rate of 10% per year from October 5, 2004. Holders of old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from October 5, 2004.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “—Effect of Surrendering Old Notes.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of Denny’s Holdings, Inc. or Denny’s Corporation as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the new notes without registration is based on Commission interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the Commission to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the Commission’s interpretations applicable to other exchange offers will apply to the exchange offer.

A broker-dealer that purchased old notes for market-making or other trading activities must acknowledge that it must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an “underwriter” within the meaning of the Securities Act. This prospectus may be used by a broker-dealer to resell any of its new notes where such new notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer. See “Plan of Distribution” for more information regarding broker-dealers.

Acceptance of Old Notes for Exchange; Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, those unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

To tender in the exchange offer, a holder of old notes must either:

(i)	complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii)	comply with the DTC’s Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the expiration date.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “—Exchange Agent” in this prospectus or as set forth in the letter of transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

A holder of old notes who wishes to accept the exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

(i)	inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

(ii)	instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (i) your old notes are not immediately available, (ii) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or (iii) you cannot complete the procedures for book-entry transfer, prior to the expiration date, you may participate in the exchange offer if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth below. The withdrawal notice must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

•	be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes; and

•	specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes.

The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility, including time of receipt, of the notices of withdrawal will be determined by us, which determination will be final and binding on all parties.

Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of the exchange offer. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed the exchange agent for the exchange offer. You should direct any questions and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:

U.S. Bank National Association	U.S. Bank National Association
Attn: Specialized Finance Group	Attn: Specialized Finance Group
60 Livingston Avenue	60 Livingston Avenue
St. Paul, Minnesota 55107	St. Paul, Minnesota 55107

By Facsimile Transmission (Eligible Institutions Only):	In Person, By Hand Only:
(651) 495-8158	U.S. Bank National Association
Attn: Specialized Finance Group
For Information By Telephone:	60 Livingston Avenue
(800) 934-6802	St. Paul, Minnesota 55107

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or overnight delivery service.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with the exchange offer.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

We will also pay other expenses to be incurred in connection with the exchange offer, including, among others, accounting and legal fees and printing costs.

Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

Accounting Treatment

Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

DESCRIPTION OF NOTES

The old notes were and the new notes will be issued pursuant to an indenture (the “Indenture”) dated as of October 5, 2004 by and among Denny’s Holdings, Inc., Denny’s Corporation (“Parent”) and U.S. Bank National Association, as trustee (the “Trustee”). The old notes and the new notes are referred to collectively as the “Notes.”

You can find the definitions of certain capitalized terms in this section under the subheading “—Certain Definitions.” For purposes of this section only, references to “Company” or “we,” “our,” or “us” include only Denny’s Holdings, Inc. and its successors in accordance with the terms of the Indenture and not its Subsidiaries or the Parent.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture, as executed, was filed as an exhibit to Denny’s Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2004.

The following summary of certain provisions of the Indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

Brief Description of the Notes and the Parent Guarantee

The Notes

The Notes are:

•	our general, unsecured, senior obligations;

•	ranked equal in right of payment to all of our existing and future Indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes;

•	ranked senior in right of payment to all of our existing and future Subordinated Indebtedness; and

•	guaranteed on a senior basis by Parent.

The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

The term “Subsidiaries” as used in this “Description of Notes” section does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our Subsidiaries were Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

We conduct our operations through our Subsidiaries and may in the future do so through Unrestricted Subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our subsidiaries to make cash distributions to us. Furthermore, any right we have to receive the assets of any such subsidiary upon such subsidiary’s liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such subsidiary’s creditors (including trade creditors) and holders of its preferred stock, if any, except to the extent that we are recognized as a creditor or preferred stockholder of such subsidiary, in which case our claims would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by us.

The Parent Guarantee

The Notes are and will be irrevocably, fully and unconditionally guaranteed on a senior basis by our Parent (the “Parent Guarantee”). Parent is a holding company with no operations or assets, other than its ownership of our common stock and such as are incidental to its status as a holding company, and is not subject to any of the restrictive covenants contained in the Indenture. We are restricted from paying dividends and making distributions to Parent under the terms of the Indenture.

Principal, Maturity and Interest; Additional Notes

On the Issue Date, we issued Notes with a maximum aggregate principal amount of $175 million. The Indenture provides, in addition to the $175 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. All references to Notes herein includes the Additional Notes, except as stated otherwise.

The Notes will mature on October 1, 2012. The Notes will bear interest at the rate per annum stated on the cover page of this prospectus from and including the date of issuance or from and including the most recent date to which interest has been paid or provided for (the “Interest Payment Date”), payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2005 to the Persons in whose names such Notes are registered at the close of business on the March 15 or September 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the “Holders”) at the addresses set forth upon our registry books. See “Book-Entry; Delivery and Form—Same Day Settlement and Payment”. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Optional Redemption

We will not have the right to redeem any Notes prior to October 1, 2008 (other than out of the cash proceeds of any Qualified Equity Offering, as described in the next following paragraph).

At any time on or after October 1, 2008, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 1 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (“Redemption Date”):

Year	Percentage
2008	105.000%
2009	102.500%
2010 and thereafter	100.000%

At any time on or prior to October 1, 2007, upon one or more Qualified Equity Offerings for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash contributed to us from the cash proceeds of such Qualified Equity Offering, at a redemption price equal to 110% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

If a Redemption Date hereunder is on or after an interest payment record date (“Record Date”) on which the Holders of record have a right to receive the corresponding interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due will be paid on the Redemption Date to the Person in whose name a Note is registered at the close of business on such Record Date.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Repurchase at the Option of Holders

Repurchase of Notes at the Option of the Holder Upon a Change of Control

The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the “Change of Control Offer”), to require us to repurchase all or any part of such Holder’s

Notes (provided, that, with respect to any partial repurchase of such Holder’s Notes, the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, we shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

The financial effect on us of the exercise by the Holders of the Notes of their right to require us to repurchase the Notes could cause a default under our outstanding Indebtedness, even if the Change of Control itself does not. The Credit Agreement restricts our ability to repurchase the Notes, and also provides that certain change of control events with respect to the Company would constitute a default under that agreement. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited by any other Indebtedness from purchasing Notes, the Company could seek the consent of the lenders of such Indebtedness to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such Indebtedness.

Pursuant to the Indenture, on or before the Change of Control Purchase Date, we will:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent for us (the “Paying Agent”) cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered, and

(3)	deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by us.

The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us or Parent, and, thus, the removal of incumbent management. The phrase “all or substantially all” of the assets of Parent or the Company (included in the definition of Change of Control herein) will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of Parent or the Company has occurred. In addition, no assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest, and Liquidated Damages, if any, due will be paid on the Change of Control Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date.

Sale of Assets and Subsidiary Stock

The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”), unless:

(1)	at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; and

(2)	we receive or such Subsidiary receives, as applicable, fair market value for such Asset Sale (which determination shall be made by the Board of Directors if such Asset Sale is in excess of $5 million).

For purposes of (1) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that we are and our Subsidiaries are fully released from obligations in connection therewith and (b) property that within 60 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

The Indenture provides that within 360 days following such Asset Sale, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) are:

(a)	used (i) to invest in the purchase of assets (other than securities) to be used by the Company or a Subsidiary in a Related Business, (ii) to acquire Capital Stock (other than Disqualified Capital Stock) of a Subsidiary or a Person engaged in a Related Business that shall become a Subsidiary immediately upon consummation of such acquisition, or (iii) in a combination of (i) and (ii) above, or

(b)	used to repay, prepay, redeem or repurchase (i) Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, (ii) Indebtedness outstanding under the Credit Agreement (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), or (iii) Indebtedness (other than Disqualified Stock) of a Wholly Owned Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company) (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), or

(c)	applied to the pro rata repurchase or redemption of the Notes and our other Indebtedness ranking on a parity with the Notes and having similar provisions requiring us to repurchase or redeem such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding.

Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise use the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in (a), (b) or (c) of the preceding paragraph shall constitute Excess Proceeds. Within 30 days after the date that the amount of Excess Proceeds exceeds $15 million, which date will not be prior to 390 days subsequent to the Asset Sale that generated such Excess Proceeds, the Company shall apply the Excess Proceeds (the “Asset Sale Offer Amount”) to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and having similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding (the “Asset Sale Offer”), at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

Notwithstanding, and without complying with, the provisions of this covenant (and without constituting an “Asset Sale” hereunder):

(1)	we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

(2)	we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant “Limitation on Merger, Sale or Consolidation”;

(3)	we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

(4)	we may convey, sell, transfer, assign or otherwise dispose of assets to any of our Wholly Owned Subsidiaries, and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or a Wholly Owned Subsidiary;

(5)	we may and each of our Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business or grant Liens (and permit foreclosure thereon) not prohibited by the Indenture;

(6)	we may and our Subsidiaries may make Permitted Investments and Restricted Investments permitted under “Limitation on Restricted Payments”; and

(7)	we may and our Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign, or otherwise dispose of assets or related assets with a fair market value of less than $2.5 million per transaction (or related transactions).

All Net Cash Proceeds from an Event of Loss (other than the proceeds of any business interruption insurance) shall be reinvested or used as otherwise provided above in clauses (a) or (b) of the third paragraph of this covenant.

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest, and Liquidated Damages, if any, due will be paid on the Asset Sale Offer payment date to the Person in whose name a Note is registered at the close of business on such Record Date.

Certain Covenants

The Indenture contains certain covenants that, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the Notes.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

The Indenture provides that, except as set forth in this covenant, we will not, and we will not permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness; and

(2)	on the date of such incurrence (the “Incurrence Date”), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2 to 1 (the “Debt Incurrence Ratio”), then the Company may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness) and any Wholly Owned Subsidiary may incur Attributable Indebtedness to the extent specifically permitted pursuant to clause 1(a)(i) of the covenant “Sale and Leaseback Transactions” below.

In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

(a)	the incurrence by us or any of our Subsidiaries of Purchase Money Indebtedness; provided, that

(1)	the aggregate amount of such Indebtedness incurred pursuant to this paragraph (a) (including any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $10 million per fiscal year beginning fiscal 2005; and

(2)	such Indebtedness shall not constitute more than 100% of our cost or the cost to such Subsidiary (determined in accordance with GAAP), as applicable, of the property so purchased, constructed, improved or leased;

(b)	the incurrence by us or any of our Subsidiaries of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) of up to $420 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant “Sale of Assets and Subsidiary Stock” or (2) assumed by a transferee in an Asset Sale;

(c)	the incurrence by us or any of our Subsidiaries of Indebtedness represented by Capitalized Lease Obligations in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) of up to $30 million; provided, that such Indebtedness shall not constitute more than 100% of our cost or the cost to such Subsidiary (determined in accordance with GAAP), as applicable, of the property leased pursuant thereto; or

(d)	if no Event of Default shall have occurred and be continuing, our incurrence of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (d) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $25 million.

Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness incurred as permitted under the terms of the Indenture (other than Indebtedness incurred pursuant to clause (a) hereof) issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became one of our Subsidiaries will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate pursuant to which provision of this covenant such Indebtedness is being incurred and we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

Limitation on Restricted Payments

The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1)	a Default or an Event of Default shall have occurred and be continuing,

(2)	we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or

(3)	the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

(a)	50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Securities and Exchange Commission (the “Commission”) (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b)	the aggregate Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Qualified Capital Stock (other than (i) to one of our Subsidiaries and (ii) to the extent applied in connection with a Qualified Exchange or a Permitted Investment pursuant to clause (f) thereof or, to avoid duplication, otherwise given credit for in any provision of the following paragraph), after the Issue Date, plus

(c)	except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

(A)	Permitted Payments to Parent;

(B)	payments to Parent to permit Parent, and which are used by Parent substantially concurrently therewith, to redeem Equity Interests of Parent, or payments to redeem Equity Interests of Parent, or payments to redeem Equity Interests of the Company, in each case, held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon the death, disability, retirement, severance or termination of employment or service in an aggregate amount to all such officers, directors or employees (or their transferees, estates or beneficiaries under their estates) not to exceed $5 million in the aggregate on and after the Issue Date, and clauses (1), (2) and (3) of the immediately preceding paragraph will not prohibit:

(C)	any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

(D)	a Qualified Exchange, or

(E)	the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (B), (C) and (E) (but not pursuant to clauses (A) and (D)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading “—Limitation on Restricted Payments.”

For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof (as determined in the good faith reasonable judgment of the Board of Directors for any Restricted Payment in an amount in excess of $5 million), unless stated otherwise, at the time made or returned, as applicable. Additionally, for any Restricted Payment in an amount in excess of $5 million, within 5 days of each Restricted Payment, we shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

(1)	restrictions imposed by the Notes or the Indenture or by our other Indebtedness ranking pari passu with the Notes; provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes,

(2)	restrictions imposed by applicable law,

(3)	existing restrictions under Existing Indebtedness,

(4)	restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or under any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

(5)	any restriction imposed by Indebtedness incurred under the Credit Agreement as permitted pursuant to clause (b) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Credit Agreement as of the Issue Date,

(6)	restrictions solely with respect to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

(7)	restrictions on transfer contained in Purchase Money Indebtedness incurred as permitted pursuant to clause (a) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

(8)	restrictions on transfer contained in Capitalized Lease Obligations incurred as permitted pursuant to clause (c) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restrictions relate only to the transfer of the property leased with the proceeds of such Capitalized Lease Obligations, and

(9)	in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3), (4), (7) or (8) or this clause (9) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall be permitted with respect to such lease and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens Securing Indebtedness

We will not, and we will not permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of our or their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any of our, Parent’s or any of our Subsidiaries’ Indebtedness, unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or its Subsidiaries, as applicable, may enter into a sale and leaseback transaction if:

(1)	(a)(i) the Company could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction under the Debt Incurrence Ratio in the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;” provided that if all of the net proceeds from such Attributable Indebtedness will be used to repay amounts outstanding under the Credit Agreement, such Attributable Indebtedness may be incurred by a Wholly Owned Subsidiary of the Company, or (ii) the Company or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction under clause (e) of the definition of “Permitted Indebtedness” and (b) the Company or such Subsidiary could have incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Limitation on Liens Securing Indebtedness”;

(2)	the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee with respect to such sale and leaseback transactions with a value in excess of $5 million), of the property that is the subject of such sale and leaseback transaction; and

(3)	the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders—Sale of Assets and Subsidiary Stock.”

Limitation on Transactions with Affiliates

The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless (1) it is determined that the terms of such Affiliate Transaction are fair and reasonable to us or the applicable Subsidiary, and no less favorable to us or the applicable Subsidiary than could have been obtained in an arm’s length transaction with a non-Affiliate, and (2) if involving consideration to either party in excess of $5.0 million, such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested, and (3) if involving consideration to either party in excess of $10.0 million (or $5.0 million if there are no disinterested directors for such transaction), we also, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to us or the applicable Subsidiary from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States. Within 5 days of any Affiliate Transaction(s) involving consideration to either party of $5.0 million or more, the Company shall deliver to the Trustee an Officers’ Certificate addressed to the Trustee certifying that such Affiliate Transaction (or Transactions) complied with clause (1), (2), and (3), as applicable.

Limitation on Merger, Sale or Consolidation

The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

(1)	either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the Notes and the Indenture;

(2)	no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3)	immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” unless such transaction is (a) solely the merger or consolidation of us and one of our previously existing Wholly Owned Subsidiaries or (b) solely the merger or consolidation of us and Parent so long as immediately prior to such merger or consolidation Parent had no operations and no assets other than the ownership of our Capital Stock (or other operations or assets solely incidental thereto), and in the case of each of clauses (a) and (b) of this paragraph (3), such transaction is not for the purpose, or does not have the effect, of evading this provision and not in connection with any other transaction; and

(4)	any guarantor shall have confirmed in writing that its guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the Notes and the Indenture.

Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Limitation on Lines of Business

The Indenture provides that neither we nor any of our Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors, is a Related Business.

Subsidiary Guarantors

The Indenture provides that the Company will not permit any of its Subsidiaries to guarantee the payment of any Indebtedness (other than the Credit Agreement) of the Company or Parent unless such Subsidiary executes and delivers a supplemental indenture evidencing its guarantee of the Company’s obligation hereunder and under the Notes on a substantially similar basis.

Limitation on Status as Investment Company

The Indenture prohibits us and our Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver to the Trustee and, to each Holder and to prospective purchasers of Notes identified to us by an Initial Purchaser, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission. This obligation may be satisfied by Parent delivering and filing its statements and reports so long as it directly owns all of our Capital Stock and the Parent Guarantee is in effect.

Events of Default and Remedies

The Indenture defines an “Event of Default” as:

(1)	our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

(2)

our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price,

on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

(3)	our failure or the failure by any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under “Repurchase of Notes at the Option of the Holder Upon a Change of Control,” “Sale of Assets and Subsidiary Stock,” “Limitation on Merger, Sale or Consolidation” and “Limitation on Restricted Payments,” the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

(4)	certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

(5)	a default in our Indebtedness or the Indebtedness any of our Subsidiaries with an aggregate amount outstanding in excess of $20.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and

(6)	final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days.

The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us or any of our Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause (4), above, relating to us or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, have been cured or waived.

Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Within 120 days after the end of each fiscal year, the Company is required to deliver to the Trustee an officers’ certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Company and its Subsidiaries have fulfilled their obligations under the Indenture, and further stating, as to each officer signing such certificate, that to such officer’s knowledge the Company and its Subsidiaries are not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which the officer may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to such officer’s knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Indenture provides that we may, at our option, elect to discharge our obligations and Parent’s obligations with respect to the outstanding Notes (“Legal Defeasance”). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

(1)	Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

(2)	Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

(3)	The Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

(4)	Other Legal Defeasance provisions of the Indenture will remain in effect.

In addition, we may, at our option and at any time, elect to cause the release of our obligations and Parent’s with respect to most of the covenants in the Indenture (except as described otherwise therein) (“Covenant Defeasance”). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”):

(1)	We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

(2)	In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(A)	we have received from, or there has been published by the Internal Revenue Service, a ruling or

(B)	since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(3)	In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(4)	No Default or Event of Default may have occurred and be continuing on the date of the deposit and, in the case of Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5)	The Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

(6)	We must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7)	We must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, then (so long as the insufficiency exists or the order remains in effect) our and Parent’s obligations under the Indenture and the Notes will be revived, and the Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either:

(a)	All outstanding Notes have been delivered to the Trustee for cancellation; or

(b)(1)	we have given irrevocable and unconditional notice of redemption for all of the outstanding Notes within 60 days, under the Indenture’s redemption provisions, or all outstanding Notes have otherwise become due and payable, and we have irrevocably deposited or caused to be deposited with the Trustee an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal, premium, if any, and accrued interest (and Liquidated Damages, if any)) on all outstanding Notes as of the date of redemption,

(2)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be,

(3)	the Trustee, for the benefit of the Holders of the Notes, has a valid, perfected, first priority security interest in the trust,

(4)	the deposit does and will not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or are otherwise bound,

(5)	we have paid all other amounts due and payable by us under the Indenture, and

(6)	we have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by us with intent to hinder, delay, or defraud any other of our creditors.

We must also deliver to the Trustee an Officers’ Certificate and an opinion of counsel confirming the satisfaction of the conditions in clauses (3) (with respect to the validity and perfection of the security interest) and (4) above.

Amendments and Supplements

The Indenture contains provisions permitting us, Parent and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, Parent and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

(1)	change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the city of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or after an Asset Sale or Change of Control has occurred (and prior to the application of the Net Cash Proceeds therefrom as provided under the heading “—Sale of Assets and Subsidiary Stock” or prior to the related Change of Control Purchase Date, as applicable) reduce the Asset Sale Offer Price or the Change of Control Purchase Price with respect to the corresponding Asset Sale or Change of Control, or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes as a right or at our option or the provisions (including the defined terms used therein) of the “Repurchase of Notes at the Option of the Holder Upon a Change of Control” covenant in a manner adverse to the Holders, or

(2)	reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

(3)	modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(4)	cause the Notes or the Parent Guarantee to become contractually subordinate in right of payment to any other Indebtedness.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of our obligations under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

“Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control. Notwithstanding the foregoing, Affiliate shall not include Wholly Owned Subsidiaries.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

“Board of Directors” means, so long as Parent directly owns all of our Capital Stock and the Parent Guarantee is in effect, the board of directors of Parent; provided, however, that if Parent no longer directly owns all of our Capital Stock or the Parent Guarantee is no longer in effect, the board of directors of the Company, and, with respect to any other Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company from Parent for which no consideration other than the issuance of Qualified Capital Stock is given.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation, but excluding debt securities convertible into such equity.

“Cash Equivalent” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), or

(2)	time deposits and certificates of deposit and commercial paper issued by any domestic commercial bank or the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, or

(3)	commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc., or

(4)	repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (1) above, or

(5)	investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above,

and in the case of each of (1), (2), (3) and (4) maturing within one year after the date of acquisition.

“Change of Control” means:

(1)	Parent shall cease to own beneficially and of record all of the Equity Interests of the Company; provided, that solely the merger or consolidation of Parent and us shall not constitute a Change of Control so long as immediately prior to such merger or consolidation, Parent has no operations and no assets other than the ownership of our Capital Stock and other operations or assets solely incidental thereto;

(2)	any merger or consolidation of the Parent with or into any Person, if, immediately after giving effect to such transaction(s), any “person” (including any group that is deemed to be a “person”) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the aggregate Voting Equity Interests of the transferee(s) or surviving entity or entities;

(3)	any sale, lease, exchange, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Parent or the Company, on a consolidated basis, in one transaction or a series of related transactions to any “person” (including any group that is deemed to be a “person”);

(4)	any “person” (including any group that is deemed to be a “person”) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the aggregate Voting Equity Interests of Parent;

(5)	the Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office; or

(6)	Parent or the Company adopts a plan of liquidation.

As used in this definition, “person” (including any group that is deemed to be a “person”) has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

“Consolidated Amortization Expense” for any period means the amortization expense of the Company and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

(1)	Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

(2)	transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

(3)	the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than Indebtedness incurred under any revolving credit facility) shall be assumed to have occurred on the first day of the Reference Period, and

(4)	the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

(1)	Consolidated Income Tax Expense,

(2)	Consolidated Amortization Expense (but only to the extent not included in Consolidated Fixed Charges),

(3)	Consolidated Depreciation Expense,

(4)	Consolidated Fixed Charges, plus, to the extent excluded from the definition of Consolidated Fixed Charges, deferred financing costs existing as of the Issue Date and the amortization thereof,

(5)	all other non-cash charges (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period); and

(6)	fees and expenses incurred in connection with the Refinancing Transactions as described in this prospectus.

less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(a)	interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations and Attributable Indebtedness) of such Person and its Consolidated Subsidiaries during such period, including (1) amortization of debt issuance costs, debt discounts or premium and other financing fees and expenses and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations (but excluding deferred financing costs existing as of the Issue Date and the amortization thereof), and (3) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

(b)	the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person).

For purposes of this definition, (x) interest on a Capitalized Lease Obligation or any Attributable Indebtedness shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation or any Attributable Indebtedness in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Income Tax Expense” for any period means the provision of taxes of the Company and its Consolidated Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

(a)	all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock);

(b)	the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period;

(c)	the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary; and

(d)	the net income of, and all dividends and distributions from any Unrestricted Subsidiary.

In addition, Consolidated Net Income of the Company shall be reduced by the amount of any Permitted Payments to Parent made during such period in accordance with clause (a) of the definition thereof and, to the extent not included in Consolidated Income Tax Expense of the Company, any Permitted Payments to Parent made during such period in accordance with clause (b) of the definition thereof.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Consolidation” means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term “consolidated” has a correlative meaning to the foregoing.

“Continuing Director” means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Parent or the Company, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of Parent or the Company, as applicable, if such agreement was approved by a vote of such majority of directors).

“Credit Agreement” means, collectively, the First Lien Credit Agreement and the Second Lien Credit Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders

(or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, in whole or in part, including any agreement:

(1)	extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2)	adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,

(3)	increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by paragraph (b) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”, or

(4)	otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Capital Stock” means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “Repurchase at the Option of Holders.”

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Affiliate Transaction” means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors, (b) Restricted Payments permitted under the terms of the covenant discussed above under “Limitation on Restricted Payments” above, (c) transactions solely between or among the Company and any of its Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company, (d) any transaction with an Affiliate where the only consideration paid by the Company or any Subsidiary is Capital Stock (other than Disqualified Capital Stock) of the Company or such Subsidiary, and (e) transactions with Parent in order to effect the Refinancing Transactions as described in this prospectus.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, reduced to the extent such amounts are repaid, refinanced or retired.

“First Lien Credit Agreement” means the senior secured credit agreement dated as of September 21, 2004 among Denny’s, Inc. and Denny’s Realty, Inc., as Borrowers, and Parent, the Company, and DFO, Inc., as Guarantors, the lenders named therein, Bank of America, N.A., as Administrative Agent, and UBS Securities LLC, as Syndication Agent, providing for an aggregate $300 million senior secured facility, consisting of an aggregate $225 million five-year term loan facility and an aggregate $75 million senior secured revolving credit facility, of which $45 million is available for issuance of letters of credit.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

“Indebtedness” of any Person means, without duplication,

(a)	all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b)	all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(c)	all net obligations of such Person under Interest Swap and Hedging Obligations;

(d)	all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support for or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(e)	any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

(f)	all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

“Investment” by any Person in any other Person means (without duplication):

(a)	the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(b)	the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

(c)	other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d)	the making of any capital contribution by such Person to such other Person; and

(e)	the designation by the Board of Directors of any Person to be an Unrestricted Subsidiary.

The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Wholly Owned Subsidiary if, upon the issuance, sale or other disposition of any portion of the Company’s or the Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Wholly Owned Subsidiary, in an amount equal to the fair market value of the Capital Stock of and all other Investments in such Wholly Owned Subsidiary not sold or disposed of (which amount shall be determined in the good faith judgment of the Board of Directors if in excess of $5 million). The fair market value of each Investment shall be measured at the time made or returned, as applicable.

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

“Non-Recourse Indebtedness” means Indebtedness (a) as to which neither the Company nor any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, and (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) prior to its stated maturity.

“Offering” means the offering of the Notes by the Company.

“Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

“Parent” means Denny’s Corporation, a Delaware corporation, or its successor.

“Permitted Indebtedness” means that:

(a)	the Company may incur Indebtedness evidenced by the Notes, issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b)	the Company or any Subsidiary, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness or any Indebtedness (including Disqualified Capital Stock) described in clause (a) of this definition or incurred pursuant to the Debt Incurrence Ratio test of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or which was refinanced pursuant to this clause (b);

(c)	the Company and its Wholly Owned Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(d)

the Company may incur Indebtedness owed to (borrowed from) any Wholly Owned Subsidiary, and any Wholly Owned Subsidiary may incur Indebtedness owed to (borrowed from) any other Wholly Owned Subsidiary or the Company; provided, that in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company’s obligations pursuant to the Notes and any event that causes such Wholly Owned Subsidiary no longer to be a Wholly Owned Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;”

(e)	Attributable Indebtedness not to exceed $10 million at any time outstanding; and

(f)	the Company and any Subsidiary may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates.

“Permitted Investment” means:

(a)	any Investment in any of the Notes;

(b)	any Investment in Cash Equivalents;

(c)	intercompany notes to the extent permitted under clause (d) of the definition of “Permitted Indebtedness”;

(d)	any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Wholly Owned Subsidiary or such Person is immediately merged with or into the Company or a Wholly Owned Subsidiary;

(e)	other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments that are returned to the Company or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e) in such Person), at any time does not in the aggregate exceed $20 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

(f)	any Investment in any Person in exchange for the Company’s Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Qualified Capital Stock;

(g)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Sale of Assets and Subsidiary Stock”;

(h)	Investments in connection with Interest Swap and Hedging Obligations; and

(i)	obligations or shares of stock received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment.

“Permitted Lien” means:

(a)	Liens existing on the Issue Date;

(b)	Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)	statutory Liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d)	Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)	Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(g)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(h)	Liens securing the Notes;

(i)	Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(j)	Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(k)	leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

(l)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(m)	Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(n)	Liens securing Indebtedness incurred under the Credit Agreement in accordance with the terms of clause (b) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;

(o)	Liens to secure Attributable Indebtedness permitted to be incurred pursuant to clause (e) of the definition of Permitted Indebtedness; provided that any such Lien shall not extend to or cover any asset of the Company or any Subsidiary other than the assets that are subject to the sale and leaseback transaction in which the Attributable Indebtedness is incurred;

(p)	Liens arising from Indebtedness represented by Capitalized Lease Obligations permitted to be incurred pursuant to clause (c) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” provided such Liens relate solely to the property which is subject to such Capitalized Lease Obligations; and

(q)	other Liens securing obligations in an aggregate amount not to exceed $10 million at any time outstanding.

“Permitted Payments to Parent” means without duplication as to amounts:

(a)	payments to Parent in an amount sufficient to permit Parent to pay reasonable and necessary operating expenses of the Parent, not in excess of $1.0 million in the aggregate during any consecutive 12-month period, and

(b)	payments to Parent to enable Parent to pay foreign, federal, state or local tax liabilities (“Tax Payment”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries to the appropriate taxing authorities if each of the Company and such Subsidiaries filed a separate tax return, to the extent that the Parent has an obligation to pay such tax liabilities relating to the operations, assets, or capital of the Company or its Subsidiaries; provided however, that (1), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by Company and any of its United States Subsidiaries in respect of their federal income tax liability, such payment shall be determined assuming that Company is the parent company of an affiliated group (the “Company Affiliated Group”) filing a consolidated federal income tax return and that Parent and each United States Subsidiary is a member of the Company Affiliated Group and (2) any Tax Payments shall either be used by Parent to pay such tax liabilities within 90 days of Parent’s receipt of such payment or refunded to the payee.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any real or personal tangible property which is directly related to a Related Business of such Person and which is incurred within 180 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Capital Stock.

“Qualified Equity Offering” means any (1) underwritten public offering of Capital Stock (other than Disqualified Stock) of Parent or (2) a private offering for cash of Capital Stock (other than Disqualified Stock) of

Parent, in each case where the cash proceeds of such sale in an amount equal to 100% of the aggregate principal amount of the Notes to be redeemed therewith and any applicable premium, are contributed to the Company as a Capital Contribution concurrently therewith.

“Qualified Exchange” means:

(1)	any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary);

(2)	any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date; or

(3)	any issuance of subordinated Refinancing Indebtedness of the Company in exchange for Indebtedness (other than Disqualified Capital Stock) of the Company issued on or after the Issue Date.

“Reference Period” with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any other Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness (except that the Company may refinance Indebtedness of a Subsidiary, and any Subsidiary may refinance Indebtedness of a Wholly-Owned Subsidiary), (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing, and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date as described in this prospectus and any and all businesses that in the good faith judgment of the Board of Directors are materially related, ancillary or similar businesses.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person:

(a)	the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent of such Person,

(b)	any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person,

(c)	other than with the proceeds from the substantially concurrent incurrence of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

(d)	any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any of its Wholly Owned Subsidiaries, by any of its Subsidiaries.

“Second Lien Credit Agreement” means the senior secured credit agreement dated as of September 21, 2004 among Denny’s, Inc. and Denny’s Realty, Inc., as Borrowers, and Parent, the Company, and DFO, Inc., as Guarantors, the lenders named therein, Bank of America, N.A., as Administrative Agent, and UBS Securities LLC, as Syndication Agent, providing for an aggregate $120 million senior secured second lien term loan facility.

“Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

“Stated Maturity,” when used with respect to any Note, means October 1, 2012.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto (“contractually”) to the Notes, as applicable, in any respect.

“Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

“Unrestricted Subsidiary” means any subsidiary of the Company that does not directly, indirectly or beneficially own any Capital Stock of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any parent of the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors); provided, that such Subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For such period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The initial purchasers of the old notes have advised us that following completion of the exchange offer they intend to make a market in the new notes to be issued in the exchange offer. However, the initial purchasers are under no obligation to do so and any market activities with respect to the new notes may be discontinued at any time.

SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences associated with the exchange offer and the ownership and disposition of the new notes offered herein. Except where noted, this discussion addresses only those holders who hold the new notes as capital assets and does not address consequences to holders with special situations, such as brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, governmental entities, insurance companies, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding the new notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address state, local or foreign tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), the Treasury Regulations promulgated under the IRC, and administrative and judicial interpretations of the IRC, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the new notes to holders of the new notes other than those holders who acquire their new notes in the exchange offer. If a partnership holds the new notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner and the activities of such partnership. Partners of partnerships that hold the new notes as a result of the exchange offer should consult their own tax advisors.

U.S. Holders

As used in this prospectus, the term “U.S. holder” means a holder of the new notes that is a U.S. person for U.S. federal income tax purposes. A U.S. person for these purposes is: (1) an individual who is a citizen or resident of the United States (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the IRC); (2) a corporation (or an entity taxed as a corporation) created or organized in or under the law of the United States or of any political subdivision of the United States; (3) any estate the income of which is included in gross income for U.S. tax purposes regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and elected to continue to be treated as a U.S. person.

Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer should not constitute an “exchange” for federal income tax purposes as the new notes do not differ materially in kind or extent from the old notes. Accordingly, a U.S. holder who exchanges old notes for the new notes pursuant to the exchange offer will not recognize taxable gain or loss upon the receipt of the new notes in exchange for the old notes in the exchange offer. In addition, the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor and the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

Consequences to Non-Tendering U.S. Holders

A non-tendering U.S. holder will not realize any gain or loss for failing to tender an old note for a new note.

Generally, interest paid by us on the new notes to a U.S. holder will be taxable to such holder as ordinary interest income at the time that such interest is accrued or received by such holder in accordance with such holder’s method of tax accounting.

Sale, Exchange or Redemption

Unless a non-recognition provision applies, upon the sale, redemption, exchange (subsequent to the exchange offer), retirement or other taxable disposition of the new notes, a U.S. holder generally will recognize capital gain or loss equal to the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest not previously included in income) less such holder’s adjusted tax basis in the new notes. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to the holder, less any principal payments received by the holder. Gain or loss on the disposition of new notes will generally be capital gain or loss and will be long-term gain or loss if the notes have been held for more than one year at the time of such disposition. Long-term capital gains are eligible for reduced rates of taxation.

In addition, an amount equal to any accrued but unpaid interest not previously included in income will be treated as ordinary interest income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest on the new notes and to the proceeds of the sale of new notes other than payments to certain exempt recipients, such as corporations. A backup withholding tax will apply to such payments if the U.S. holder fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exempt status from backup withholding or receives notification from the IRS that the holder is subject to backup withholding as a result of a failure to report all interest or dividends.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a holder of a new note that is an individual, corporation, estate or trust that is neither a U.S. holder nor a person subject to rules applicable to former citizens and long-term residents of the United States (a “Non-U.S. holder”). In addition, this discussion does not address the U.S. federal income tax consequences to Non-U.S. holders subject to special treatment under the IRC, such as “controlled foreign corporations,” “foreign investment companies,” “foreign personal investment companies” and foreign corporations that accumulate earnings to avoid U.S. federal income tax.

For purposes of the discussion below, interest and gain on the sale, exchange, redemption or repayment of the new notes will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business or (2) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Payments of Interest

Generally, interest paid by us on the new notes to a Non-U.S. holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the new notes will qualify as portfolio interest if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our equity interests entitled to vote, (2) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the IRC, (3) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business and (4) certifies, under penalties of perjury on an IRS Form W-8BEN (or such successor form as the IRS designates), prior to the payments that such holder is not a U.S. person and provides such holder’s name and address.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30%, unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax. To claim exemption from withholding or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly executed IRS Form W-8BEN (claiming treaty benefits) or IRS Form W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number or to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sale, Exchange or Redemption

Subject to the discussion below concerning backup withholding, a Non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, repayment or discharge of a new note unless (1) the gain is U.S. trade or business income (in which case the branch profits tax may also apply to a corporate Non-U.S. holder) or (2) the Non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest on the new notes to Non-U.S. holders. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. holder resides.

Treasury Regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent has actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of the new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of the new notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, which we refer to as a U.S. related person.

In the case of the gross payment of proceeds from the sale, exchange, redemption or repayment of the new notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, applicable Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Each holder should consult with its tax advisor regarding the particular tax consequences to such holder associated with the exchange offer and the ownership and disposition of the new notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

LEGAL MATTERS

Certain legal matters relating to the exchange offer will be passed upon for us by Alston & Bird LLP, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of Denny’s Corporation and subsidiaries as of December 29, 2004 and December 31, 2003, and for the fiscal years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2004, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP on the consolidated financial statements of Denny’s Corporation and subsidiaries refers to the fact that Denny’s Corporation has restated its 2003 consolidated financial statements. The audit report of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 29, 2004, expresses an opinion that Denny’s Corporation did not maintain effective internal control over financial reporting as of December 29, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness in Denny’s Corporation’s internal control over financial reporting regarding the selection, monitoring and review of assumptions and factors affecting lease accounting and leasehold improvement depreciation practices.

The consolidated financial statements for the fiscal year ended December 25, 2002, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to the restatement of the accompanying 2002 consolidated financial statements and the change in method of accounting for intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, as described in Note 2), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Denny’s Corporation is subject to the reporting requirements of the Exchange Act and in accordance with its requirements files annual, quarterly and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be obtained:

•	At the Public Reference Room of the Commission, Room 1024—Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

•	From the internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Commission.

•	From our website at http://www.dennys.com. Information contained on our website is not, and should not be deemed to be, a part of this prospectus.

For more information on the public reference room, call the Commission at 1-800-SEC-0330.

This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us. While any of the notes remain outstanding, we will make available to any holder or any prospective purchaser the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to the reporting requirements of the Exchange Act.

INCORPORATION BY REFERENCE

The following documents of Denny’s Corporation filed with the Commission (File No. 0-18051) are hereby incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2004; and

•	Current Reports on Form 8-K dated January 10, 2005 and February 17, 2005.

Information included in Current Reports on Form 8-K that is deemed under Commission rules not to have been “filed”, is expressly not incorporated by reference herein.

Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Rhonda J. Parish, Denny’s Corporation, 203 East Main Street, Spartanburg, South Carolina, 29319-0001 at (864) 597-8000.

DENNY’S CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Reports of Independent Registered Public Accounting Firms on Consolidated Financial Statements	F-2
Consolidated Statements of Operations for each of the Three Fiscal Years in the Period Ended December 29, 2004	F-4
Consolidated Balance Sheets as of December 29, 2004 and December 31, 2003	F-5
Consolidated Statements of Shareholders’ Deficit and Comprehensive Income (Loss) for each of the Three Fiscal Years in the Period Ended December 29, 2004	F-6
Consolidated Statements of Cash Flows for each of the Three Fiscal Years in the Period Ended December 29, 2004	F-7
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

The Board of Directors

Denny’s Corporation:

We have audited the accompanying consolidated balance sheets of Denny’s Corporation and subsidiaries as of December 29, 2004 and December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive income (loss), and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Denny’s Corporation and subsidiaries as of December 29, 2004 and December 31, 2003, and the results of their operations and their cash flows for the fiscal years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, the Company has restated its 2003 consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 29, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

KPMG LLP

Greenville, South Carolina

March 14, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Denny’s Corporation

Spartanburg, South Carolina

We have audited the accompanying consolidated statement of operations of Denny’s Corporation and subsidiaries (the “Company”) for the fiscal year ended December 25, 2002, and the related consolidated statements of shareholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the Company’s operations and cash flows for the fiscal year ended December 25, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill (including reorganization value) and other intangible assets to conform to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.”

Also, as discussed in Note 2 to the consolidated financial statements, the accompanying 2002 consolidated financial statements have been restated.

DELOITTE & TOUCHE LLP

Greenville, South Carolina

February 7, 2003 (March 14, 2005 as to the effects of the restatement discussed in Note 2)

DENNY’S CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002
		(Restated)	(Restated)
	(In thousands, except per share amounts)
Revenue:
Company restaurant sales	$871,248	$851,853	$858,569
Franchise and license revenue	88,758	89,092	90,015

Total operating revenue	960,006	940,945	948,584

Costs of company restaurant sales:
Product costs	225,200	219,193	205,036
Payroll and benefits	362,450	369,941	361,483
Occupancy	49,581	49,033	49,198
Other operating expenses	117,834	118,563	122,491

Total costs of company restaurant sales	755,065	756,730	738,208
Costs of franchise and license revenue	28,196	27,125	28,908
General and administrative expenses	66,922	51,268	50,001
Depreciation and other amortization	56,649	61,037	84,103
Restructuring charges and exit costs	495	613	3,521
Impairment charges	1,130	3,986	4,556
Gains on disposition of assets and other, net	(2,271)	(5,844)	(9,127)

Total operating costs and expenses	906,186	894,915	900,170

Operating income	53,820	46,030	48,414

Other expenses:
Interest expense, net	69,428	78,190	76,401
Other nonoperating expense (income), net	21,265	901	(32,915)

Total other expenses, net	90,693	79,091	43,486

Income (loss) before income taxes	(36,873)	(33,061)	4,928
Provision for (benefit from) income taxes	802	759	(1,422)

Income (loss) from continuing operations	(37,675)	(33,820)	6,350
Discontinued operations:
Income from operations of discontinued operations, net of income tax benefit—$3,500	—	—	4,040
Gain on disposal of discontinued operations, net of income tax provision—$160	—	—	56,562

Net income (loss)	$(37,675)	$(33,820)	$66,952

Basic earnings per share:
Income (loss) from continuing operations	$(0.58)	$(0.83)	$0.16
Discontinued operations, net	—	—	1.50

Net income (loss)	$(0.58)	$(0.83)	$1.66

Diluted earnings per share:
Income (loss) from continuing operations	$(0.58)	$(0.83)	$0.16
Discontinued operations, net	—	—	1.49

Net income (loss)	$(0.58)	$(0.83)	$1.65

Weighted average and equivalent shares outstanding:
Basic	64,708	40,687	40,270

Diluted	64,708	40,687	40,583

See notes to consolidated financial statements.

DENNY’S CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 29, 2004	December 31, 2003
		(Restated)
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$15,561	$7,363
Receivables, less allowance for doubtful accounts of:
2004—$801; 2003—$1,706	12,375	9,771
Inventories	8,289	8,158
Prepaid and other	7,330	6,326

Total Current Assets	43,555	31,618

Property, net	285,401	293,161
Other Assets:
Goodwill	50,186	50,186
Intangible assets, net	77,484	83,879
Deferred financing costs, net	19,108	9,887
Other	24,759	27,840

Total Assets	$500,493	$496,571

LIABILITIES
Current Liabilities:
Current maturities of notes and debentures	$1,975	$51,714
Current maturities of capital lease obligations	3,396	3,462
Accounts payable	42,647	40,617
Other	88,226	96,294

Total Current Liabilities	136,244	192,087

Long-Term Liabilities:
Notes and debentures, less current maturities	519,236	509,593
Capital lease obligations, less current maturities	28,149	28,728
Liability for insurance claims, less current portion	28,108	26,885
Other noncurrent liabilities and deferred credits	54,186	58,622

Total Long-Term Liabilities	629,679	623,828

Total Liabilities	765,923	815,915

Commitments and contingencies

SHAREHOLDERS’ DEFICIT
Common Stock:
$0.01 par value; shares authorized—100,000; Issued and outstanding: 2004—89,987; 2003—41,003	900	410
Paid-in capital	510,686	417,816
Deficit	(757,303)	(719,628)
Accumulated other comprehensive loss	(19,713)	(17,942)

Total Shareholders’ Deficit	(265,430)	(319,344)

Total Liabilities and Shareholders’ Deficit	$500,493	$496,571

See notes to consolidated financial statements.

DENNY’S CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Paid-in Capital	Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit
	Shares	Amount
	(In thousands)
Balance, December 26, 2001, as previously reported	40,143	$401	$417,293	$(749,869)	$(7,582)	$(339,757)
Cumulative effect on prior years of restatement	—	—	—	(2,891)	—	(2,891)

Balance, December 26, 2001 (restated)	40,143	401	417,293	(752,760)	(7,582)	(342,648)
Comprehensive income (loss):
Net income (restated)	—	—	—	66,952	—	66,952
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	—	176	176
Additional minimum pension liability	—	—	—	—	(7,570)	(7,570)

Comprehensive income (loss) (restated)	—	—	—	66,952	(7,394)	59,558
Issuance of common stock	106	2	87	—	—	89
Exercise of common stock options	41	—	35	—	—	35

Balance, December 25, 2002 (restated)	40,290	403	417,415	(685,808)	(14,976)	(282,966)

Comprehensive loss:
Net loss (restated)	—	—	—	(33,820)	—	(33,820)
Other comprehensive loss:
Additional minimum pension liability	—	—	—	—	(2,966)	(2,966)

Comprehensive loss (restated)	—	—	—	(33,820)	(2,966)	(36,786)
Issuance of common stock	713	7	401	—	—	408

Balance, December 31, 2003 (restated)	41,003	410	417,816	(719,628)	(17,942)	(319,344)

Comprehensive loss:
Net loss	—	—	—	(37,675)	—	(37,675)
Other comprehensive loss:
Additional minimum pension liability	—	—	—	—	(1,771)	(1,771)

Comprehensive loss	—	—	—	(37,675)	(1,771)	(39,446)
Stock option expense	—	—	3,098	—	—	3,098
Issuance of common stock, net of issuance costs of $2.2 million	48,430	484	89,311	—	—	89,795
Exercise of common stock options	554	6	461	—	—	467

Balance, December 29, 2004	89,987	$900	$510,686	$(757,303)	$(19,713)	$(265,430)

See notes to consolidated financial statements.

DENNY’S CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002
		(Restated)	(Restated)
	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$(37,675)	$(33,820)	$66,952
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and other amortization	56,649	61,037	84,103
Impairment charges	1,130	3,986	4,556
Restructuring charges and exit costs	495	613	3,521
Amortization of deferred gains	—	(2,644)	(7,551)
Amortization of deferred financing costs	5,539	5,390	4,551
Gains on disposition of assets and other, net	(2,271)	(5,844)	(9,127)
Gain on sale of discontinued operations, net	—	—	(56,562)
Income from discontinued operations, net	—	—	(4,040)
Amortization of debt premium	(1,369)	(1,652)	(1,795)
(Gain) loss on early extinguishment of debt	21,744	1,192	(32,900)
Stock option expense	3,098	—	—
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in assets:
Receivables	(1,442)	2,865	(4,903)
Inventories	(131)	(443)	848
Other current assets	(1,008)	1,458	838
Other assets	(1,890)	(1,632)	(1,207)
Increase (decrease) in liabilities:
Accounts payable	803	(3,498)	(3,156)
Accrued salaries and vacations	12,098	2,775	(7,701)
Accrued taxes	(1,275)	1,335	1,226
Other accrued liabilities	(19,565)	(2,134)	(16,515)
Other noncurrent liabilities and deferred credits	(4,861)	(2,376)	(12,317)

Net cash flows provided by operating activities	30,069	26,608	8,821

See notes to consolidated financial statements.

DENNY’S CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Fiscal Year Ended
	December 29, 2004	December 31, 2003	December 25, 2002
		(Restated)	(Restated)
	(In thousands)
Cash Flows from Investing Activities:
Purchase of property	$(36,130)	$(32,025)	$(41,689)
Proceeds from disposition of property	3,584	18,076	17,167
Receipts from discontinued operations, net	—	—	39,386
Refund of deposits securing FRD letters of credit	384	—	4,083

Net cash flows (used in) provided by investing activities	(32,162)	(13,949)	18,947

Cash Flows from Financing Activities:
Net borrowings (repayments) under credit agreement	293,900	4,400	(12,000)
Deferred financing costs paid	(19,216)	(3,256)	(8,670)
Long-term debt payments	(503,850)	(7,413)	(5,189)
Proceeds from exercise of stock options	467	—	35
Proceeds from equity issuance, net	89,795	—	—
Proceeds from debt issuance	175,000	—	—
Debt prepayment and other transaction costs	(24,665)	—	—
Net change in bank overdrafts	(1,140)	(4,744)	(2,923)

Net cash flows (used in) provided by financing activities	10,291	(11,013)	(28,747)

Increase (decrease) in cash and cash equivalents	8,198	1,646	(979)
Cash and Cash Equivalents at:
Beginning of year	7,363	5,717	6,696

End of year	$15,561	$7,363	$5,717

Supplemental Cash Flow Information:
Income taxes paid (refunds received), net	$1,412	$627	$(2,397)

Interest paid	$81,072	$71,370	$76,992

Noncash investing activities:
Notes received related to refranchising and sale of properties	$—	$—	$382

Notes forgiven related to reacquisition of restaurants	$—	$366	$186

Other investing activities	$3,833	$1,467	$3,267

Noncash financing activities:
Issuance of shares pursuant to compensation plans	$—	$408	$89

Execution of capital leases	$3,484	$1,384	$1,176

Other financing activities	$150	$—	$—

See notes to consolidated financial statements.

DENNY’S CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Introduction and Basis of Reporting

Denny’s Corporation, or Denny’s, is America’s largest family-style restaurant chain in terms of market share and number of units. At December 29, 2004 the Denny’s brand consisted of 1,603 restaurants, 553 of which are company-owned and operated and 1,050 of which are franchised/licensed restaurants. These Denny’s restaurants operated in 49 states, the District of Columbia, two U.S. territories and four foreign countries, with principal concentrations in California, Florida and Texas.

We also owned and operated the Coco’s and Carrows restaurant chains through our wholly owned subsidiary, FRD Acquisition Co., or FRD, through July 10, 2002. On July 10, 2002, we completed the divestiture of FRD. We have accounted for FRD as a discontinued operation in our consolidated financial statements in accordance with Accounting Principles Board Opinion No. 30, or APB 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” See Note 15.

With the completion of the FRD divestiture, our predecessor, Advantica Restaurant Group, Inc., or Advantica, completed its transition from a restaurant holding company to a one-brand entity; accordingly, on July 10, 2002, we changed our name to Denny’s Corporation.

Note 2.	Summary of Significant Accounting Policies

Restatement of Prior Financial Information. Denny’s has corrected its accounting treatment for leasehold improvements through the restatement of previously issued financial statements. Historically, when accounting for leases with renewal terms, we have consistently followed the practice of using the initial lease term for determining whether a lease was a capital lease or operating lease, calculating straight-line rent and calculating depreciation on leased buildings and leasehold improvements added at lease inception; however, leased buildings and leasehold improvements on leased properties added after lease inception have been depreciated over a period that, in some cases, included both the initial non-cancelable term of the lease and additional option periods provided for in the lease, or the useful lives of the assets, if shorter.

We determined that we should: i) conform the depreciable lives for buildings on leased land and other leasehold improvements to the shorter of the economic life of the asset or the lease term used for determining the capital versus operating lease classification and calculating straight-line rent, and ii) include option periods in the depreciable lives assigned to leased buildings and leasehold improvements (including those added after lease inception) only in instances in the which the exercise of the option period can be reasonably assured (the “Accounting Treatment”).

The cumulative balance sheet effect of the restatement related to the Accounting Treatment was an increase in accumulated depreciation of $3.8 million as of December 31, 2003 relating to fiscal years 1998 through 2003. Of this amount, $1.0 million and $0.9 million was recorded as additional depreciation and amortization expense for fiscal years 2003 and 2002, respectively.

We also determined it was appropriate to record additional adjustments related to fiscal years 1998 through 2003 which previously were deemed immaterial and now are being recorded as a result of our restatement. The cumulative balance sheet effects of these adjustments as of December 31, 2003 consist of a decrease in goodwill of $0.2 million, an increase in other long-term assets of $0.9 million, an increase in liability for insurance claims of $1.3 million, and an increase in other noncurrent liabilities and deferred credits of $2.0 million. Of these amounts, $1.3 million was recorded as additional payroll and benefits expense for the year ended December 31, 2003, and $0.3 million was recorded as additional costs of franchise and license revenue for the year ended December 25, 2002.

The impact of the restatement in the fourth quarter of 2003 is to increase the net loss by $2.3 million. The effect of the restatement to all other previously reported interim periods of 2003 and 2004 is not material. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

restatement had no impact on previously reported cash flows from operating activities, investing activities or financing activities as reported in the consolidated statements of cash flows.

The impacts of these restatements on the consolidated financial statements are summarized below:

CONSOLIDATED STATEMENTS OF OPERATIONS AS RESTATED

(In thousands, except per share data)

	Fiscal Year Ended December 31, 2003				Fiscal Year Ended December 25, 2002
	As Previously Reported	Adjustments		Restated	As Previously Reported	Adjustments		Restated
Revenue:
Company restaurant sales	$851,853	$		$851,853	$858,569	$		$858,569
Franchise and license revenue	89,092			89,092	90,015			90,015

Total operating revenue	940,945			940,945	948,584			948,584

Costs of company restaurant sales:
Product costs	219,193			219,193	205,036			205,036
Payroll and benefits	368,641		1,300	369,941	361,483			361,483
Occupancy	49,033			49,033	49,198			49,198
Other operating expenses	118,563			118,563	122,491			122,491

Total costs of company restaurant sales	755,430		1,300	756,730	738,208			738,208
Costs of franchise and license revenue	27,125			27,125	28,576		332	28,908
General and administrative expenses	51,268			51,268	50,001			50,001
Depreciation and other amortization	60,000		1,037	61,037	83,251		852	84,103
Restructuring charges and exit costs	613			613	3,521			3,521
Impairment charges	3,986			3,986	4,556			4,556
Gains on disposition of assets and other, net	(5,844)			(5,844)	(9,127)			(9,127)

Total operating costs and expenses	892,578		2,337	894,915	898,986		1,184	900,170

Operating income	48,367		(2,337)	46,030	49,598		(1,184)	48,414

Other expenses:
Interest expense, net	78,190			78,190	76,401			76,401
Other nonoperating (income) expense, net	901			901	(32,915)			(32,915)

Total other expenses, net	79,091			79,091	43,486			43,486

Income (loss) before income taxes	(30,724)		(2,337)	(33,061)	6,112		(1,184)	4,928
(Benefit from) provision for income taxes	759			759	(1,422)			(1,422)

Income (loss) from continuing operations	(31,483)		(2,337)	(33,820)	7,534		(1,184)	6,350
Discontinued operations:
Income from operations of discontinued operations, net of income tax benefit $3,500	—			—	4,040			4,040
Gain on disposal of discontinued operations, net of income tax provision - $160	—			—	56,562			56,562

Net income (loss)	$(31,483)		$(2,337)	$(33,820)	$68,136		$(1,184)	$66,952

Basic earnings per share:
Income (loss) from continuing operations	$(0.77)			$(0.83)	$0.19			$0.16
Discontinued operations, net	—			—	1.50			1.50

Net income (loss)	$(0.77)			$(0.83)	$1.69			$1.66

Diluted earnings per share:
Income (loss) from continuing operations	$(0.77)			$(0.83)	$0.19			$0.16
Discontinued operations, net	—			—	1.49			1.49

Net income (loss)	$(0.77)			$(0.83)	$1.68			$1.65

Weighted average and equivalent shares outstanding:
Basic	40,687			40,687	40,270			40,270

Diluted	40,687			40,687	40,583			40,583

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CONSOLIDATED BALANCE SHEET AS RESTATED

December 31, 2003

(In thousands)

	As Previously Reported	Adjustments		Restated
ASSETS
Current Assets:
Cash and cash equivalents	$7,363	$		$7,363
Receivables, less allowance for doubtful accounts of $1,706	9,771			9,771
Inventories	8,158			8,158
Prepaid and other	6,326			6,326

Total Current Assets	31,618			31,618

Property, net	296,995		(3,834)	293,161
Other Assets:
Goodwill	50,404		(218)	50,186
Intangible assets, net	83,879			83,879
Deferred financing costs, net	9,887			9,887
Other	26,907		933	27,840

Total Assets	$499,690		$(3,119)	$496,571

LIABILITIES
Current Liabilities:
Current maturities of notes and debentures	$51,714	$		$51,714
Current maturities of capital lease obligations	3,462			3,462
Accounts payable	40,617			40,617
Other	96,294			96,294

Total Current Liabilities	192,087			192,087

Long-Term Liabilities:
Notes and debentures, less current maturities	509,593			509,593
Capital lease obligations, less current maturities	28,728			28,728
Liability for insurance claims	25,585		1,300	26,885
Other noncurrent liabilities and deferred credits	56,629		1,993	58,622

Total Long-Term Liabilities	620,535		3,293	623,828

Total Liabilities	812,622		3,293	815,915

Commitments and contingencies

SHAREHOLDERS’ DEFICIT
Common Stock: $0.01 par value; shares authorized—100,000; issued and outstanding: 2003—41,003	410			410
Paid-in capital	417,816			417,816
Deficit	(713,216)		(6,412)	(719,628)
Accumulated other comprehensive loss	(17,942)			(17,942)

Total Shareholders’ Deficit	(312,932)		(6,412)	(319,344)

Total Liabilities and Shareholders’ Deficit	$499,690		$(3,119)	$496,571

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following accounting policies significantly affect the preparation of our consolidated financial statements:

Use of Estimates. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates are reasonable.

Consolidation Policy. The consolidated financial statements include the financial statements of Denny’s Corporation and its wholly-owned subsidiaries, the most significant of which are Denny’s Holdings, Inc.; Denny’s, Inc. and DFO, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year. Our fiscal year ends on the Wednesday in December closest to December 31 of each year. As a result, a fifty-third week is added to a year every five or six years. Fiscal 2003 includes 53 weeks of operations. Fiscal 2004 and 2002 each include 52 weeks of operations.

Cash Equivalents and Investments. We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Allowances for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our franchisees to make required payments for franchise royalties, rent, advertising and notes receivable. In assessing recoverability of these receivables, we make judgments regarding the financial condition of the franchisees based primarily on past and current payment trends and periodic financial information which the franchisees are required to submit to us.

Inventories. Inventories are valued primarily at the lower of average cost (first-in, first-out) or market.

Property and Depreciation. We depreciate owned property by the straight-line method over its estimated useful life. We amortize property held under capital leases (at capitalized value) over the lesser of its estimated useful life or the initial lease term. In certain situations, one or more option periods may be used in determining the depreciable life of certain properties leased under operating lease agreements, if we deem that an economic penalty will be incurred and exercise of such option periods is reasonably assured. In either circumstance, the Company’s policy requires lease term consistency when calculating the depreciation period, in classifying the lease, and in computing straight-line rent. The following estimated useful service lives were in effect during all periods presented in the financial statements:

Buildings—Five to thirty years

Equipment—Two to ten years

Leasehold Improvements—Estimated useful life limited by the expected lease term, generally between five and twenty years.

Goodwill. Goodwill primarily represents goodwill recognized in accordance with SFAS 141, “Business Combinations” and excess reorganization value recognized in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, or SOP 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” as a result of our 1998 bankruptcy. Prior to 2002, we amortized goodwill and reorganization value on a straight-line basis over a period of no more than 20 years and 5 years, respectively; however, such amortization was discontinued at the beginning of fiscal year 2002 in accordance with the implementation of Statement of Financial Accounting Standards No. 142.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Other Intangible Assets. Other intangible assets consist primarily of trademarks, trade names, franchise and other operating agreements. Trade names and trademarks are considered indefinite-lived intangible assets and are not amortized. Franchise and other operating agreements are amortized on the straight-line basis over their useful lives. See Note 3.

Deferred Financing Costs. Costs related to the issuance of debt are deferred and amortized as a component of interest expense using a method that approximates the interest method over the terms of the respective debt issuances.

Cash Overdrafts. We have included in accounts payable on the consolidated balance sheets cash overdrafts totaling $11.5 million and $12.7 million at December 29, 2004 and December 31, 2003, respectively.

Self-insurance liabilities. We record liabilities for insurance claims during periods in which we have been insured under large deductible programs or have been self-insured for our medical and dental claims and workers’ compensation, general/product and automobile insurance liabilities. Maximum self-insured retention, including defense costs per occurrence, ranges from $0.5 to $1.0 million per individual claim for workers’ compensation and for general/product and automobile liability. The liabilities for prior and current estimated incurred losses are discounted to their present value based on expected loss payment patterns determined by independent actuaries. Total discounted insurance liabilities at December 29, 2004 and December 31, 2003 were $40.4 million and $38.5 million, respectively, reflecting a 5% discount rate. The related undiscounted amounts at such dates were $45.6 million and $43.3 million, respectively.

Deferred Gains. In 1995, we sold our distribution subsidiary, Proficient Food Company, or PFC. In conjunction with the sale, we entered into an eight-year distribution contract with the acquirer of PFC. This transaction resulted in a deferred gain of approximately $30.0 million that was amortized on a straight-line basis through September 2003 as a reduction of product costs. During 1996, we sold Portion-Trol Foods, Inc., or PTF, and the Mother Butler Pies division of Denny’s, our two food processing operations. In conjunction with these sales, we entered into five-year purchasing agreements with the acquirers. These transactions resulted in deferred gains totaling approximately $32.4 million that were amortized through December 26, 2001. Related to these purchasing agreements, we recognized gains of $2.6 million and $3.8 million in 2003 and 2002, respectively. Total deferred gains were amortized through September 2003, and there were no remaining deferred gain balances as of December 31, 2003.

The purchasing agreement related to Mother Butler Pies expired on July 31, 2001 and the purchasing agreement related to PTF expired on December 31, 2001. During 2001, we extended our purchasing agreement with PTF through December 31, 2002 in exchange for, among other things, waiving the remaining $3.7 million of purchase commitment liabilities of certain discontinued operations related to PTF. As a result, the remaining $3.7 million was amortized through December 25, 2002 as a reduction of product costs.

Income Taxes. We record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized. While we have primarily considered ongoing, prudent and feasible tax planning strategies in assessing the need for our valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in an amount in excess of the net recorded amount, an adjustment to the valuation allowance (except for the valuation allowance established in connection with the adoption of fresh start reporting on January 7, 1998—see Note 9) would decrease income tax expense in the period such determination was made. At December 29, 2004 and December 31, 2003, a valuation allowance was recorded for all of the Company’s net deferred tax assets.

Leases. Our policy requires the use of a consistent lease term for i) calculating the maximum depreciation period for related buildings and leasehold improvements; ii) classifying the lease; and iii) computing periodic rent expense increases where the lease terms include escalations in rent over the lease term. The lease term commences on the date when we become legally obligated for the rent payments. We account for rent escalations

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

in leases on a straight-line basis over the defined lease term. Any rent holidays after lease commencement are recognized on a straight-line basis over the lease term, which includes the rent holiday period. Leasehold improvements that have been funded by lessors have historically been insignificant. Any leasehold improvements we make that are funded by lessor incentives or allowances under operating leases are recorded as leasehold improvement assets and amortized over the lease term. Such incentives are also recorded as deferred rent and amortized as reductions to lease expense over the lease term. We record contingent rent expense based on estimated sales for respective units over the contingency period.

Fair Value of Financial Instruments. Our significant financial instruments are cash and cash equivalents, investments, receivables, accounts payable, accrued liabilities and long-term debt. Except for long-term debt, the fair value of these financial instruments approximate their carrying values based on their short maturities. See Note 7 for information about the fair value of long-term debt.

Contingencies and Litigation. We are subject to legal proceedings involving ordinary and routine claims incidental to our business as well as legal proceedings that are nonroutine and include compensatory or punitive damage claims. Our ultimate legal and financial liability with respect to such matters cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements.

Company Restaurant Sales. Company restaurant sales are recognized when food and beverage products are sold at company-owned units. Proceeds from the sale of gift certificates are deferred and recognized as revenue when they are redeemed.

Franchise and License Fees. We recognize initial franchise and license fees when all of the material obligations have been performed and conditions have been satisfied, typically when operations of a new franchised restaurant have commenced. During 2004, 2003, and 2002, we recorded initial fees of $1.4 million, $1.4 million, and $1.9 million, respectively. At December 29, 2004 and December 31, 2003, deferred fees were $0.6 million and $1.2 million, respectively. Continuing fees, such as royalties and rents, are recorded as income on a monthly basis. For 2004, our ten largest franchisees accounted for approximately 28.6% of our franchise revenues.

Advertising Costs. We expense production costs for radio and television advertising in the year in which the commercials are initially aired. Advertising expense for 2004, 2003, and 2002 was $29.0, $29.0 million, and $35.2 million, respectively, net of contributions from franchisees of $34.2 million, $33.7 million, and $33.2 million, respectively. Advertising costs are recorded as a component of other operating expenses in our consolidated statements of operations.

Restructuring and exit costs. Restructuring and exit costs consist primarily of severance and outplacement costs for terminated employees and the costs of future obligations related to closed units or units identified for closure.

In assessing the discounted liabilities for future costs of obligations related to closed units or units identified for closure prior to December 26, 2002, the date we adopted SFAS 146, we make assumptions regarding the timing of units’ closures, amounts of future subleases, amounts of future property taxes and costs of closing the units.

As a result of the adoption of SFAS 146, discounted liabilities for future lease costs and the fair value of related subleases of units closed after December 25, 2002 are recorded when the unit is closed. All other costs related to the units closures, including property taxes and maintenance related costs, are expensed as incurred.

Impairment of long-lived assets. We assess impairment of long-lived assets such as owned and leased property whenever changes or events indicate that the carrying value may not be recoverable. We assess impairment of restaurant-level assets based on the operating cash flows of the restaurant and our plans for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

restaurant closings. In accordance with Statement of Financial Accounting Standards No. 144, or SFAS 144, we write down long-lived assets to fair value if, based on an analysis, the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets.

Gains on Sales of Company-Owned Restaurants. We typically do not include real estate in our sales of company-owned restaurants; therefore, we recognize gains on sale transactions at the time collection of the sales price is reasonably assured. Any gains on sales of company-owned restaurants and surplus properties that include real estate are recognized when the cash proceeds from the sale exceed the minimum requirements (generally 20% of the sale price) as set forth in SFAS 66, “Accounting for Sales of Real Estate.” Total proceeds from the sales of company-owned restaurants and surplus properties were $3.6 million, $18.1 million, and $17.5 million in 2004, 2003, and 2002, respectively. Of those amounts, we received cash proceeds of $3.6 million, $18.1 million, and $17.2 million in 2004, 2003, and 2002, respectively.

Stock Options. We have adopted the disclosure-only provisions of SFAS 123, “Accounting for Stock Based Compensation,” while continuing to follow Accounting Principles Board Opinion No. 25, or APB 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock-based compensation plans (i.e., the “intrinsic method”). Under APB 25, compensation expense is recognized when the exercise price of our employee stock options is less than the market price of the underlying stock on the date of grant. See Note 14.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. Our pro forma information follows:

	2004	2003	2002
		(Restated)	(Restated)
	(In millions, except per share data)
Reported net income (loss)	$(37.7)	$(33.8)	$67.0
Stock-based employee compensation expense included in reported net income (loss)	6.5	0.3	—
Less total stock-based compensation expense determined under fair value based method, net of related tax effects	(9.9)	(1.7)	(1.9)

Pro forma net income (loss)	$(41.1)	$(35.2)	$65.1

Basic:
As reported	$(0.58)	$(0.83)	$1.66
Pro forma	(0.63)	(0.86)	1.62
Diluted:
As reported	(0.58)	(0.83)	1.65
Pro forma	(0.63)	(0.86)	1.61

Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if we had accounted for our employee stock options granted under the fair value method of that statement. The fair value of the stock options granted in 2004, 2003 and 2002 was estimated at the date of grant using the Black-Scholes option pricing model. We used the following weighted average assumptions for the grants:

	2004	2003	2002
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	0.99	1.00	0.92
Risk-free interest rate	4.3%	4.3%	4.0%
Weighted average expected life	8.3 years	6.1 years	5.0 years

Earnings Per Share. Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and common stock equivalents outstanding during the period. See Note 14.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Reclassification. Certain previously reported amounts have been reclassified to conform with the current presentation.

New Accounting Standards. In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued FIN No. 46 (Revised) (FIN 46-R) to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements,” for companies that have interests in entities that are Variable Interest Entities (VIE) as defined under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE’s expected losses or receives a majority of the VIE’s expected gains, it shall consolidate the VIE. FIN 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation was effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE’s that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. For all entities that were acquired subsequent to January 31, 2003, this interpretation was effective as of the first interim or annual period ending after December 31, 2003. We completed adoption of FIN 46-R during the first quarter of 2004. The adoption of FIN 46-R had no effect on our consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised) (SFAS 123-R), “Share-Based Payment”. This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123 which had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This standard is effective for the Company as of July 1, 2005 and will apply to all awards granted, modified, cancelled or repurchased after that date. The Company is currently evaluating the expected impact that the adoption of SFAS 123R will have on its financial condition or results of operations. The proforma net income (loss) and related per share amounts are presented in Stock Options above as though the Company had applied SFAS 123 in 2004, 2003, and 2002.

Note 3.	Goodwill and Other Intangible Assets

The following table reflects goodwill and intangible assets as reported at December 29, 2004 and at December 31, 2003:

	December 29, 2004		December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Goodwill (restated for 2003)	$50,186	$—	$50,186	$—

Intangible assets with indefinite lives:
Trade names	$42,323	$—	$42,323	$—
Liquor licenses	356	—	356	—
Intangible assets with definite lives:
Franchise agreements	69,968	35,547	72,820	32,203
Foreign license agreements	1,780	1,396	1,780	1,197

	$114,427	$36,943	$117,279	$33,400

Estimated amortization expense for intangible assets with definite lives in the next five years is as follows:

(In thousands)
2005	$5,111
2006	4,832
2007	4,450
2008	3,830
2009	3,480

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Goodwill and other intangible assets with indefinite lives are tested for impairment at least annually, and more frequently if circumstances indicate that they may be impaired. We performed an annual impairment test as of December 29, 2004 and determined that none of the recorded goodwill or other intangible assets with indefinite lives was impaired.

Note 4.	Restructuring Charges and Exit Costs

As a result of changes in our organizational structure and in our portfolio of restaurants, we have recorded charges for restructuring and exit costs. These costs consist primarily of severance and outplacement costs for terminated employees and the costs of future obligations related to closed units.

In assessing the discounted liabilities for future costs related to units closed or identified for closure prior to December 26, 2002, the date we adopted Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” or SFAS 146, we make assumptions regarding the timing of unit closures, amounts of future subleases, amounts of future property taxes and costs of closing the units. If these assumptions or their related estimates change in the future, we may be required to record additional exit costs or reduce exit costs previously recorded. Exit costs recorded for each of the periods presented include the effect of such changes in estimates.

As a result of the adoption of SFAS 146, discounted liabilities for future lease costs and the fair value of related subleases of units closed after December 25, 2002 are recorded when the unit is closed. All other costs related to unit closures, including property taxes and maintenance related costs, are expensed as incurred.

Restructuring charges and exit costs were comprised of the following:

	2004	2003	2002
	(In thousands)
Exit costs	$213	$(1,543)	$3,271
Severance and other restructuring charges	$282	$2,156	$250

Total restructuring charges and exit costs	$495	$613	$3,521

Exit costs recorded in 2004 primarily resulted from the closing of six underperforming units.

Exit costs recorded in 2003 primarily resulted from the reversal of approximately $1.6 million of exit costs recorded after we entered into a settlement agreement on the lease for our former corporate headquarters. Severance and other restructuring costs in 2003 relate to the elimination of approximately sixty out-of-restaurant support staff positions, all of which occurred during the fourth quarter of 2003.

Exit costs recorded in 2002 consist of approximately $0.9 million related to the closure of underperforming units and $2.4 million related to remaining lease obligations on Denny’s former corporate headquarters facility due to the bankruptcy of a significant subtenant. Restructuring costs in 2002 relate to the elimination of thirty-three out-of-restaurant support staff positions. See Note 15.

The components of the change in accrued exit cost liabilities are as follows:

	2004	2003
	(In thousands)
Beginning balance	$13,044	$19,680
Provisions for units closed during the year	405	228
Reversals of accrued exit costs, net	(192)	(1,771)
Payments, net	(4,689)	(6,883)
Interest accretion (included in interest expense)	1,273	1,790

Ending balance	$9,841	$13,044

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Estimated cash payments related to exit cost liabilities in the next five years are as follows:

(In thousands)
2005	2,267
2006	1,758
2007	1,459
2008	1,406
2009	1,382
Thereafter	7,077

Total	15,349
Less imputed interest	5,508

Present value of exit cost liabilities	$9,841

The present value of exit cost liabilities is net of discounted sublease rental income of $7.0 million relating to existing sublease arrangements, and discounted estimated subleases of $1.6 million. See Note 8 for a schedule of future minimum lease commitments and amounts to be received as lessor or sub-lessor for both open and closed units.

During 2004, 2003, and 2002, we recorded severance and outplacement costs related to restructuring plans of $2.7 million. Through December 29, 2004, approximately $2.6 million of these costs have been paid, of which $1.3 million was paid during the year ended December 29, 2004. The remaining balance of severance and placement costs of $0.1 million is expected to be paid during 2005.

Note 5.	Property, Net

Property, net, consists of the following:

	December 29, 2004	December 31, 2003
		(Restated)
	(In thousands)
Land	$57,512	$58,085
Buildings and improvements	415,791	401,184
Other property and equipment	126,053	118,530

Total property owned	599,356	577,799
Less accumulated depreciation	330,915	301,714

Property owned, net	268,441	276,085

Buildings and improvements, vehicles, and other equipment held under capital leases	36,347	41,487
Less accumulated amortization	19,387	24,411

Property held under capital leases, net	16,960	17,076

	$285,401	$293,161

Subtantially all owned property is pledged as collateral for the New Credit Facilities. See Note 7.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 6.	Other Current Liabilities

Other current liabilities consist of the following:

	December 29, 2004	December 31, 2003
	(In thousands)
Accrued salaries and vacations	$36,929	$24,831
Accrued insurance, primarily current portion of liability for insurance claims	15,278	17,934
Accrued taxes	10,761	12,035
Accrued interest	5,848	23,469
Other	19,410	18,025

	$88,226	$96,294

Note 7.	Debt and Liquidity

Long-term debt consists of the following:

	December 29, 2004	December 31, 2003
	(In thousands)
Notes and Debentures:
10% Senior Notes due October 1, 2012, interest payable semi- annually	$175,000	$—
11¼% Senior Notes due January 15, 2008, interest payable semi- annually	—	378,970
12¾% Senior Notes due September 30, 2007, interest payable semi-annually	—	120,389
New Credit Facilities:
New First Lien Facility:
Revolver Loans outstanding due September 30, 2008	—	—
Term Loans due September 30, 2009	225,000	—
Second Lien Facility Term Loans due September 30, 2010	120,000	—
Old Credit Facility:
11.0% Term Loans	—	40,000
Revolving Loans outstanding with an interest rate of 6.7%	—	11,100
Other note payable, maturing January 1, 2013, payable in monthly installments with an interest rate of 9.17% (a)	542	586
Notes payable secured by equipment, maturing over various terms up to 5 years, payable in monthly and quarterly installments with interest rates ranging from 9.0% to 11.97% (b)	669	1,243
Capital lease obligations (see Note 8)	31,545	32,190

	552,756	584,478
Premium on 11¼% Senior Notes (c)	—	9,019

Total debt	552,756	593,497
Less current maturities	5,371	55,176

Total long-term debt	$547,385	$538,321

(a)	Includes a note collateralized by a restaurant with a net book value of $0.3 million at December 29, 2004.

(b)	Includes notes collateralized by equipment with a net book value of $0.4 million at December 29, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(c)	Upon emergence from bankruptcy on January 7, 1998, we adopted fresh start reporting in accordance with SOP 90-7 and adjusted our liabilities to their fair values, which resulted in our recording premiums or discounts related to our long-term notes.

Aggregate annual maturities of long-term debt, excluding capital lease obligations (see Note 8), at December 29, 2004 are as follows:

Year:	(In thousands)
2005	$1,975
2006	2,433
2007	2,452
2008	2,970
2009	216,124
Thereafter	295,257

$521,211

We believe that our estimated cash flows from operations for 2005, combined with our capacity for additional borrowings under the New Credit Facilities, will enable us to meet our anticipated cash requirements and fund capital expenditures through the end of 2005.

For the year ended December 29, 2004, we recorded $21.7 million of losses on early extinguishment of debt which primarily represent the payment of premiums and expenses as well as write-offs of deferred financing costs and debt premiums associated with the repurchase of the previously outstanding 11 1/4% senior notes and the 12 3/4% senior notes and the termination of the Old Credit Facility. These losses are included as a component of other nonoperating expense (income), net in the accompanying Consolidated Statements of Operations.

Credit Facilities

On September 21, 2004, our subsidiaries, Denny’s, Inc. and Denny’s Realty, Inc. (the “Borrowers”), entered into new senior secured credit facilities in an aggregate principal amount of $420 million. The new credit facilities consist of a first lien facility and a second lien facility. The new first lien facility consists of a $225 million five-year term loan facility (the “Term Loan Facility”) and a $75 million four-year revolving credit facility, of which $45 million is available for the issuance of letters of credit (the “Revolving Facility” and together with the Term Loan Facility, the “New First Lien Facility”). The second lien facility consists of an additional $120 million six-year term loan facility (the “Second Lien Facility,” and together with the New First Lien Facility, the “Credit Facilities”). The Second Lien Facility ranks pari passu with the New First Lien Facility in right of payment, but is in a second lien position with respect to the collateral securing the New First Lien Facility.

The Term Loan Facility will mature on September 30, 2009 and will amortize in equal quarterly installments of $0.6 million (commencing March 31, 2005) with all remaining amounts due on the maturity date. The Revolving Facility will mature on September 30, 2008. The Second Lien Facility will mature on September 30, 2010 with no amortization of principal prior to the maturity date.

The interest rates under the New First Lien Facility are as follows: At the option of the Borrowers, Adjusted LIBOR plus a spread of 3.25% per annum (3.50% per annum for the Revolving Facility) or ABR (the Alternate Base Rate, which is the highest of the Bank of America Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) plus a spread of 1.75% per annum (2.0% per annum for the Revolving Facility). The interest rate on the Second Lien Facility, at the Borrower’s option, is Adjusted LIBOR plus a spread of 5.125% per annum or ABR plus a spread of 3.625% per annum. The weighted average interest rate under the New First Lien Facility and the Second Lien Facility was 5.67% and 7.55%, respectively, as of December 29, 2004.

At December 29, 2004, we had outstanding letters of credit of $37.5 million under our Revolving Facility, leaving net availability of $37.5 million. There were no revolving loans outstanding at December 29, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Credit Facilities are secured by substantially all of our assets and guaranteed by Denny’s Corporation, Denny’s Holdings and all of their subsidiaries. The New Credit Facilities contain certain financial covenants (i.e., maximum total debt to EBITDA (as defined under the New Credit Facilities) ratio requirements, maximum senior secured debt to EBITDA ratio requirements, minimum fixed charge coverage ratio requirements and limitations on capital expenditures), negative covenants, conditions precedent, material adverse change provisions, events of default and other terms, conditions and provisions customarily found in credit agreements for facilities and transactions of this type. We were in compliance with the terms of the credit facility as of December 29, 2004.

10% Senior Notes Due 2012

On October 5, 2004, Denny’s Holdings issued $175 million aggregate principal amount of its 10% Senior Notes due 2012 (the “10% Notes”). The 10% Notes are irrevocably, fully and unconditionally guaranteed on a senior basis by Denny’s Corporation. The 10% Notes are general, unsecured senior obligations of Denny’s Holdings, and rank equal in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the 10% Notes; rank senior in right of payment to all existing and future subordinated indebtedness; and are effectively subordinated to all existing and future secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all indebtedness and other liabilities of the subsidiaries of Denny’s Holdings, including the Credit Facilities. The 10% Notes bear interest at the rate of 10% per year from and including October 5, 2004, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2005. The 10% Notes will mature on October 1, 2012.

At any time on or after October 1, 2008, Denny’s Holdings may redeem all or a portion of the 10% Notes for cash at its option, upon not less than 30 days nor more than 60 days notice to each holder of 10% Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 1 of the years indicated below, in each case together with accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption of the 10% Notes (the “Redemption Date”):

Year:	Percentage
2008	105.0%
2009	102.5%
2010 and thereafter	100.0%

At any time on or prior to October 1, 2007, upon one or more Qualified Equity Offerings (as defined in the indenture governing the 10% Notes (the “Indenture”)) for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at the option of Denny’s Holdings within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each holder of the 10% Notes to be redeemed, with cash contributed to Denny’s Holdings from the cash proceeds of such Qualified Equity Offering, at a redemption price equal to 110% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the 10% Notes originally issued pursuant to the Indenture remain outstanding.

The Indenture contains certain covenants limiting the ability of Denny’s Holdings and its subsidiaries (but not its parent, Denny’s Corporation) to, among other things, incur additional indebtedness (including disqualified capital stock); pay dividends or make distributions or certain other restricted payments; make certain investments; create liens on our assets to secure debt; enter into sale and leaseback transactions; enter into transactions with affiliates; merge or consolidate with another company; sell, lease or otherwise dispose of all or substantially all of its assets; enter into new lines of business; and guarantee indebtedness. These covenants are subject to a number of important limitations and exceptions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Denny’s Corporation is a holding company with no operations or assets, other than as related to the ownership of the common stock of Denny’s Holdings and its status as a holding company. Denny’s Corporation is not subject to the restrictive covenants in the Indenture. Denny’s Holdings is restricted from paying dividends and making distributions to Denny’s Corporation under the terms of the Indenture.

Fair Value of Long-Term Debt

The estimated fair value of our fixed rate long-term debt (excluding capital lease obligations and revolving credit facility advances) is approximately $189.3 million at December 29, 2004. The computation is based on market quotations for the same or similar debt issues or the estimated borrowing rates available to us. The difference between the estimated fair value of long-term debt compared with its historical cost reported in our consolidated balance sheets at December 29, 2004 relates primarily to market quotations for our 10% Notes.

Note 8.	Leases and Related Guarantees

Our operations utilize property, facilities, equipment and vehicles leased from others. Buildings and facilities are primarily used for restaurants and support facilities. Restaurants are operated under lease arrangements which generally provide for a fixed basic rent, and, in some instances, contingent rent based on a percentage of gross revenues. Initial terms of land and restaurant building leases generally are not less than 15 years exclusive of options to renew. Leases of other equipment primarily consist of restaurant equipment, computer systems and vehicles.

We lease certain owned and leased property, facilities and equipment to others. Our net investment in direct financing leases receivable is as follows:

	December 29, 2004	December 31, 2003
	(In thousands)
Total minimum rents receivable	$8,345	$10,101
Less unearned income	5,595	6,962

Net investment in direct financing leases receivable	$2,750	$3,139

Minimum future lease commitments and amounts to be received as lessor or sublessor under non-cancelable leases, including leases for both open and closed units, at December 29, 2004 are as follows:

	Commitments		Lease Receipts
Year:	Capital	Operating	Direct Financing	Operating
	(In thousands)
2005	7,725	46,586	616	23,196
2006	7,546	44,122	616	22,888
2007	6,954	40,222	616	22,344
2008	6,012	35,403	616	21,206
2009	5,049	30,599	616	20,492
Thereafter	23,954	118,582	5,265	158,933

Total	57,240	$315,514	$8,345	$269,059

Less imputed interest	25,695

Present value of capital lease obligations	$31,545

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The total rental expense included in the determination of income (loss) from continuing operations is as follows:

	2004	2003	2002
	(In thousands)
Base rents	$44,212	$44,505	$44,900
Contingent rents	5,811	6,201	6,336

	$50,023	$50,706	$51,236

Total rental expense in the above table does not reflect sublease rental income of $27.1 million, $28.6 million and $29.4 million for 2004, 2003 and 2002, respectively. Rent expense is recorded as a component of occupancy expense in our consolidated statements of operations.

Note 9.	Income Taxes

A summary of the provision for (benefit from) income taxes attributable to the income (loss) from continuing operations is as follows:

	2004	2003	2002
	(In thousands)
Current:
Federal	$—	$—	$(2,742)
State, foreign and other	802	759	1,320

	802	759	(1,422)

Deferred:
Federal	—	—	—
State, foreign and other	—	—	—

	—	—	—

Provision for (benefit from) income taxes—continuing operations	$802	$759	$(1,422)

The total provision for (benefit from) income taxes related to:
Income (loss)from continuing operations	$802	$759	$(1,422)
Discontinued operations	—	—	(3,340)

Total provision for (benefit from) income taxes	$802	$759	$(4,762)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following represents the approximate tax effect of each significant type of temporary difference giving rise to deferred income tax assets or liabilities from continuing operations:

	December 29, 2004	December 31, 2003
	(In thousands)
Deferred tax assets:
Debt premium	$—	$3,608
Lease reserves	2,967	2,804
Self-insurance accruals	16,767	17,010
Capitalized leases	5,834	6,046
Closed store reserve	3,937	5,218
Fixed assets	14,716	12,288
Pension, other retirement and compensation plans	13,661	8,306
Other accruals	5,259	7,808
Capital loss carryforwards	12,700	12,358
Alternative minimum tax credit carryforwards	12,028	12,028
General business credit carryforwards	44,492	44,830
Net operating loss carryforwards	42,996	28,057

Total deferred tax assets before valuation allowance	175,357	160,361
Less: valuation allowance	(143,289)	(126,316)

Deferred tax assets	32,068	34,045

Deferred tax liabilities:
Intangible assets	(32,068)	(34,045)

Total deferred tax liabilities	(32,068)	(34,045)

Net deferred tax liability	$—	$—

We have established a valuation allowance for the portion of the deferred tax assets for which it is more likely than not that a tax benefit will not be realized. In establishing our valuation allowance, we have taken into consideration certain tax planning strategies involving the sale of appreciated properties in order to alter the timing of the expiration of certain net operating loss, or NOL, carryforwards in the event they were to expire unused. Such strategies, if implemented in future periods, are considered by us to be prudent and feasible in light of current circumstances.

Any subsequent reversal of the valuation allowance established in connection with fresh start reporting on January 7, 1998 (approximately $55 million at December 29, 2004) would be applied first to reduce reorganization value in excess of amounts allocable to identifiable assets, or reorganization value, then to reduce other identifiable intangible assets, followed by a credit directly to equity. In 2000, we settled all issues related to petitions we filed with the Internal Revenue Service, or IRS, to contest federal income tax deficiencies. In 2002 computations of the federal income taxes and interest were completed and refunds were received related to the IRS settlement, and we recorded an additional reduction in reorganization value of $1.2 million in 2002. During 2002 we filed amended federal income tax returns to forgo general business credits previously elected, which reduced the amount of general business credit carryforwards but increased the NOL carryforwards available to future years. These changes are reflected in the valuation allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The difference between our statutory federal income tax rate and our effective tax rate on income (loss) from continuing operations before discontinued operations is as follows:

	2004	2003	2002
Statutory tax (benefit) rate	(35%)	(35%)	35%
Differences:
State, foreign, and other taxes, net of federal income tax benefit	2	1	20
Portion of net operating losses, capital losses and unused income tax credits resulting from the establishment or reduction in the valuation allowance	40	36	(80)
Other	(5)	—	2

Effective tax rate	2%	2%	(23)%

In connection with FRD’s reorganization on July 10, 2002, we realized a gain from the extinguishment of certain indebtedness, which is not taxable since it resulted from a reorganization under the bankruptcy code. However, we are required to reduce certain tax attributes related to FRD including (1) NOL carryforwards, (2) certain tax credits and (3) tax basis in assets in an amount equal to such gain on extinguishment. The NOL carryforwards acquired by Denny’s in May 1996 along with any subsequent NOL’s and general business credits that are allocable to FRD or its subsidiaries will either be eliminated due to FRD’s reorganization under the bankruptcy code or will no longer be utilizable by Denny’s to reduce future taxable income.

At December 29, 2004, Denny’s has available, on a consolidated basis, general business credit carryforwards of approximately $45 million, most of which expire in 2005 through 2019, and alternative minimum tax, or AMT, credit carryforwards of approximately $12 million, which never expire. Denny’s also has available regular NOL and AMT NOL carryforwards of approximately $123 million and $166 million, respectively, which expire in 2012 through 2024. In addition the Company has capital loss carryforwards available of approximately $36 million for regular tax and $55 million for AMT. Denny’s capital loss carryforwards, which will expire in 2007, can only be utilized to offset certain capital gains generated by the Company. During 2004 and in prior years, Denny’s has had ownership changes within the meaning of Section 382 of the Internal Revenue Code. Because of these changes, the amount of Denny’s NOL carryforwards along with any other tax carryforward attribute, for periods prior to the dates of change, are limited to an annual amount which may be increased by the amount of Denny’s net unrealized built-in gains at the time of any ownership change that are recognized in that taxable year. Therefore, some of Denny’s tax attributes recorded in the gross deferred tax asset inventory may expire prior to their utilization. A valuation allowance has already been established for a significant portion of these deferred tax assets since it is the Company’s position that it is more likely than not that tax benefit will not be realized from these assets.

On March 9, 2002, President Bush signed into law H.R. 3090, the Job Creation and Worker Assistance Act of 2002, or the Act. The Act allowed us to carry back alternative minimum tax, or AMT, net operating losses generated during 2001, which resulted in a cash refund of 1998 AMT taxes paid of approximately $2.7 million in 2002.

Note 10.	Employee Benefit Plans

We maintain several defined benefit plans for continuing operations which cover a substantial number of employees. Benefits are based upon each employee’s years of service and average salary. Our funding policy is based on the minimum amount required under the Employee Retirement Income Security Act of 1974. The Pension Plan was closed to new participants as of December 31, 1999. Benefits ceased to accrue for Pension Plan participants as of December 31, 2004. We also maintain defined contribution plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The components of net pension cost of the pension plan and other defined benefit plans as determined under Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions,” are as follows:

	2004	2003	2002
	(In thousands)
Pension Plan:
Service cost	$480	$298	$267
Interest cost	2,933	2,874	2,805
Expected return on plan assets	(2,797)	(2,531)	(3,064)
Amortization of net loss	801	855	293

Net periodic benefit cost	$1,417	$1,496	$301

Other comprehensive loss	$1,396	$3,053	$7,110

Other Defined Benefit Plans:
Service cost	$311	$392	$336
Interest cost	227	239	239
Recognized net actuarial gain	23	56	15

Net periodic benefit cost	$561	$687	$590

Other comprehensive (income) loss	$375	$(87)	$460

Net pension and other defined benefit plan costs charged to continuing operations (including premiums paid to the Pension Benefit Guaranty Corporation) for 2004, 2003, and 2002 were $2.0 million, $2.3 million and $1.1 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table sets forth the funded status and amounts recognized in our balance sheet for our pension plan and other defined benefit plans:

	Pension Plan		Other Defined Benefit Plans
	December 29, 2004	December 31, 2003	December 29, 2004	December 31, 2003
	(In thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year	$50,204	$43,602	$3,870	$3,700
Service cost	480	298	311	392
Interest cost	2,933	2,874	227	239
Actuarial losses (gains)	1,813	5,920	180	(75)
Benefits paid	(2,513)	(2,490)	(380)	(386)

Benefit obligation at end of year	$52,917	$50,204	$4,208	$3,870

Change in Plan Assets
Fair value of plan assets at beginning of year	$32,917	$30,794	$—	$—
Actual return on plan assets	2,616	4,613	—	—
Employer contributions	3,512	—	380	386
Benefits paid	(2,513)	(2,490)	(380)	(386)

Fair value of plan assets at end of year	$36,532	$32,917	$—	$—

Reconciliation of Funded Status
Funded status	$(16,385)	$(17,287)	$(4,208)	$(3,870)
Unrecognized losses	18,794	17,599	919	763

Net amount recognized	$2,409	$312	$(3,289)	$(3,107)

Amounts Recognized in the Consolidated Balance Sheet Consist of:
Accrued benefit liability	$(16,385)	$(17,086)	$(4,208)	$(3,651)
Accumulated other comprehensive loss	18,794	17,398	919	544

Net amount recognized	$2,409	$312	$(3,289)	$(3,107)

Other:
Accumulated benefit obligation	$52,917	$50,002	$4,208	$3,647

Minimum pension liability adjustments comprise the only components of accumulated other comprehensive loss for the years ended December 29, 2004, December 31, 2003 and December 25, 2002, and were $1.8 million, $3.0 million and $7.6 million, respectively.

Because the Pension Plan was closed to new participants as of December 31, 1999, and benefits ceased to accrue for Pension Plan participants as of December 31, 2004, an assumed rate of increase in compensation levels was not applicable for 2004. Weighted-average assumptions used in the actuarial computations to determine benefit obligations as of December 29, 2004, and December 31, 2003, were as follows:

	2004	2003
Discount rate	5.75%	6.00%
Rate of increase in compensation levels	N/A	4.00%
Measurement date	12/29/04	12/31/03

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Weighted-average assumptions used in the actuarial computations to determine net periodic pension cost for the three years ended December 29, 2004, were as follows:

	2004	2003	2002
Discount rate	6.00%	6.75%	6.75%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
Expected long-term rate of return on assets	8.50%	8.50%	9.50%
Measurement date	12/31/03	12/25/02	12/26/01

In determining the expected long-term rate of return on assets, we evaluated our asset class return expectations, as well as long-term historical asset class returns. Projected returns are based on broad equity and bond indices. Additionally, we considered our historical 10-year and 15-year compounded returns, which have been in excess of our forward-looking return expectations.

Our pension plan weighted-average asset allocations as a percentage of plan assets as of December 29, 2004 and December 31, 2003, by asset category, were as follows:

	2004	2003
Asset Category
Equity securities	50%	50%
Debt securities	50%	50%

Total	100%	100%

Our investment policy for pension plan assets is to maximize the total rate of return (income and appreciation) with a view to the long-term funding objectives of the pension plans. Therefore, the pension plan assets are diversified to the extent necessary to minimize risks and to achieve an optimal balance between risk and return and between income and growth of assets through capital appreciation.

We made $3.5 million of contributions to our qualified pension plans in 2004. No contributions were made to our qualified pension plans in 2003. We made contributions of $0.4 million to our other defined benefit plans in each of 2004 and 2003. In 2005, we expect to contribute $3.3 million to our qualified pension plan, and $0.2 million to our other defined benefit plans. Benefits expected to be paid for each of the next five years and in the aggregate for the five fiscal years from 2010 through 2014 are as follows:

	Pension Plan	Other Defined Benefit Plans
	(In thousands)
2005	$2,240	$223
2006	2,175	229
2007	2,157	234
2008	2,125	250
2009	2,058	245
2010 through 2014	11,553	1,631

In addition, eligible employees can elect to contribute 1% to 15% of their compensation to 401(k) plans or 1% to 50% under other defined contribution plans. Under these plans, we make matching contributions, subject to certain limitations. Amounts charged to income from continuing operations under these plans’ operations were $1.6 million, $1.5 million and $1.4 million for 2004, 2003, and 2002 respectively.

Note 11.	Commitments and Contingencies

There are various claims and pending legal actions against or indirectly involving us, including actions concerned with civil rights of employees and customers, other employment related matters, taxes, sales of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

franchise rights and businesses and other matters. Our ultimate legal and financial liability with respect to these matters cannot be estimated with certainty. However, we believe, based on our examination of these matters and our experience to date, that the ultimate liability, if any, in excess of amounts already provided for these matters in our consolidated financial statements is not likely to have a material effect on our results of operations, financial position or cash flows.

In January 2000, we entered into an agreement with Affiliated Computer Services, Inc., or ACS, to manage and operate our information technology for our corporate headquarters, restaurants and field management. Under the agreement, including expenditures related to FRD, we spent $1.7 million and $7.9 million in 2003 and 2002, respectively. In August 2002, we brought all services provided by ACS, except help desk services, in-house to our corporate headquarters. Our agreement with ACS expired on April 30, 2003 at which time help desk services were brought in-house to our corporate headquarters.

Note 12.	Stock-Based Compensation

Stock Option Plans

Pursuant to the plan of reorganization, and shortly after January 7, 1998, we adopted the Advantica Restaurant Group Stock Option Plan, or the Non-Officer Plan, and the Advantica Restaurant Group Officer Stock Option Plan, or the Officer Plan. Effective March 15, 1999, the Non-Officer Plan and the Officer Plan were merged together and the surviving plan’s name was changed to the Advantica Stock Option Plan. All participants in the Non-Officer Plan and Officer Plan on the effective date of the plan merger continued to be participants in the Advantica Stock Option Plan and retained all options previously issued to participants under the Officer Plan and the Non-Officer Plan under the same terms and conditions existing at the time of grant.

On March 20, 2002, the Compensation and Incentives Committee of the Board of Directors of Denny’s (the “Compensation Committee”) adopted the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives, or the 2002 Omnibus Plan, which later was approved by Denny’s shareholders on May 22, 2002. The 2002 Omnibus Plan permits the grant of a variety of incentive awards including stock options, stock appreciation rights, restricted stock units, performance shares, performance units, stock awards, cash-based awards and annual incentive awards.

On August 25, 2004, the stockholders of Denny’s approved the Denny’s Corporation 2004 Omnibus Incentive Plan to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of the stockholders, and by providing participants with an incentive for performance. The plan is administered by the Compensation Committee of the Board of Directors or the Board of Directors as a whole. Ten million shares of the Company’s common stock are reserved for issuance upon the grant or exercise of awards pursuant to the plan, plus a number of additional shares (not to exceed 1,500,000) underlying awards outstanding under the 2002 Omnibus Plan, the Advantica Stock Option Plan and the predecessor director plan described below. The plan authorizes the granting of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its affiliates. The 2004 Omnibus Plan replaces the 2002 Omnibus Plan, the Advantica Stock Option Plan and the predecessor director plan as the vehicle for granting stock based compensation by the Company to its employees, officers and directors. However, the Company reserves the right to pay discretionary bonuses, or other types of compensation, outside of the 2004 Omnibus Plan.

The Compensation Committee, or the Board of Directors as a whole, has sole discretion to determine the exercise price, term and vesting schedule of options awarded under such plans. Under the terms of the above referenced plans, optionees who terminate for any reason other than cause, disability, retirement or death will be allowed 60 days after the termination date to exercise vested options. Vested options are exercisable for one year when termination is by a reason of disability, retirement or death. If termination is for cause, no option shall be exercisable after the termination date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Additionally, under the 2004 Omnibus Plan and a predecessor director plan, directors have been granted options under terms which are substantially similar to the terms of the plans noted above.

Under each plan, options granted to date generally vest evenly over 3 to 5 years, have a 10-year life and are issued at the market value at the date of grant. The Company may grant options with an exercise price that is below market price on the grant date, in which case the intrinsic value of such awards are recorded in the consolidated statements of operations.

On November 11, 2004, or grant date, we granted approximately 4.0 million common stock options to certain employees under the Denny’s Corporation 2004 Omnibus Incentive Plan approved by the shareholders on August 25, 2004. The options have an exercise price of $2.42 and will vest 1/3 of the shares on each of December 29, 2004, December 28, 2005 and December 27, 2006, respectively.

The options were issued below the fair market value of the Company’s common stock of $4.22 per share on the grant date. The vesting of these options was subject to the achievement of certain performance measures which were met as of December 29, 2004. As a result of performance criteria and the issuance of the options with an exercise price below the market price at the date of grant, the Company will recognize compensation expense related to these options equal to the difference between the exercise price of the option and the market price at December 29, 2004, the measurement date, ratably over the options’ vesting period. The market price of the Company’s common stock was $4.40 on December 29, 2004.

The Company recognized approximately $3.1 million of compensation expense in 2004 related to these options, which is included as a component of general and administrative expenses. Based on the number of options outstanding at December 29, 2004, compensation expense related to these options is estimated to be $3.6 million and $1.2 million for 2005 and 2006.

A summary of our stock option plans is presented below.

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(Option amounts in thousands)
Outstanding, beginning of year	7,152	$1.44	5,891	$1.71	5,234	$2.34
Granted	4,158	2.43	1,962	0.54	1,916	0.92
Exercised	(554)	0.84	—	—	(41)	0.84
Forfeited/Expired	(153)	1.00	(701)	1.17	(1,218)	3.21

Outstanding, end of year	10,603	1.86	7,152	1.44	5,891	1.71

Exercisable at year end	6,277	1.91	3,835	2.02	2,347	2.43

The following table summarizes information about stock options outstanding at December 29, 2004 (option amounts in thousands):

Range of Exercise Prices	Number Outstanding at 12/29/04	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/29/04	Weighted- Average Exercise Price
$0.54 – 0.92	3,469	7.46	$0.73	1,931	$0.79
1.01 – 1.03	1,270	6.12	1.03	1,263	1.03
1.06 – 2.00	825	6.10	1.91	825	1.91
2.42	4,006	9.87	2.42	1,329	2.42
2.65 – 4.69	861	5.01	3.63	757	3.77
6.31 – 10.00	172	3.49	8.74	172	8.74

	10,603			6,277

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The weighted average fair value per option of options granted during 2004, 2003, and 2002 was $3.85, $0.42, and $0.65, respectively.

Restricted Stock Units

On November 11, 2004, or grant date, we granted approximately 3.4 million restricted stock units to certain employees under the Denny’s Corporation 2004 Omnibus Incentive Plan approved by the shareholders on August 25, 2004. The restricted stock units will be earned in 1/3 increments (from 0% to 100% of the target award for each such increment) based on the “total shareholder return” of the Company’s common stock (measured as increase of stock price plus reinvested dividends, divided by beginning stock price) over a 1-year performance period, the first such period ending in June 2005 (with any amounts not earned carried over to possibly be earned over a 2-year or 3-year period), as compared with the total shareholder return of a peer group of restaurant companies over the same period. The full award will be considered earned after 5 years based on continued employment.

Once earned, the restricted stock units will vest over a period of two years based on continued employment of the holder. On each of the first two anniversaries of the end of the performance period, 50% of the earned restricted stock units will be paid to the holder (half of the value will be paid in cash and half in shares of common stock), provided that the holder is then still employed with the Company or an affiliate. At the grant date, the fair market value of the common stock was $4.22 per share.

The Company recognized approximately $0.5 million of compensation expense in 2004 related to these restricted stock units. Amounts of additional compensation expense to be recorded will be dependent upon meeting certain performance measures and the fair market value of the common stock over the performance and vesting periods.

The Company also recognized approximately $2.9 million of compensation expense in 2004 related to 0.6 million additional restricted stock units earned during 2004. Approximately $1.7 million of the value will be paid in shares of common stock (based on the fair market value of the stock on the payment date) and $1.2 million will be paid in cash. Approximately $2.7 million of the value will be paid during the first quarter of 2005.

Approximately $0.3 million and $0.5 million of compensation expense was recognized in 2003 and 2002, respectively, under similar restricted stock plans. Approximately 0.6 million shares were issued in 2003 pursuant to restricted stock plans, 0.3 million of which were earned in 2002 and reported as contingently issuable shares at December 25, 2002.

Compensation expense recognized related to restricted stock plans for all years presented are included as a component of general and administrative expenses in our consolidated statements of operations.

Note 13.	Stockholders’ Equity

Stockholders’ Rights Plan

Our Board of Directors adopted a stockholders’ rights plan on December 14, 1998, which is designed to provide protection for our shareholders against coercive or unfair takeover tactics. The rights plan is also designed to prevent an acquirer from gaining control of Denny’s without offering a fair price to all shareholders. The rights plan was not adopted in response to any specific proposal or inquiry to gain control of Denny’s.

In 2004, the rights plan was amended to provide that the definition of acquiring person under the plan does not include any person who became the beneficial owner of 15% or more of our then outstanding common stock as a result of the private placement which occurred in the third quarter of 2004, unless and until such time thereafter as any such person becomes the beneficial owner of additional common stock constituting an additional 1% of our outstanding shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The rights, until exercised, do not entitle the holder to vote or receive dividends. We have the option to redeem the rights at a price of $0.01 per right, at any time prior to the earlier of (1) the time the rights become exercisable or (2) December 30, 2008, the date the rights expire. Until the rights become exercisable, they have no dilutive effect on earnings per share.

Warrants

There were approximately 3.2 million warrants outstanding for each of the years ended December 29, 2004 and December 31, 2003. Each warrant, when exercised, entitled the holder to purchase one share of common stock at an exercise price of $14.60 per share, subject to adjustment for certain events. All such warrants expired on January 7, 2005.

Note 14.	Income (Loss) Per Share Applicable to Common Shareholders

	2004	2003	2002
		(Restated)	(Restated)
	(In thousands)
Numerator for basic and diluted income (loss) per share—income (loss) from continuing operations	$(37,675)	$(33,820)	$6,350

Denominator:
Denominator for basic income (loss) per share—weighted average shares	64,708	40,687	40,270
Effect of dilutive securities:
Contingently issuable shares	—	—	251
Options	—	—	62

Denominator for diluted income (loss) per share—adjusted weighted average shares and assumed conversions of dilutive securities	64,708	40,687	40,583

Basic and diluted income (loss) per share from continuing operations	$(0.58)	$(0.83)	$0.16

Stock options excluded (1)	10,603	7,152	4,856

Common stock warrants excluded (1)	3,236	3,236	3,236

(1)	Excluded from diluted weighted-average shares outstanding because their exercise prices exceeded the average market price of common stock for the period.

Note 15.	Discontinued Operations

As a result of our decision to dispose of FRD, we began accounting for FRD as a discontinued operation in the second quarter of 2000. On July 10, 2002, through FRD’s bankruptcy proceedings, the divestiture of FRD was completed. The divestiture of FRD resulted in a gain on the disposal of discontinued operations in 2002 of $56.6 million, representing the receipt of proceeds of approximately $32.5 million, and the elimination of the net liabilities of discontinued operations of approximately $24.1 million at July 10, 2002.

Denny’s continues to provide $5.3 million of cash collateral supporting FRD’s letters of credit for a fee until the letters of credit terminate or are replaced. The FRD letters of credit secure certain obligations of FRD and its subsidiaries under various insurance programs which are anticipated to be satisfied in the ordinary course of business. Denny’s also received a separate four-year note payable from reorganized FRD for continuing to provide the cash collateral. The cash collateral has been deposited with one of FRD’s former lenders and is reflected as a component of other noncurrent assets in the accompanying balance sheet at December 29, 2004. We recorded interest income of $0.3 million, $0.3 million and $2.1 million during 2004, 2003 and 2002, respectively, related to the FRD credit facility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Also on July 10, 2002, Denny’s entered into a service agreement to provide various management and support services to FRD over an initial term of up to one year. The last of such services terminated on November 30, 2002. Total fees received under the service agreement from commencement on July 10, 2002 through December 25, 2002 were $2.3 million. As a result of the divestiture of FRD and the termination of the service agreement, we reduced our number of support staff positions by thirty-three in the fourth quarter of 2002.

Our statements of consolidated operations and cash flows for all periods presented herein reflect FRD as discontinued operations in accordance with APB 30. Revenue, operating loss and net loss of discontinued operations for the reported period (through the divestiture of FRD on July 10, 2002) are as follows:

2002
(In thousands)
Revenue	$179,657

Operating loss	$(302)

Net loss	$(5,262)

During 2002, we also recorded $4.0 million in income from discontinued operations as a result of the reversal of liabilities related to entities previously reported as discontinued operations.

Note 16.	Quarterly Data (Unaudited)

The results for each quarter include all adjustments which, in our opinion, are necessary for a fair presentation of the results for interim periods. Nonrecurring adjustments include restructuring charges and exit costs, impairment charges and extraordinary items. Otherwise, all adjustments are of a normal and recurring nature.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Selected consolidated financial data for each quarter of 2004 and 2003 are set forth below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (a)
	(In thousands, except per share data)
Year Ended December 29, 2004:
Revenue:
Company restaurant sales	$207,762	$217,906	$224,330	$221,250
Franchise and licensing revenue	21,633	21,835	22,815	22,475

Total operating revenue	229,395	239,741	247,145	243,725

Cost of company restaurant sales:
Product costs	53,075	56,361	58,328	57,436
Payroll and benefits	88,258	90,018	91,929	92,245
Occupancy	12,548	12,142	12,850	12,041
Other operating expenses	28,039	29,166	30,913	29,716

Total costs of company restaurant sales	181,920	187,687	194,020	191,438
Cost of franchise and license revenue	7,168	7,049	6,948	7,031
General and administrative expenses	15,181	14,228	16,727	20,786
Depreciation and other amortization	14,218	14,194	13,529	14,708
Restructuring charges and exit costs	105	(519)	1,080	(171)
Impairment charges	—	497	195	438
Gains on disposition of assets and other, net	(74)	(158)	(998)	(1,041)

Total operating costs and expenses	218,518	222,978	231,501	233,189

Operating income	$10,877	$16,763	$15,644	$10,536

Net loss	$(8,730)	$(2,898)	$(11,813)	$(14,234)

Basic and diluted net loss per share	$(0.21)	$(0.07)	$(0.14)	$(0.16)

Subsequent to our fourth quarter earnings press release dated February 17, 2005, we adjusted depreciation expense by $0.1 million.
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (a)
				(Restated)
	(In thousands, except per share data)
Year Ended December 31, 2003:
Revenue:
Company restaurant sales	$199,444	$208,457	$215,573	$228,379
Franchise and licensing revenue	21,397	21,603	22,817	23,275

Total operating revenue	220,841	230,060	238,390	251,654

Cost of company restaurant sales:
Product costs	49,075	53,008	56,215	60,895
Payroll and benefits	88,544	92,151	91,080	98,166
Occupancy	12,100	11,947	12,296	12,690
Other operating expenses	28,745	28,086	31,354	30,378

Total costs of company restaurant sales	178,464	185,192	190,945	202,129
Cost of franchise and license revenue	6,492	6,778	6,801	7,054
General and administrative expenses	13,203	13,044	11,982	13,039
Depreciation and other amortization	14,257	14,420	15,254	17,106
Restructuring charges and exit costs	46	(982)	70	1,479
Impairment charges	289	410	1,190	2,097
Gains on disposition of assets and other, net	(2,317)	(2,552)	(778)	(197)

Total operating costs and expenses	210,434	216,310	225,464	242,707

Operating income	$10,407	$13,750	$12,926	$8,947

Net loss	$(9,082)	$(5,377)	$(6,273)	$(13,088)

Basic and diluted net loss per share	$(0.22)	$(0.13)	$(0.15)	$(0.32)

(a)	The fiscal year ended December 31, 2003 includes 53 weeks of operations as compared with 52 weeks for all other years presented. The fourth quarter of fiscal 2003 has been restated as set forth in Note 2.

DENNY’S HOLDINGS, INC.

Offer to Exchange $175,000,000 of its

10% Senior Notes Due 2012,

Registered under the Securities Act,

for $175,000,000 of its Outstanding Unregistered

10% Senior Notes Due 2012

PROSPECTUS

Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:

U.S. Bank National Association	U.S. Bank National Association
Attn: Specialized Finance Group	Attn: Specialized Finance Group
60 Livingston Avenue	60 Livingston Avenue
St. Paul, Minnesota 55107	St. Paul, Minnesota 55107

By Facsimile Transmission	In Person, By Hand Only:
(Eligible Institutions Only):
(651) 495-8158	U.S. Bank National Association
Attn: Specialized Finance Group
For Information Telephone:	60 Livingston Avenue
(800) 934-6802	St. Paul, Minnesota 55107

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Denny’s Holdings, Inc.

Denny’s Holdings, Inc. is a New York corporation. Article 7, Section 722 of the New York Business Corporation Law (the “Business Corporation Law”) states that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722 also states that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Officers and directors of Denny’s Holdings, Inc. are covered by the officers’ and directors’ liability insurance maintained by Denny’s Corporation described below. Officers and directors of Denny’s Holdings, Inc. are also covered by the indemnification provisions of Denny’s Corporation’s Restated Certificate of Incorporation and By-Laws (as described below) by virtue of the fact that such persons are serving in such capacities at the request of Denny’s Corporation.

Denny’s Corporation

Denny’s Corporation is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer, director, employee or agent actually and reasonably incurs.

Denny’s Corporation’s Restated Certificate of Incorporation and By-Laws provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Specifically, Articles Sixth and Seventh of the Restated Certificate of Incorporation provide for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL and the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL, and Article 5, Section 14 of the By-Laws provides for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL. Consequently, Denny’s Corporation maintains officers’ and directors’ liability insurance for the benefit of its officers and directors. The Employment Agreement dated November 1, 2003 between Denny’s Corporation and Nelson J. Marchioli also provides for the indemnification of Mr. Marchioli by Denny’s Corporation to the extent permitted by Delaware law and, in connection therewith, calls for the advancement of attorneys’ fees and expenses (subject to repayment in certain circumstances).

Item 21.  Exhibits and Financial Statement Schedules

(a)  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit
2.1	Joint Plan of Reorganization of Flagstar Companies, Inc. (predecessor to Denny’s Corporation) and its wholly owned subsidiary Flagstar Corporation, as amended November 7, 1997 and as confirmed by order of the United States Bankruptcy Court for the District of South Carolina entered November 12, 1997 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Flagstar Companies, Inc. filed with the Commission on November 21, 1997)
4.1	10% Senior Notes due 2012 Indenture dated as of October 5, 2004 between Denny’s Holdings, Inc., as Issuer, Denny’s Corporation, as Guarantor, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
4.2	Form of 10% Senior Note due 2012 and annexed Guarantee (included in Exhibit 4.1 hereto)
4.3	Registration Rights Agreement dated as of October 5, 2004, by and among Denny’s Holdings, Inc. as Issuer, Denny’s Corporation as Guarantor, and UBS Securities LLC, Goldman, Sachs & Co. and Banc of America Securities LLC as Initial Purchasers (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)

Exhibit No.	Description of Exhibit
4.4	Warrant Agreement (including the form of Warrant) (incorporated by reference to Exhibit 10.1 to the Form 8-A of Denny’s Corporation (then known as Advantica Restaurant Group, Inc. (“Advantica”)) filed with the Commission January 7, 1998, relating to common stock warrants)
4.5	Amended and Restated Rights Agreement, dated as of January 5, 2005, between Denny’s Corporation and Continental Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Form 8-A/A of Denny’s Corporation, filed with the Commission January 12, 2005, relating to preferred stock purchase rights)
4.6	Rights Agreement, dated as of December 15, 1998, between Denny’s Corporation (then known as Advantica) and Continental Stock Transfer and Trust Company, as Rights Agent (including form of right certificate) (incorporated by reference to Exhibit 1 to the Form 8-A of Denny’s Corporation (then known as Advantica), filed with the Commission December 15, 1998, relating to preferred stock purchase rights)
4.7	Amendment No. 1 dated as of July 2, 2004 to the Rights Agreement dated as of December 14, 1998, between Denny’s Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Denny’s Corporation filed with the Commission on July 20, 2004)
4.8	Amendment No. 2 dated as of July 27, 2004 to the Rights Agreement, dated as of December 14, 1998, as previously amended as of July 2, 2004, between Denny’s Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended June 30, 2004)
4.9	Indenture relating to the 11¼% Senior Notes (including the form of security) dated as of January 7, 1998, between Denny’s Corporation (then known as Advantica) and First Trust National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Denny’s Corporation (then known as Advantica), filed with the Commission on January 15, 1998)
4.10	Indenture relating to the 12¾% Senior Notes (including form of security) dated April 13, 2002 among Denny’s Corporation (then known as Advantica) and Denny’s Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation (then known as Advantica) for the quarter ended March 27, 2002)
4.11	11 ¼% Senior Notes due 2008 Supplemental Indenture dated as of September 21, 2004 between Denny’s Corporation (f/k/a Advantica Restaurant Group, Inc.), as Issuer, and U.S. Bank National Association (successor to First Trust National Association), as Trustee (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
4.12	12 ¾% Senior Notes due 2007 Supplemental Indenture, dated September 21, 2004, among Denny’s Corporation (f/k/a Advantica Restaurant Group, Inc.) and Denny’s Holdings, Inc., as Issuers and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
5.1	Opinion of Alston & Bird LLP
10.1	Advantica Restaurant Group Director Stock Option Plan, as amended through January 24, 2001 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation (then known as Advantica) filed with the Commission on May 14, 2001)

Exhibit No.	Description of Exhibit
10.2	Merger Amendment, dated March 15, 1999, to the Advantica Restaurant Group Stock Option Plan and the Advantica Restaurant Group Officer Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Denny’s Corporation (then known as Advantica) for the quarter ended March 31, 1999)
10.3	Advantica Stock Option Plan as amended through November 28, 2001 (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of Denny’s Corporation (then known as Advantica) for the year ended December 26, 2001)
10.4	Form of Agreement, dated February 9, 2000, providing certain retention incentives and severance benefits for company management (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Denny’s Corporation (then known as Advantica) for the quarter ended March 29, 2000)
10.5	Stipulation and Agreement of Settlement, dated February 19, 2002, by and among FRD Acquisition Co., the Creditors Committee, Advantica, Denny’s, Inc. FRI-M Corporation, Coco’s Restaurants, Inc. and Carrows Restaurants, Inc., and as filed with the Bankruptcy Court on February 19, 2002 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Denny’s Corporation (then known as Advantica), filed with the Commission on February 20, 2002)
10.6	First Amended Plan of Reorganization of FRD Acquisition, Co., confirmed by order of the United States Bankruptcy Court for the District of Delaware on June 20, 2002 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Denny’s Corporation (then known as Advantica) dated July 25, 2002)
10.7	Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives (incorporated by reference to Exhibit 99 to the Registration Statement on Form S-8 of Denny’s Corporation (No. 333-103220) filed with the Commission on February 14, 2003)
10.8	Employment Agreement dated November 1, 2003 between Denny’s Corporation and Nelson J. Marchioli (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 24, 2003)
10.9	Credit Agreement dated as of September 21, 2004, Among Denny’s, Inc., Denny’s Realty, Inc., as Borrowers, Denny’s Corporation, Denny’s Holdings, Inc., DFO, Inc., as Guarantors, the Lenders named herein, Bank of America, N.A., as Administrative Agent, and UBS SECURITIES LLC, as Syndication Agent, and Banc of America Securities LLC and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners (First Lien) (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
10.10	Credit Agreement dated as of September 21, 2004, Among Denny’s, Inc., Denny’s Realty, Inc., as Borrowers, Denny’s Corporation, Denny’s Holdings, Inc., DFO, Inc., as Guarantors, the Lenders named herein, Bank of America, N.A., as Administrative Agent, and UBS SECURITIES LLC, as Syndication Agent, and Banc of America Securities LLC and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners (Second Lien) (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
10.11	Guarantee and Collateral Agreement dated as of September 21, 2004, among Denny’s, Inc., Denny’s Realty, Inc., Denny’s Corporation, Denny’s Holdings, Inc., DFO, Inc., each other Subsidiary Loan Party and Bank of America, N.A., as Collateral Agent (First Lien) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)

Exhibit No.	Description of Exhibit
10.12	Guarantee and Collateral Agreement dated as of September 21, 2004, among Denny’s, Inc., Denny’s Realty, Inc., Denny’s Corporation, Denny’s Holdings, Inc., DFO, Inc., each other Subsidiary Loan Party and Bank of America, N.A., as Collateral Agent (Second Lien) (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
10.13	Denny’s Holdings, Inc. $175,000,000 10% Senior Notes due 2012 Purchase Agreement dated September 29, 2004 by and among Denny’s Holdings, Inc., Denny’s Corporation, UBS Securities LC, Goldman, Sachs & Co. and Banc of America Securities LLC (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
10.14	Description of amendments to the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives, the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 29, 2004)
10.15	Form of Subscription Agreement dated July 6, 2004 in connection with the Private Placement of Common Stock of Denny’s Corporation (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Denny’s Corporation filed with the Commission on July 7, 2004)
10.16	Denny’s Corporation 2004 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K of Denny’s Corporation for the fiscal year ended December 29, 2004)
10.17	Form of stock option agreement to be used under the Denny’s Corporation 2004 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of Denny’s Corporation (File No. 333-120093) filed with the Commission on October 29, 2004)
10.18	Credit Agreement, dated as of December 16, 2002, among Denny’s Inc. and Denny’s Realty, Inc., as borrowers, Denny’s Corporation, Denny’s Holdings, Inc. and DFO, Inc., as guarantors, the lenders named therein, JPMorgan Chase Bank, as administrative agent, Foothill Capital Corporation, as syndication agent and J.P. Morgan Securities Inc., as sole advisor, lead arranger and bookrunner (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Denny’s Corporation, filed with the Commission on December 19, 2002)
10.19	Guarantee and Collateral Agreement, dated as of December 16, 2002, among Denny’s Corporation, Denny’s Holdings, Inc., Denny’s Inc., Denny’s Realty, Inc., each other subsidiary loan party referenced therein and JPMorgan Chase, as collateral agent (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Denny’s Corporation, filed with the Commission on December 19, 2002)
10.20	Employment Agreement dated January 2, 2001 between Denny’s Corporation (then known as Advantica) and Nelson J. Marchioli (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Denny’s Corporation (then known as Advantica) for the quarter ended March 28, 2001)
10.21	Amendment dated May 30, 2003 to Employment Agreement dated January 2, 2001 between Denny’s Corporation (formerly doing business as Advantica) and Nelson J. Marchioli (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended June 25, 2003)

Exhibit No.	Description of Exhibit
10.22	Amendment No. 1 dated as of June 30, 2003 to the Credit Agreement, dated as of December 16, 2002 among Denny’s Inc. and Denny’s Realty, Inc., as borrowers, Denny’s Corporation, Denny’s Holdings, Inc. and DFO, Inc., the lenders named therein, JPMorgan Chase Bank, as issuing bank, collateral agent and administrative agent, and Foothill Capital Corporation, as syndication agent (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended June 25, 2003)
10.23	Credit Agreement, dated as of December 16, 2002, As Amended and Restated as of September 26, 2003, among Denny’s Inc. and Denny’s Realty, Inc., as borrowers, Denny’s Corporation, Denny’s Holdings., Inc. and DFO, Inc., as guarantors, the lenders named therein, JPMorgan Chase Bank, as administrative agent, Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation), as syndication agent and J.P. Morgan Securities Inc., as sole advisor, sole lead arranger and sole bookrunner (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 24, 2003)
10.24	Guarantee and Collateral Agreement, dated as of December 16, 2002, As Amended and
Restated as of September 26, 2003, among Denny’s Corporation, Denny’s Holdings,
Inc., Denny’s Inc., Denny’s Realty, Inc., each other subsidiary loan party referenced therein and JPMorgan Chase, as collateral agent (incorporated by reference to Exhibit
10.2 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended September 24, 2003)
10.25	Amendment No. 1 dated as of July 2, 2004 to the Credit Agreement dated as of
December 16, 2002, as amended and restated as of September 26, 2003, among Denny’s,
Inc., Denny’s Realty, Inc., Denny’s Corporation, Denny’s Holdings, Inc., DFO, Inc., the
Lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative
Agent, and Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation), as Syndication
Agent (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q
of Denny’s Corporation for the quarter ended June 30, 2004)
10.26	Amendment No. 2 dated as of July 27, 2004 to the Credit Agreement dated as of December 16, 2002, as amended and restated as of September 26, 2003 and as amended by Amendment No. 1 thereto dated of July 2, 2004, among Denny’s, Inc., Denny’s Realty, Inc., Denny’s Corporation, Denny’s Holdings, Inc., DFO, Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, and Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation), as Syndication Agent (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Denny’s Corporation for the quarter ended June 30, 2004)
10.27	Form of deferred stock unit award certificate to be used under the Denny’s Corporation 2004 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of Denny’s Corporation for the fiscal year ended December 29, 2004)
12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of KPMG LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1)
24.1	Power of Attorney of Denny’s Holdings, Inc. (included on signature page)
*24.2	Power of Attorney of Denny’s Corporation
*25.1	Statement of Eligibility of Trustee on Form T-1
99.1	Letter of Transmittal
99.2	Notice of Guaranteed Delivery
99.3	Instruction Letter from Beneficial Owner

*	Previously filed.

PLEASE NOTE: It is inappropriate for investors to assume the accuracy of any covenants, representations or warranties that may be contained in agreements or other documents filed as exhibits to this Registration Statement. Any such covenants, representations or warranties: may have been qualified or superseded by disclosures contained in separate schedules not filed with this Registration Statement, may reflect the parties’ negotiated risk allocation in the particular transaction, may be qualified by materiality standards that differ from those applicable for securities law purposes, and may not be true as of the date of this Registration Statement or any other date.

Item 22.  Undertakings

Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 30, 2005.

DENNY’S HOLDINGS, INC.

By:	/s/ Nicholas J. Fortuna
Nicholas J. Fortuna Vice President and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew F. Green and Rhonda J. Parish, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 30, 2005.

Signature	Title

/s/ Samuel Sontag* Samuel Sontag	President and Treasurer, Director (Principal Executive Officer, Principal Financial and Accounting Officer)

/s/ Nicholas J. Fortuna Nicholas J. Fortuna	Vice President and Secretary, Director

*/s/ Rhonda J. Parish Rhonda J. Parish Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on March 30, 2005.

DENNY’S CORPORATION

By:	/s/ Rhonda J. Parish
Rhonda J. Parish Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 30, 2005.

Signature	Title

/s/ Nelson J. Marchioli* Nelson J. Marchioli	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andrew F. Green* Andrew F. Green	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert E. Marks* Robert E. Marks	Chairman of the Board of Directors

/s/ Vera K. Farris* Vera K. Farris	Director

/s/ Vada Hill* Vada Hill	Director

/s/ Henry J. Nasella* Henry J. Nasella	Director

/s/ Elizabeth A. Sanders* Elizabeth A. Sanders	Director

/s/ Donald R. Shepherd* Donald R. Shepherd	Director

/s/ Debra Smithart-Oglesby* Debra Smithart-Oglesby	Director

*/s/ Rhonda J. Parish Rhonda J. Parish	Director
Attorney-in-Fact